Exhibit 4.1

Execution Version

ENDEAVOUR INTERNATIONAL CORPORATION

AND

THE GUARANTORS NAMED ON THE SIGNATURE PAGES HEREOF

12% FIRST PRIORITY NOTES DUE 2018

INDENTURE

Dated as of February 23, 2012

WELLS FARGO BANK, NATIONAL ASSOCIATION,

As Trustee and Collateral Agent

CROSS-REFERENCE TABLE*

Trust Indenture Act Section	Indenture Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N/A
(a)(4)	N/A
(a)(5)	7.10
(b)	7.10
(c)	N/A
311(a)	7.11
(b)	7.11
(c)	N/A
312(a)	2.05
(b)	12.03
(c)	12.03
313(a)	7.06
(b)(1)	7.06
(b)(2)	7.06, 7.07
(c)	7.06, 12.02
(d)	7.06
314(a)	4.03, 4.04, 12.02
(b)	11.02
(c)(1)	12.04
(c)(2)	12.04
(c)(3)	N/A
(d)	N/A
(e)	12.05
(f)	N/A
315(a)	7.01
(b)	7.05, 12.02
(c)	7.01
(d)	7.01
(e)	6.11
316(a)(last sentence)	2.08
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N/A
(b)	6.07
(c)	9.04
317(a)(1)	6.08
(a)(2)	6.09
(b)	2.04
318(a)	12.01
(b)	N/A
(c)	12.01

N/A means not applicable.

* This Cross-Reference Table is not part of the Indenture.

i

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APPENDIX AND ANNEX

RULE 144A/REGULATION S APPENDIX	App. - 1

EXHIBIT 1 Form of Initial Note	Exhibit 1 to App. - 1

EXHIBIT 2 Form of Exchange Note	Exhibit 2 to App. - 1

ANNEX A Form of Supplemental Indenture	A - 1

This INDENTURE, dated as of February 23, 2012 is among ENDEAVOUR INTERNATIONAL CORPORATION, a Nevada corporation (the “Company”), the guarantors listed on the signature pages hereof (each, a “Guarantor” and, collectively, the “Guarantors”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as trustee (in such capacity, the “Trustee”) and as collateral agent (in such capacity, the “Collateral Agent”).

The Company, the Guarantors, the Trustee and the Collateral Agent agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Company’s Initial Notes, Exchange Notes and Additional Notes:

ARTICLE 1

DEFINITIONS AND INCORPORATION

BY REFERENCE

Section 1.01 Definitions.

“5.5% Convertible Notes” means the 5.5% Convertible Senior Notes due 2016 issued by the Company, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith.

“11.5% Convertible Bonds” means the 11.5% Guaranteed Convertible Bonds due 2014 (extended to 2016) issued by Endeavour Energy Luxembourg S.a.r.l. and guaranteed by the Company, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith.

“12% Senior Subordinated Notes” means the 12% Senior Subordinated Notes due 2014 issued by the Company, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith.

“15% Term Loan” means the Credit Agreement dated as of August 16, 2010 among the Company, EEUK and Cyan Partners, LP, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith.

“Additional Assets” means:

(1) any properties or assets used or useful in the Oil and Gas Business, other than Indebtedness or Capital Stock;

(2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or any of its Restricted Subsidiaries; or

(3) Capital Stock constituting a Minority Interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (2) or (3) is primarily engaged in the Oil and Gas Business.

“Additional Interest” means all additional interest then owing pursuant to Section 6 of the Registration Rights Agreement referred to in clause (1) of the definition of “Registration Rights Agreement” in the Appendix. Unless the context indicates otherwise, all references to “interest” in this Indenture or the Notes shall be deemed to include any Additional Interest.

“Additional Notes” means, subject to the Company’s compliance with Section 4.09, 12% First Priority Notes due 2018 issued from time to time after the Initial Issuance Date under the terms of this Indenture (other than, to the extent providing for exchanges or replacements, pursuant to Section 2.06, 2.07, 2.09, 3.06, 4.10 or 9.05 of this Indenture or Section 2.3 or 2.4 of the Appendix and other than Exchange Notes issued pursuant to an exchange offer for Initial Notes outstanding under this Indenture).

“Additional Priority Debt” means (a) any Additional Notes that would result in an increase in the aggregate outstanding principal amount of the Notes or (b) any Additional Notes (as defined in the Second Priority Notes Indenture) that would result in an increase in the aggregate outstanding principal amount of the Second Priority Notes.

“Adjusted Consolidated Net Tangible Assets” of a specified Person means (without duplication), as of the date of determination, the remainder of:

(1) the sum of:

(a) discounted future net revenue from proved crude oil and natural gas reserves of such Person and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any state or federal or other income taxes, as estimated by such Person in a reserve report prepared as of the end of the fiscal year of such Person for which audited financial statements are available, as increased by, as of the date of determination, the estimated discounted future net revenue from:

(i) estimated proved crude oil and natural gas reserves of such Person and its Restricted Subsidiaries attributable to acquisitions consummated since the date of such reserve report, which reserves were not reflected in such reserve report, and

(ii) estimated crude oil and natural gas reserves of such Person and its Restricted Subsidiaries attributable to extensions, discoveries and other additions and upward revisions of estimates of proved crude oil and natural gas reserves (including previously estimated development costs incurred during the period and the accretion of discount since the prior period end) due to exploration, development or exploitation, production or other activities which would, in accordance with standard industry practice, cause such revisions, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such Person’s year end reserve report),and decreased by, as of the date of determination, the estimated discounted future net revenue attributable to:

(A) estimated proved crude oil and natural gas reserves of such Person and its Restricted Subsidiaries reflected in such reserve report produced or disposed of since the date of such reserve report, and

(B) reductions in the estimated crude oil and natural gas reserves of such Person and its Restricted Subsidiaries reflected in such reserve report since the date of such reserve report due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, in the case of clauses (A) and (B) calculated in accordance with SEC guidelines (utilizing the prices utilized in such Person’s year end reserve report);

provided, however, that, in the case of each of the determinations made pursuant to clauses (i), (ii), (A) and (B) above, such increases and decreases shall be estimated by the Company’s petroleum engineers or any independent petroleum engineers engaged by the Company for that purpose;

(b) the capitalized costs that are attributable to crude oil and natural gas properties of such Person and its Restricted Subsidiaries to which no proved crude oil and natural gas reserves are attributable, based on such Person’s books and records as of a date no earlier than the date of such Person’s latest available annual or quarterly financial statements;

(c) the Net Working Capital of such Person as of a date no earlier than the date of such Person’s latest available annual or quarterly financial statements; and

(d) the greater of:

(i) the net book value of other tangible assets of such Person and its Restricted Subsidiaries as of a date no earlier than the date of such Person’s latest available annual or quarterly financial statements, and

(ii) the appraised value, as estimated by independent appraisers, of other tangible assets of such Person and its Restricted Subsidiaries as of a date no earlier than the date of such Person’s latest available annual or quarterly financial statements (provided that such Person shall not be required to obtain such an appraisal of such assets solely for the purpose of determining this value);

minus

(2) the sum of:

(a) Minority Interests;

(b) to the extent not otherwise taken into account in determining Adjusted Consolidated Net Tangible Assets, any net natural gas balancing liabilities of such Person and its Restricted Subsidiaries reflected in such Person’s latest audited financial statements;

(c) to the extent included in clause (1)(a) above, the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the prices utilized in such Person’s year end reserve report), attributable to reserves subject to participation interests, overriding royalty interests or other interests of third parties, pursuant to participation, partnership, vendor financing or other agreements then in effect, or which otherwise are required to be delivered to third parties;

(d) to the extent included in clause (1)(a) above, the discounted future net revenue calculated in accordance with SEC guidelines (utilizing the prices utilized in such Person’s year end reserve report), attributable to reserves that are required to be delivered to third parties to fully satisfy the obligations of such Person and its Restricted Subsidiaries with respect to Volumetric Production Payments on the schedules specified with respect thereto; and

(e) the discounted future net revenue, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments that, based on the estimates of production and price assumptions included in determining the discounted future net revenue specified in clause (1)(a) above (utilizing the prices utilized in such Person’s year end reserve report), would be necessary to satisfy fully the obligations of such Person and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto.

If the Company changes its method of accounting from the full cost method to the successful efforts method or a similar method of accounting, “Adjusted Consolidated Net Tangible Assets” of the Company will continue to be calculated as if the Company were still using the full cost method of accounting.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Agent” means the Collateral Agent, the Escrow Agent and any Registrar or Paying Agent.

“Agent Members” has the meaning provided in the Appendix.

“Alba Acquisition” means the completion of the acquisition of the Alba Interest (as such term is defined in the North Sea Acquisition Agreement), in accordance with the terms of the North Sea Acquisition Agreement and the terms described in the Offering Memorandum, without amendment, modification or waiver, except as the Board of Directors of the Company shall determine in good faith shall not materially impair the benefits to the Company and the Holders of the acquisition of the Alba Interest.

“Applicable Law,” except as the context may otherwise require, means all applicable laws, rules, regulations, ordinances, judgments, decrees, injunctions, writs and orders of any court or governmental or congressional agency or authority and rules, regulations, orders, licenses and permits of any United States federal, state, municipal, regional, or other governmental body, instrumentality, agency or authority.

“Applicable Procedures” of a Depository means, with respect to any matter at any time, the policies and procedures of such Depository, if any, that are applicable to such matter at such time.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any properties or assets (including by way of a Production Payment, Sale Leaseback Transaction, Production Payments and Reserve Sales or mergers, consolidations or otherwise) (other than a Collateral Disposition); provided, however, that the disposition of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole will not be an “Asset Sale,” but will be governed by the provisions of Section 4.15 or the provisions of Section 5.01 and not by the provisions of Section 4.10;

(2) the issuance of Equity Interests in any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries (other than directors’ qualifying shares or shares required by Applicable Law to be held by a Person other than the Company or a Restricted Subsidiary of the Company and other than a Collateral Disposition); and

(3) any Collateral Disposition.

Notwithstanding the preceding clause (1) or (2), the following items will not be deemed to be Asset Sales under such clause (1) or (2):

(1) any single transaction or series of related transactions that involves properties or assets having a Fair Market Value of less than the greater of (i) $5 million and (ii) 0.5% of the Company’s Adjusted Consolidated Net Tangible Assets determined as of the date of such transaction;

(2) a disposition of assets between or among any of the Company and its Restricted Subsidiaries;

(3) an issuance or sale of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(4) any disposition, abandonment, relinquishment or expiration of equipment, inventory, products, accounts receivable or other similar properties or similar assets in the ordinary course of business (excluding, for the avoidance of doubt, Production Payments and Reserve Sales);

(5) the disposition of cash or Cash Equivalents, Hedging Contracts or other financial instruments in the ordinary course of business;

(6) a Restricted Payment that is permitted by Section 4.07 or a Permitted Investment (or a disposition that would constitute a Restricted Payment but for the exclusion from the definition thereof);

(7) the farm-out, lease or sublease of developed or undeveloped crude oil or natural gas properties owned or held by the Company or any of its Restricted Subsidiaries in the ordinary course of business or in exchange for crude oil and natural gas properties or interests owned or held by another Person;

(8) (i) any trade or exchange by the Company or any of its Restricted Subsidiaries of Hydrocarbon properties or other properties or assets for Hydrocarbon properties or other properties or assets owned or held by one or more other Persons, and (ii) any transfer or sale of assets, or lease, assignment or sublease of any real or personal property, (A) in exchange for services (including in connection with any outsourcing arrangements) related to the exploration, development, completion or production (and related activities) of properties of the Company or any Restricted Subsidiary, (B) in exchange for such transferee, lessee or assignee (or an Affiliate thereof) agreeing to pay all or a portion of the costs and expenses related to the exploration, development, completion or production (and related activities) of properties of the Company or any Restricted Subsidiary or (C) in exchange for properties or assets satisfying the requirements of clause (i) of this clause (8) ((A) and (B) being referred to herein as a “carry”); provided that the Fair Market Value of the properties or assets traded, exchanged, transferred, sold, leased, assigned or subleased by the Company or such Restricted Subsidiary is equal to or less than the Fair Market Value of the properties, assets or carry (together with any cash and Cash Equivalents) agreed by such other Persons to be transferred, provided or paid to or on behalf of the Company or such Restricted Subsidiary, and provided further that any cash or Cash Equivalents received must be applied in accordance with the provisions of Section 4.10;

(9) the creation or perfection of a Lien (but not (i) except to the extent contemplated in clause (10) below, the sale or other disposition of the properties or assets subject to such Lien or (ii) Production Payments and Reserve Sales);

(10) the creation or perfection of a Permitted Lien and the exercise by any Person in whose favor a Permitted Lien is granted of any of its rights in respect of that Permitted Lien (but in each case excluding Production Payments and Reserve Sales);

(11) a surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(12) the licensing or sublicensing of intellectual property or other general intangibles in the ordinary course of business to the extent that such license does not prohibit the licensor from using the intellectual property and licenses, leases or subleases of other property;

(13) any Production Payments and Reserve Sales, provided that any such Production Payments and Reserve Sales (other than incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists and other providers of technical services to the Company or a Restricted Subsidiary), shall have been created, incurred, issued, assumed or guaranteed in connection with the financing of, and within 60 days after the acquisition of, the property that is subject thereto;

(14) any sale or other disposition of Equity Interests in an Unrestricted Subsidiary; and

(15) the sale or other disposition (whether or not in the ordinary course of business) of oil and gas properties, provided that at the time of such sale or other disposition such properties do not have associated with them any proved reserves, and provided further that the sale or other disposition is not for less than the Fair Market Value of such oil and gas properties.

“Attributable Debt” in respect of a Sale Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale Leaseback Transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP. As used in the preceding sentence, the “net rental payments” under any lease for any period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder, excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease that is terminable by the lessee upon payment of penalty, such net rental payment shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Bankruptcy Law” means Title 11, United States Code, as may be amended from time to time, or any similar federal or state law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have correlative meanings.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board; and

(2) with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the applicable Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in Houston, Texas or in New York, New York or any other place of payment are authorized or required by law to close.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person,

but excluding from all of the foregoing any debt securities convertible into Capital Stock, regardless of whether such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(2) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of “A” or better from either S&P or Moody’s;

(3) certificates of deposit, demand deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a credit rating of “A” or better from either S&P or Moody’s;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1), (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition; and

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets (including Capital Stock of the Restricted Subsidiaries) of the Company and its Restricted Subsidiaries taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(2) the adoption by the stockholders of the Company of a plan relating to the liquidation or dissolution of the Company;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares, units or the like; or

(4) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

“Clearstream” means Clearstream Banking, société anonyme, or any successor securities clearing agency.

“Collateral” means all of the assets and properties subject to the Liens created by the Security Documents.

“Collateral Agent” means the party named as such in the introductory paragraph hereto until a successor replaces it in accordance with the applicable provisions of this Indenture, and thereafter means the successor serving in such capacity hereunder.

“Collateral Disposition” means any sale, transfer or other disposition to the extent involving assets or other rights or property that constitute Collateral under the Security Documents. In addition, (i) the sale or issuance of Equity Interests in a Restricted Subsidiary that owns Collateral such that it thereafter is no longer a Restricted Subsidiary shall be deemed to be a Collateral Disposition of the Collateral owned by such Restricted Subsidiary and (ii) any principal repayment, redemption or other principal payment in respect of, or the forgiveness of any, outstanding principal on the EEUK Loan shall be deemed to be a Collateral Disposition in an amount equal to (a) the extent to which the outstanding principal is reduced below $300 million, if immediately prior to any such principal payment the outstanding principal amount of the EEUK Loan is greater than or equal to $300 million or (b) the extent to which principal of the EEUK Loan is reduced, if immediately prior to such principal payment the outstanding principal amount of the EEUK Loan is less than $300 million.

“Company” has the meaning provided in the introductory paragraph hereto.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(3) depreciation, depletion, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), impairment and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, depletion, amortization, impairment and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(4) unrealized non-cash losses resulting from foreign currency balance sheet adjustments required by GAAP to the extent such losses were deducted in computing such Consolidated Net Income; minus

(5) non-cash items increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business; and minus

(6) to the extent increasing such Consolidated Net Income for such period, the sum of (a) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments and (b) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments;

in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the preceding sentence, clauses (1) through (4) relating to amounts of a Restricted Subsidiary of the referent Person will be added to Consolidated Net Income to compute Consolidated Cash Flow of such Person only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and, to the extent the amounts set forth in clauses (1) through (4) are in excess of those necessary to offset a net loss of such Restricted Subsidiary or if such Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would be permitted at the date of determination to be dividended to the referent Person by such Restricted Subsidiary without prior governmental approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or the holders of its Capital Stock.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP and before any reduction in respect of non-cash preferred stock dividends of such Person, provided that:

(1) the net income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included, but only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) the net income (but not loss) of any Restricted Subsidiary of the Company will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, partners or members;

(3) the cumulative effect of a change in accounting principles will be excluded;

(4) any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of such Person or its consolidated Restricted Subsidiaries (including pursuant to any Sale Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person will be excluded;

(5) any asset impairment writedowns on oil and gas properties under GAAP or SEC guidelines will be excluded;

(6) unrealized non-cash losses and gains under Hedging Contracts included in the determination of Consolidated Net Income, including, without limitation, those resulting from the application of FASB ASC Topic 815, “Derivatives and Hedging,” will be excluded;

(7) any non-cash charges relating to any premium or penalty paid, write off of deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity will be excluded;

(8) items classified as extraordinary or nonrecurring gains and losses (less all fees and expenses related thereto) and the related tax effects, in each case according to GAAP, will be excluded; and

(9) income resulting from transfers of assets (other than cash) between such Person or any of its Restricted Subsidiaries, on the one hand, and an Unrestricted Subsidiary of such Person, on the other hand, will be excluded.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1) was a member of such Board of Directors on the date of this Indenture; or

(2) was nominated for election or elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination, election or appointment.

“Corporate Trust Office of the Trustee” means the office of the Trustee in the United States at which at any time its corporate trust business shall be administered, which office at the date hereof is located at 45 Broadway, 14th Floor, New York, New York 10006, or such other address in the United States as the Trustee may designate from time to time by notice to the Holders and the Company, or the principal corporate trust office in the United States of any successor Trustee (or such other address as a successor Trustee may designate from time to time by notice to the Holders and the Company).

“Credit Facilities” means one or more debt facilities, commercial paper facilities or Debt Issuances (including, without limitation, the Letter of Credit Facility), in each case with banks or other institutional lenders or institutional investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or other borrowings or Debt Issuances, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time; provided that, notwithstanding the foregoing, the 15% Term Loan shall not be considered a Credit Facility.

“Custodian” means any receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.

“date of this Indenture” means February 23, 2012.

“Debt Issuance” means one or more issuances after the date of this Indenture of Indebtedness evidenced by notes, debentures, bonds or other similar securities or instruments.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“De Minimis Guaranteed Amount” means a principal amount of Indebtedness of $5.0 million.

“Depository” has the meaning provided in the Appendix.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature; provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.07. The amount (or principal amount) of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia, except for each of Endeavour Energy North Sea L.P. and Endeavour Energy North Sea LLC, until the earlier to occur of the following events, upon which such Subsidiaries will become Domestic Subsidiaries: (i) the date on which such Subsidiary is no longer a Subsidiary of any other Foreign Subsidiary of the Company and (ii) 30 days following the expiration of the Escrow Period.

“Dutch Pledge Agreement” means a First Priority Deed of Pledge of Shares in substantially the form attached as Exhibit D-2 to the Escrow Agreement, to be dated the date on which the Escrow Period expires, among EOC, Endeavour International Holding B.V. and the Collateral Agent.

“EEUK” means Endeavour Energy UK Limited, a private limited company incorporated in England and Wales.

“EEUK Loan” means the loan to be made by EOC to EEUK of substantially all of the net proceeds of the offering of the Initial Notes, contemporaneously with the release of such funds from escrow pursuant to the Escrow Agreement.

“EOC” means Endeavour Operating Corporation, a Delaware corporation.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any bona fide public or private sale of Capital Stock (other than Disqualified Stock) made for cash on a primary basis by the Company to non-Affiliates after the date of this Indenture.

“Escrow Agent” means Wells Fargo Bank, National Association, in its capacity as escrow agent under the Escrow Agreement, or any successor.

“Escrow Agreement” means the Escrow Agreement dated as of the Initial Issuance Date among Citigroup Global Markets Inc., as representative of the several initial purchasers of the Notes and the Second Priority Notes, the Company, EOC, the Trustee, the Collateral Agent, Wilmington Trust, National Association, as trustee under the Second Priority Notes Indenture, Wells Fargo Bank, National Association, as collateral agent under the Second Priority Notes Indenture and the Escrow Agent.

“Escrow Period” means the period beginning on the date of this Indenture and ending on the date on which the escrowed funds held by the Escrow Agent pursuant to the Escrow Agreement are released to or for the account of the Company upon satisfaction of all conditions precedent to such release, as set forth in the Escrow Agreement.

“Euroclear” means the Euroclear System or any successor securities clearing agency.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Notes” has the meaning provided in the Appendix.

“Existing Indebtedness” means the aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries in existence on the date of this Indenture, including the 5.5% Convertible Notes, the 12% Senior Subordinated Notes and the 11.5% Convertible Bonds, until such amounts are repaid, except that any Indebtedness incurred under a Credit Facility outstanding on the date of this Indenture shall not be considered Existing Indebtedness nor to have been incurred under the first paragraph of Section 4.09 and shall be considered to have been incurred under clause (1) of the definition of “Permitted Debt” thereunder and (ii) Indebtedness with respect to the 15% Term Loan shall not be considered Existing Indebtedness.

“Fair Market Value” means, with respect to any asset or property, the sale value that would be obtained in an arm’s-length free market transaction between an informed and willing seller under no compulsion to sell and an unaffiliated informed and willing buyer under no compulsion to buy, determined on the date of contractually agreeing to such sale, or in circumstances in which the Company or a Restricted Subsidiary grants a third party the right to purchase an asset, the date of such grant. Fair Market Value will be determined in good faith by the Board of Directors of the Company in the case of amounts of $20.0 million or more and otherwise by the principal financial or accounting officer of the Company acting in good faith.

“First-Tier Foreign Subsidiary” means any Foreign Subsidiary the Equity Interests in which are owned directly by (a) the Company or (b) a Domestic Subsidiary that is not a direct or indirect Subsidiary of a Foreign Subsidiary.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any four-quarter reference period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the applicable four-quarter reference period and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers, consolidations or otherwise (including acquisitions of assets used or useful in the Oil and Gas Business), or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including in each case any related financing transactions and increases in ownership of Restricted Subsidiaries, during the applicable four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, and the Consolidated Cash Flow for such reference period will be calculated giving pro forma effect to any expense and cost reductions or operating improvements that have occurred or are reasonably expected to occur, in the reasonable judgment of the chief financial or accounting officer of the Company and in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the SEC related thereto;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary of the specified Person on the Calculation Date will be deemed to have been a Restricted Subsidiary of the specified Person at all times during such four-quarter period;

(5) any Person that is not a Restricted Subsidiary of the specified Person on the Calculation Date will be deemed not to have been a Restricted Subsidiary of the specified Person at any time during such four-quarter period; and

(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any obligations arising under any Hedging Contract applicable to such Indebtedness if such Hedging Contract has a remaining term as at the Calculation Date in excess of 12 months), but if the remaining term of such Hedging Contract is less than 12 months, then it shall only be taken into account for that portion of the period equal to the remaining term thereof.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (excluding (i) any interest attributable to Dollar-Denominated Production Payments, (ii) write-off of deferred financing costs and (iii) accretion of interest charges on future plugging and abandonment obligations, future retirement benefits and other obligations that do not constitute Indebtedness; but including, without limitation, (a) amortization of debt issuance costs and accretion and amortization of original issue discount (except with respect to any 11.5% Convertible Bonds outstanding on the date of this Indenture), (b) non-cash interest payments, (c) the interest component of any deferred payment obligations (other than that attributable to any commodity Hedging Contract), (d) the interest component of all payments associated with Capital Lease Obligations, (e) imputed interest with respect to Attributable Debt, and (f) commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers’ acceptance financings), and net of the effect of all payments made or received pursuant to interest rate Hedging Contracts; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus

(4) all dividends on any Disqualified Stock of such Person or any Disqualified Stock or series of preferred securities of any of its Restricted Subsidiaries, whether paid or accrued and whether or not in cash, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company,

in each case, on a consolidated basis and in accordance with GAAP.

“Foreign Subsidiary” means (1) any Restricted Subsidiary of the Company that was not formed under the laws of the United States or any state of the United States or the District of Columbia and (2) each of Endeavour Energy North Sea L.P. and Endeavour Energy North Sea LLC until the earlier to occur of (i) the date on which such Subsidiary is no longer a Subsidiary of any other Foreign Subsidiary of the Company and (ii) 30 days following the expiration of the Escrow Period.

“GAAP” means generally accepted accounting principles in the United States, which are in effect on the date of this Indenture.

“Global Note” has the meaning provided in the Appendix.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

The term “guarantee” means a guarantee, other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness or entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part). When used as a verb, “guarantee” has a correlative meaning.

“Guarantors” means each of (a) the Restricted Subsidiaries of the Company executing this Indenture as initial Guarantors, (b) any other Restricted Subsidiary of the Company that executes a supplement to this Indenture in accordance with Section 4.13 or 10.02 hereof and (c) the respective successors and assigns of such Restricted Subsidiaries in each case until such time as any such Restricted Subsidiary shall be released and relieved of its obligations pursuant to Section 8.02, 8.03 or 10.04 hereof.

“Hedging Contracts” means, with respect to any specified Person:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements entered into with one of more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in interest rates, or to otherwise reduce the cost of borrowing of such Person or any of such Restricted Subsidiaries, with respect to Indebtedness incurred;

(2) foreign exchange contracts and currency protection agreements entered into with one of more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in currency exchange rates;

(3) any commodity futures contract, commodity swap, commodity option, commodity forward sale or other similar agreement or arrangement designed to protect against fluctuations in the price of Hydrocarbons used, produced, processed or sold by that Person or any of its Restricted Subsidiaries at the time; and

(4) other agreements or arrangements designed to protect such Person or any of its Restricted Subsidiaries against fluctuations in interest rates, commodity prices or currency exchange rates;

and in each case entered into only in the normal course of business and not for speculative purposes.

“Holder” or “Noteholder” means a Person in whose name a Note is registered.

“Hydrocarbons” means crude oil, natural gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

“Indebtedness” means, with respect to any specified Person:

(1) any indebtedness of such Person, whether or not contingent, in respect of borrowed money;

(2) all obligations evidenced by bonds, notes, debentures or similar instruments;

(3) all obligations in respect of bankers’ acceptances or letters of credit (including reimbursement obligations in respect thereof, except to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such obligation (which shall be deemed to be the principal amount thereof) is satisfied within five Business Days of payment on such letter of credit);

(4) all Capital Lease Obligations or Attributable Debt in respect of Sale Leaseback Transactions;

(5) all obligations representing the balance deferred and unpaid of the purchase price of any property (other than (i) property purchased, and expense accruals and deferred compensation items arising, in the ordinary course of business, (ii) obligations payable solely in Capital Stock that is not Disqualified Stock and (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller);

(6) all obligations under Hedging Contracts;

(7) with respect to Production Payments, any warranties or guarantees of production or payment by such Person with respect to such Production Payment, but excluding other contractual obligations of such Person with respect to such Production Payment, if and to the extent any of the preceding items (other than letters of credit and obligations under Hedging Contracts) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of other Persons secured by a Lien on any asset of the specified Person, whether or not such Indebtedness is assumed by the specified Person (provided that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Person), and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person.

Notwithstanding the foregoing, the following shall not constitute or be deemed “Indebtedness”:

(i) any indebtedness which has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Cash Equivalents (in an amount sufficient to satisfy all such indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens, and the other applicable terms of the instrument governing such indebtedness;

(ii) any obligation of a Person in respect of the balance deferred and unpaid of the purchase price of any property in respect of a farm-in agreement or similar arrangement whereby such Person agrees to pay all or a share of the drilling, development, completion or other expenses of an exploratory or development well or program (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well or program in exchange for an ownership interest in an oil or gas property;

(iii) any obligations arising from agreements of a Person providing for indemnification, guarantees, adjustment of purchase price, holdbacks, contingent payment obligations based on a final financial statement or performance of acquired or disposed of assets or similar obligations (other than guarantees of Indebtedness), in each case, incurred or assumed by such Person in connection with the acquisition or disposition of assets (including through mergers, consolidations or otherwise); and

(iv) subject to clause (7) above, any Dollar-Denominated Production Payments or Volumetric Production Payments.

The amount (or principal amount) of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) in the case of obligations under any Hedging Contracts, the termination value of the agreement or arrangement giving rise to such obligations that would be payable by such Person at such date; and

(3) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Initial Issuance Date” means February 23, 2012.

“Initial Notes” has the meaning provided in the Appendix.

“Initial Purchasers” has the meaning provided in the Appendix.

“Intercreditor Agreement” means an Intercreditor Agreement, to be dated the date on which the Escrow Period expires, among the Trustee, the Collateral Agent, Wilmington Trust, National Association, as trustee under the Second Priority Notes Indenture, and Wells Fargo Bank, National Association, as collateral agent under the Second Priority Notes Indenture.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P (or an equivalent rating by another nationally recognized rating agency if either of the two named rating agencies ceases publishing ratings of investments for reasons outside the control of the Company).

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans, advances or extensions of credit (including guarantees or similar arrangements, but excluding (1) commission, travel and similar advances to officers, directors, employees and consultants made in the ordinary course of business and (2) advances to customers or suppliers in the ordinary course of business that are recorded in accordance with GAAP as accounts receivable on the balance sheet of the lender), or capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities (excluding any interest in a crude oil or natural gas leasehold to the extent constituting a security under Applicable Law), together with all items that are or would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition in an amount equal to the Fair Market Value of the Equity Interests of such

Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of Section 4.07. The acquisition by the Company or any Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment made by the Company or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in such third Person on the date of any such acquisition in an amount determined as provided in the final paragraph of Section 4.07. Except as otherwise provided in this Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value or write-ups, write-downs or write-offs with respect to such Investment.

“Joint Venture” means any Person that is not a direct or indirect Subsidiary of the Company in which the Company or any of its Restricted Subsidiaries makes any Investment.

“Letter of Credit Facility” means that certain Letter of Credit Facility Agreement dated as of July 25, 2011 among the Company, EEUK, the Subsidiaries of the Company party thereto and Commonwealth Bank of Australia.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under Applicable Law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction other than a precautionary financing statement respecting a lease not intended as a security agreement.

“Make Whole Premium” means, with respect to a Note at any time, the greater of (1) 1.0% of the principal amount of such note and (2) the excess, if any, of (a) the present value at such time of (i) the redemption price of such Note at March 1, 2015 pursuant to Section 3.07(a) plus (ii) any required interest payments due on such Note through March 1, 2015 (except for currently accrued and unpaid interest), computed using a discount rate equal to the Treasury Rate at such time plus 50 basis points, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), over (b) the principal amount of such Note. The Trustee shall have no responsibility to calculate or verify the Make Whole Premium.

“Material Domestic Subsidiary” means any Domestic Subsidiary that is not a Guarantor whose total assets exceed $2.0 million as reflected in the latest consolidated balance sheet of the Company prepared in accordance with GAAP.

“Measurement Date” means April 1, 2012.

“Minority Interest” means the percentage interest represented by any Capital Stock of a Restricted Subsidiary of the Company that are not owned by the Company or a Restricted Subsidiary of the Company.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of:

(1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, title and recording tax expenses and sales commissions, and any relocation and severance expenses and charges of personnel incurred as a result of the Asset Sale,

(2) taxes paid or payable or required to be accrued as a liability under GAAP as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements,

(3) amounts required to be applied to the repayment of Indebtedness secured by a Lien on the assets that were the subject of such Asset Sale, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale or by Applicable Law, be repaid out of the proceeds from such Asset Sale,

(4) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries or Joint Ventures as a result of such Asset Sale, and

(5) any appropriate amounts to be set aside in any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such assets or for liabilities associated with such Asset Sale and retained by the Company or any of its Restricted Subsidiaries until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to the Company or its Restricted Subsidiaries from such escrow arrangement, as the case may be.

“Net Working Capital” means (a) all current assets of the Company and its Restricted Subsidiaries except current assets from commodity price risk management activities arising in the ordinary course of business, less (b) all current liabilities of the Company and its Restricted Subsidiaries, except (i) current liabilities included in Indebtedness, (ii) current liabilities associated with asset retirement obligations relating to oil and gas properties and (iii) any current liabilities from commodity price risk management activities arising in the ordinary course of business, in each case as set forth in the consolidated financial statements of the Company prepared in accordance with GAAP (excluding any adjustments made pursuant to FASB ASC Topic 815, “Derivatives and Hedging”).

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) is the lender; and

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3) the explicit terms of which provide there is no recourse against any of the property or assets of the Company or its Restricted Subsidiaries.

For purposes of determining compliance with Section 4.09, in the event that any Non-Recourse Debt of any of the Company’s Unrestricted Subsidiaries ceases to be Non-Recourse Debt of such Unrestricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company.

“North Sea Acquisition Agreement” means the Sale and Purchase Agreement dated as of December 23, 2011 relating to certain North Sea licenses and associated assets among ConocoPhillips (U.K.) Limited, ConocoPhillips Petroleum Limited and ConocoPhillips (U.K.) Lambda Limited, as sellers, and EEUK, as buyer.

“Notes” has the meaning provided in the Appendix.

“Notes Custodian” has the meaning provided in the Appendix.

“Notes Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Company or any Guarantor arising under this Indenture, the Notes, the Subsidiary Guarantees, the Security Documents and the Intercreditor Agreement (including all principal, premium, interest, penalties, fees, charges, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees, and other liabilities or amounts payable or arising thereunder), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Company or any Guarantor of any proceeding in bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Obligations” means any principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization, whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees, and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereto.

“Offering Memorandum” means the offering memorandum of the Company dated February 13, 2012 relating to the offering of the Initial Notes.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, the Controller, the Secretary or any Vice President of such Person.

“Officers’ Certificate” means a certificate signed on behalf of the Company by two of its Officers, one of whom, in the case of any Officers’ Certificate delivered pursuant to Section 2.13, 4.04, 4.11, 5.01 or Article 11 must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, as the case may be, that meets the requirements of Section 12.05 hereof.

“Oil and Gas Business” means:

(1) the acquisition, exploration, development, production, operation and disposition of interests in crude oil, natural gas and other Hydrocarbon properties;

(2) the gathering, marketing, treating, processing, refining, storage, distribution, selling and transporting of any production from such interests or properties;

(3) any business relating to exploration for or development, production, treatment, processing, refining, storage, transportation or marketing of crude oil, natural gas and other Hydrocarbons and products produced in association therewith; and

(4) any activity that is ancillary, complementary or incidental to or necessary or appropriate for the activities described in clauses (1) through (3) of this definition.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of Section 12.05 hereof. The counsel may be an employee of or counsel to the Company, any Subsidiary of the Company or the Trustee.

“Pari Passu Indebtedness” means, with respect to any Excess Proceeds from Asset Sales, Indebtedness of the Company or any Guarantor that ranks equally in right of payment with the Notes or the Subsidiary Guarantees, as the case may be, and containing provisions similar to those in this Indenture with respect to offers to purchase or redeem Indebtedness with the proceeds of sales of assets.

“Permitted Acquisition Indebtedness” means Indebtedness or Disqualified Stock of the Company or any of its Restricted Subsidiaries to the extent such Indebtedness or Disqualified Stock was Indebtedness or Disqualified Stock of any other Person existing at the time (a) such Person became a Restricted Subsidiary of the Company, (b) such Person was merged or consolidated with or into the Company or any of its Restricted Subsidiaries or (c) properties or assets of such Person were acquired by the Company or any of its Restricted Subsidiaries and such Indebtedness was assumed in connection therewith (excluding any such Indebtedness that is repaid contemporaneously with such event), provided that on the date such Person became a Restricted Subsidiary of the Company or the date such Person was merged or consolidated with or into the Company or any of its Restricted Subsidiaries, or on the date of such asset acquisition, as applicable, either

(1) immediately after giving effect to such transaction on a pro forma basis as if the same had occurred at the beginning of the applicable four-quarter period, the Company or such Restricted Subsidiary, as applicable, would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 4.09, or

(2) immediately after giving effect to such transaction on a pro forma basis as if the same had occurred at the beginning of the applicable four-quarter period, the Fixed Charge Coverage Ratio of the Company would be equal to or greater than the Fixed Charge Coverage Ratio of the Company immediately prior to such transaction.

“Permitted Business Investments” means Investments made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business, including investments or expenditures for actively exploring for, acquiring, developing, producing, processing, gathering, marketing or transporting Hydrocarbons through agreements, transactions, interests or arrangements that permit one to share risk or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the Oil and Gas Business jointly with third parties, including without limitation:

(1) direct or indirect ownership of crude oil, natural gas, other related Hydrocarbon properties or any interest therein, gathering, transportation, processing, storage or related systems, or ancillary real property interests and interests therein; and

(2) the entry into operating agreements, joint ventures, processing agreements, working interests, royalty interests, mineral leases, farm-in agreements, farm-out agreements, development agreements, production sharing agreements, area of mutual interest agreements, contracts for the sale, transportation or exchange of crude oil and natural gas and related Hydrocarbons and minerals, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, partnership agreements (whether general or limited), or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto, in each case made or entered into in the ordinary course of the Oil and Gas Business, excluding, however, Investments in corporations and publicly-traded limited partnerships.

“Permitted Investments” means:

(1) any Investment in the Company or in a Restricted Subsidiary of the Company;

(2) any Investment in cash and Cash Equivalents;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Company; or

(b) such Person is merged or consolidated with or into, or transfers or conveys substantially all of its properties or assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10;

(5) any Investment in any Person solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6) any Investments received in compromise or resolution of, or upon satisfaction of judgments with respect to, (a) obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or (b) litigation, arbitration or other disputes (including pursuant to any bankruptcy or insolvency proceedings) with Persons who are not Affiliates;

(7) Hedging Contracts permitted under this Indenture;

(8) guarantees by the Company or any of its Restricted Subsidiaries of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by the Company or any Restricted Subsidiary of the Company in the ordinary course of business or otherwise customary in the Oil and Gas Business;

(9) Permitted Business Investments (including any Permitted Business Investment made as the result of the receipt of non-cash consideration pursuant to clause 8 of the items deemed not to be Asset Sales under the definition of “Asset Sale”);

(10) Investments that are in existence on the date of this Indenture;

(11) bid, performance, surety and similar bonds (other than with respect to Indebtedness) and lease, utility, tax and workers’ compensation, performance and other similar deposits and prepaid expenses made in the ordinary course of business by the Company or any of its Restricted Subsidiaries;

(12) loans or advances to officers, directors, employees or consultants made in the ordinary course of business or otherwise customary in the Oil and Gas Business and otherwise in compliance with Section 4.11 of this Indenture;

(13) Investments of a Restricted Subsidiary acquired after the date of this Indenture or of any entity merged into or consolidated with the Company or a Restricted Subsidiary in accordance with Section 5.01 of this Indenture, the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(14) Investments received as a result of a foreclosure by, or other transfer of title to, the Company or any of its Restricted Subsidiaries with respect to any secured Investment in default;

(15) repurchases of or other Investments in the Notes; and

(16) other Investments (but excluding repurchases of or other Investments in the Second Priority Notes or Specified Junior Debt Issuances) having an aggregate Fair

Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (16) that are at the time outstanding, not to exceed the greater of $35 million and 3.0% of the Company’s Adjusted Consolidated Net Tangible Assets determined at the time of such Investment (after giving effect to any dividends, interest payments, return of capital and subsequent reduction in the amount of any Investment made pursuant to this clause as a result of the repayment or other disposition thereof, in an amount not to exceed the amount of such Investments previously made pursuant to this clause); provided, however, that if any Investment pursuant to this clause (16) is made in any Person that is not a Restricted Subsidiary of the Company at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Company after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (16) for so long as such Person continues to be a Restricted Subsidiary;

provided, however, that with respect to any Investment, the Company may, in its sole discretion, allocate all or any portion of any Investment and later re-allocate all or any portion of any Investment to one or more of the above clauses (1) through (16) so that the entire Investment would be a Permitted Investment.

“Permitted Liens” means:

(1) Liens securing any Indebtedness under any of the Credit Facilities incurred under clause (1) of the definition of Permitted Debt in Section 4.09;

(2) Liens in favor of the Company or the Guarantors;

(3) Liens on any asset or property (including Capital Stock) of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any properties or assets other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;

(4) Liens on any asset or property existing at the time of acquisition of the asset or property by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to other assets or properties of the Company or any Restricted Subsidiary (other than any asset or property affixed or appurtenant thereto);

(5) any interest or title of a lessor to the property subject to a Capital Lease Obligation;

(6) Liens on any asset or property acquired, constructed or improved by the Company or any of its Restricted Subsidiaries in the ordinary course of business; provided that (a) such Liens are in favor of the seller of such asset or property, in favor of the Person or Persons developing, constructing, repairing or improving such asset or property, or in favor of the Person or Persons that provided the funding for the acquisition, development, construction, repair or improvement cost, as the case may be, of such asset or property, (b) such Liens are created within 180 days after the acquisition, development, construction, repair or improvement, (c) the aggregate principal amount of the Indebtedness secured by such Liens is otherwise permitted to be incurred under this Indenture and does not exceed the greater of (i) the cost of the asset or property so acquired, constructed or improved plus related financing costs and (ii) the Fair Market Value of the asset or property so acquired, constructed or improved, measured at the date of such acquisition, or the date of completion of such construction or improvement, and (d) such Liens are limited to the asset or property so acquired, constructed or improved (including the proceeds thereof, accessions thereto, upgrades thereof and improvements thereto);

(7) Liens existing on the date of this Indenture, other than Liens securing (a) any Credit Facilities or (b) the 15% Term Loan;

(8) Liens to secure the performance of tenders, bids, statutory obligations, appeal bonds, government contracts, bid, performance, surety or similar bonds or other obligations of a like nature incurred in the ordinary course of business;

(9) Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any Joint Venture owned by the Company or any Restricted Subsidiary of the Company to the extent securing Non-Recourse Debt of such Unrestricted Subsidiary or Joint Venture;

(10) Liens in respect of Production Payments and Reserve Sales that are limited to the property subject to such Production Payments and Reserve Sales;

(11) Liens arising under oil and gas leases, overriding royalty interest agreements, operating agreements, joint venture agreements, partnership agreements, oil and gas leases, farm-out agreements, farm-in agreements, division orders, contracts for the sale, transportation or exchange of crude oil and natural gas and related Hydrocarbons and minerals, unitization and pooling declarations and agreements, area of mutual interest agreements, land purchase option arrangements, participation and development agreements, joint operating agreements, and other agreements (including, without limitation, options, put and call arrangements, rights of first offer, rights of first refusal, preferential rights, restrictions on dispositions and the like and those of the type described in the definition of “Permitted Business Investments”) arising in the ordinary course of business of the Company and its Restricted Subsidiaries or that are customary in the Oil and Gas Business;

(12) Liens upon specific items of inventory, receivables or other goods or proceeds of the Company or any of its Restricted Subsidiaries securing such Person’s obligations in respect of bankers’ acceptances or receivables securitizations issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory, receivables or other goods or proceeds and permitted by Section 4.09;

(13) (A) Liens securing Obligations of the Company or the Guarantors, in accordance with the Intercreditor Agreement, under both (i) the Notes or the Subsidiary Guarantees, as the case may be, and(ii) the Second Priority Notes or the related subsidiary guarantees, as the case may be, and (B) Liens securing other obligations of the Company or the Guarantors, in accordance with the Intercreditor Agreement, under both this Indenture and the Second Priority Notes Indenture;

(14) Liens to secure payment and performance of Hedging Contracts of the Company or any of its Restricted Subsidiaries;

(15) any attachment or judgment Lien that does not constitute an Event of Default;

(16) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Company or any of its Restricted Subsidiaries;

(17) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained or deposited with a depositary institution; provided that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board and (B) such deposit account is not intended by the Company or any of its Restricted Subsidiaries to provide collateral to the depositary institution;

(18) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(19) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries, taken as a whole;

(20) Liens arising from the deposit of funds or securities in trust for the purpose of decreasing or defeasing Indebtedness so long as such deposit of funds or securities and such decreasing or defeasing of Indebtedness are permitted under Section 4.07 of this Indenture;

(21) Liens arising from royalties, overriding royalties, revenue interests, net revenue interests, net profit interests, reversionary interests, production payments, preferential rights of purchase, working interests and other similar interests in Hydrocarbons, all as ordinarily exist with respect to properties and assets of the Company and its Restricted Subsidiaries or otherwise as are customary in the Oil and Gas Business;

(22) Liens incurred in the ordinary course of business of the Company or any Guarantor, provided that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness then outstanding and secured by any Liens incurred pursuant to this clause (22) does not exceed the greater of $25 million and 2.0% of the Company’s Adjusted Consolidated Net Tangible Assets determined as of the date of such incurrence;

(23) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Indenture and incurred to refinance Indebtedness that was previously so secured other than Indebtedness referred to in clause (1) above, provided that any such Lien is limited to all or part of the same assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of assets that is the security for a Permitted Lien hereunder; and

(24) Liens securing Indebtedness under the 15% Term Loan, but only until such time as the proceeds of the offering of the Initial Notes are released from escrow subject to and in accordance with the conditions and requirements set forth in the Escrow Agreement, and provided that the 15% Term Loan is permitted to be secured only pursuant to this clause (24).

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries or any Disqualified Stock of the Company incurred or issued in exchange for, or the net proceeds of which shall be used to extend, refinance, renew, replace, defease, discharge, refund or otherwise retire for value, in whole or in part, any other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness) or any Disqualified Stock of the Company (the “Refinanced Indebtedness”); provided that:

(1) the principal amount, or in the case of Disqualified Stock, the amount thereof as determined in accordance with the definition of Disqualified Stock, of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Refinanced Indebtedness (plus all accrued (including, for the purposes of defeasance, future accrued) and unpaid interest on, or accrued and unpaid dividends on, the Refinanced Indebtedness, as the case may be, and the amount of all fees, expenses and premiums incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date or redemption date, as applicable, later than or equal to the shorter of (A) 91 days following the Stated Maturity of the Notes or (B) the final maturity date or redemption date, as applicable, of the Refinanced Indebtedness;

(3) such Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity at the time such Permitted Refinancing Indebtedness is incurred equal to or greater than the shorter of (A) the Weighted Average Life to Maturity of the Refinanced Indebtedness and (B) the Weighted Average Life to Maturity that would result if all payments of principal on the Refinanced Indebtedness that were due on or after the date that is 91 days following the last maturity date of any notes then outstanding were instead due on such date;

(4) if the Refinanced Indebtedness (excluding the Second Priority Notes) is contractually subordinated or otherwise junior in right of payment to the Notes or the Subsidiary Guarantees, such Permitted Refinancing Indebtedness is contractually subordinated or otherwise junior in right of payment to the Notes or the Subsidiary Guarantees on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Refinanced Indebtedness;

(5) such Permitted Refinancing Indebtedness is not incurred (other than by way of a guarantee) by a non-Guarantor Restricted Subsidiary of the Company if the Company or a Guarantor is the issuer or other obligor on the Refinanced Indebtedness; and

(6) except as otherwise provided in clause (3) of the second paragraph of Section 4.07 (which enumerates provisions not prohibited by the preceding provisions), the proceeds of the Permitted Refinancing Indebtedness shall be used substantially concurrently with the incurrence thereof to extend, refinance, renew, replace, defease, discharge, refund or otherwise retire the Refinanced Indebtedness, unless the Refinanced Indebtedness is not then due and is not redeemable or prepayable, defeasable or dischargeable, as the case may be, at the option of the obligor thereof or is redeemable or prepayable or may be defeased or discharged only with notice, in which case, such proceeds shall be held in a segregated account of the obligor of the Refinanced Indebtedness until the Refinanced Indebtedness becomes due or redeemable, prepayable or subject to defeasance or discharge, as the case may be, or such notice period lapses and then shall be used to extend, refinance, renew, replace, defease, discharge, refund or otherwise retire the Refinanced Indebtedness; provided that in any event the Refinanced Indebtedness shall be extended, refinanced, renewed, replaced, defeased, discharged, refunded or otherwise retired within 60 days of the incurrence of the Refinancing Indebtedness.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or any agency or political subdivision thereof or other entity.

“Pledgors” means, collectively, (a) the Company, if the Company is a party to any Security Document, and (b) each Domestic Subsidiary that is a party to any Security Document.

“Production Payments” means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.

“Production Payments and Reserve Sales” means the grant or transfer by the Company or a Restricted Subsidiary of the Company to any Person of a royalty, overriding royalty, net profits interest, Production Payment, partnership or other interest in oil and gas properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties, including any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the oil and gas business for geologists, geophysicists and other providers of technical services to the Company or a Subsidiary of the Company.

“Purchase Agreement” has the meaning provided in the Appendix.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A under the Securities Act.

“Rating Agency” means each of S&P and Moody’s or if S&P or Moody’s or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a Board Resolution) which shall be substituted for S&P or Moody’s or both, as the case may be.

“Registered Exchange Offer” has the meaning provided in the Appendix.

“Registration Rights Agreement” has the meaning provided in the Appendix.

“Regulation S” has the meaning provided in the Appendix.

“Reporting Default” means a Default described in Section 6.01(d).

“Responsible Officer,” when used with respect to the Trustee, means any officer within the corporate trust department of the Trustee having direct responsibility for the administration of this Indenture.

“Restricted Global Note” has the meaning provided in the Appendix.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Notes Legend” means the legend set forth in Section 2.3(b)(i) of the Appendix.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Rule 144A” has the meaning provided in the Appendix.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

“Sale Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

“SEC” means the Securities and Exchange Commission.

“Second Priority Notes” means the 12% Second Priority Notes due 2018 issued pursuant to the Second Priority Notes Indenture.

“Second Priority Notes Indenture” means that certain indenture, dated as of the date hereof, among the Company, the guarantors party thereto, Wilmington Trust, National Association, as trustee, and Wells Fargo Bank, National Association, as collateral agent.

“Second Priority Notes Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Company or any guarantor thereunder arising under the Second Priority Notes Indenture, the Second Priority Notes, any additional Second Priority Notes issued under the Second Priority Notes Indenture, any guarantees thereof, the Second Priority Security Documents and the Intercreditor Agreement (including all principal, premium, interest, penalties, fees, charges, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees, and other liabilities or amounts payable or arising thereunder), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Company or any Guarantor of any proceeding in bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Second Priority Security Documents” means all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust and other agreements, documents and instruments executed and delivered by the Company, a Guarantor or any other obligor under the Second Priority Notes creating (or purporting to create) a Lien securing Second Priority Notes Obligations or under which rights or remedies with respect to such Liens are governed, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time.

“Secured Parties” means, collectively, the Trustee, the Collateral Agent and the Holders of the Notes.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Documents” means the US Pledge Agreement, the Dutch Pledge Agreement, the UK Security Assignment, the Intercreditor Agreement and all other security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust and other agreements, documents and instruments executed and delivered by the Company, a Restricted Subsidiary or any other obligor under the Notes creating (or purporting to create) a Lien securing Notes Obligations or under which rights or remedies with respect to such Liens are governed, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time.

“Senior Debt” means

(1) all Indebtedness of the Company or any of its Restricted Subsidiaries outstanding under Credit Facilities and all obligations under Hedging Contracts with respect thereto;

(2) the Notes and any other Indebtedness of the Company or any of its Restricted Subsidiaries permitted to be incurred under the terms of this Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes or any Subsidiary Guarantee; and

(3) all Obligations with respect to the items listed in the preceding clauses (1) and (2).

Notwithstanding anything to the contrary in the preceding sentence, Senior Debt will not include:

(a) any intercompany Indebtedness of the Company or any of its Restricted Subsidiaries to the Company or any of its Affiliates; or

(b) any Indebtedness that is incurred in violation of this Indenture.

For the avoidance of doubt, “Senior Debt” will not include any trade payables or taxes owed or owing by the Company or any of its Restricted Subsidiaries.

“Shelf Registration Statement” has the meaning provided in the Appendix.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of this Indenture.

“Special Mandatory Redemption Trigger Event” means the earlier to occur of the following two events:

(1) June 15, 2012 if the Escrow Release Conditions (as defined in the Escrow Agreement) have not been satisfied on or prior to such date; and

(2) the termination of the North Sea Acquisition Agreement.

“Specified Additional First Priority Notes” means, for so long as any Second Priority Notes are outstanding, any Notes issued after the Initial Issuance Date (including Additional Notes) that would result in an increase in the aggregate outstanding principal amount of the Notes.

“Specified Asset Sale Proceeds” means aggregate Net Proceeds from Asset Sales in the form of any Production Payments and Reserve Sales and Sale Leaseback Transactions.

“Specified Collateral Assets” means (a) Capital Stock of any First-Tier Foreign Subsidiary and (b) promissory notes or other Indebtedness owed by any Foreign Subsidiary to the Company or any Domestic Subsidiary.

“Specified Junior Debt Issuance” means any senior unsecured Indebtedness evidenced by notes, debentures, bonds or other similar securities or instruments.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of Voting Stock is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (whether general or limited) or limited liability company (a) the sole general partner or member of which is such Person or a Subsidiary of such Person, or (b) if there is more than a single general partner or member, either (x) the only managing general partners or managing members of which are such Person or one or more Subsidiaries of such Person (or any combination thereof) or (y) such Person owns or controls, directly or indirectly, a majority of the outstanding general partner interests, member interests or other Voting Stock of such partnership or limited liability company, respectively.

“Subsidiary Guarantee” means the joint and several guarantee pursuant to Article 10 hereof by a Guarantor of the Company’s Obligations under this Indenture and the Notes.

“TIA” means the Trust Indenture Act of 1939 as in force at the date as of which this instrument was executed; provided, however, that in the event the Trust Indenture Act of 1939 is amended after such date, “Trust Indenture Act” means, to the extent required by any such amendment, the Trust Indenture Act of 1939 as so amended.

“Transfer Restricted Securities” has the meaning provided in the Appendix.

“Treasury Rate” means, as of any redemption date, the weekly average yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to March 1, 2015; provided, however, that if such period is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Company shall obtain the Treasury Rate by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to March 1, 2015 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used. The Company will (a) calculate the Treasury Rate on the second Business Day preceding the applicable redemption date and (b) on or prior to such redemption date file with the Trustee an Officers’ Certificate setting forth the Make Whole Premium and the Treasury Rate and showing the calculation of each in reasonable detail.

“Trustee” means the party named as such in the introductory paragraph hereto until a successor replaces it in accordance with the applicable provisions of this Indenture, and thereafter means the successor serving in such capacity hereunder.

“UK Security Assignment” means the First Priority Security Assignment in substantially the form attached as Exhibit D-3 to the Escrow Agreement, to be dated the date on which the Escrow Period expires, between EOC and the Collateral Agent.

“Uniform Commercial Code” means the New York Uniform Commercial Code as in effect from time to time.

“Unrestricted Subsidiary” means any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or investment therein), other than any Subsidiary owning Collateral, that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt owing to any Person other than the Company or any of its Restricted Subsidiaries;

(2) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless (a) the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company and (b) to the extent that clause (a) is not satisfied, the excess value of such agreement, contract, arrangement or understanding shall be deemed a Restricted Payment;

(3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries, except to the extent such guarantee or credit support would be released upon such designation;

(5) does not (and none of its Subsidiaries) own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary; and

(6) either alone or in the aggregate with all other Unrestricted Subsidiaries, does not own or operate all or substantially all of the properties, assets or business of the Company and its Subsidiaries;

provided, however, that items (1) through (6) shall not be deemed to prevent Permitted Investments in Unrestricted Subsidiaries that are otherwise allowed under this Indenture or to prevent an Unrestricted Subsidiary from providing a guarantee of the notes.

Any Subsidiary of an Unrestricted Subsidiary shall also be an Unrestricted Subsidiary.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.07 in accordance with Section 4.17. In the case of any designation by the Company of a Person as an Unrestricted Subsidiary on the first day that such Person is a Subsidiary of the Company in accordance with the provisions of this Indenture, such designation shall be deemed to have occurred for all purposes of this Indenture simultaneously with, and automatically upon, such Person becoming a Subsidiary. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.09, the Company will be in default of such covenant.

“US Pledge Agreement” means a First Priority Pledge and Security Agreement in substantially the form attached as Exhibit D-1 to the Escrow Agreement, to be dated the date on which the Escrow Period expires, made by EOC and each other Pledgor from time to time party thereto in favor of the Collateral Agent, for the benefit of the secured parties identified therein.

“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all related undertakings and obligations.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity or redemption, in respect of the Indebtedness or Disqualified Stock, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding aggregate principal amount of such Indebtedness or Disqualified Stock.

Section 1.02 Other Definitions.

Term	Defined in Section
“Affiliate Transaction”	4.11
“Appendix”	2.01
“Asset Disposition Repurchase Offer”	3.09
“Asset Sale Offer”	4.10
“Change of Control Offer”	4.15
“Change of Control Offer Expiration Date”	4.15
“Change of Control Payment”	4.15
“Change of Control Purchase Date”	4.15
“Collateral Net Proceeds”	4.10
“Collateral Sale Offer”	4.10
“Covenant Defeasance”	8.03
“Discharge”	8.08
“DTC”	9.07
“Event of Default”	6.01
“Excess Proceeds”	4.10
“incur”	4.09
“Legal Defeasance”	8.02
“Offer Amount”	3.09
“Offer Period”	3.09
“Paying Agent”	2.03
“Payment Default”	6.01
“Permitted Debt”	4.09
“Register”	2.03
“Registrar”	2.03
“Restricted Payments”	4.07
“Reversion Date”	4.19
“Second Priority Collateral Sale Offer”	4.10
“Settlement Date”	3.09
“Successor Company”	5.01
“Suspended Covenants”	4.19
“Suspension Date”	4.19
“Suspension Period”	4.19
“Termination Date”	3.09

Section 1.03 Incorporation by Reference of Trust Indenture Act.

Whether or not qualified under the TIA, this Indenture is deemed to be subject to the provisions of the TIA that are applicable to all indentures qualified thereunder, such provisions being incorporated by reference in and made part of this Indenture. Any terms incorporated in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.

Section 1.04 Rules of Construction.

Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) words in the singular include the plural, and in the plural include the singular;

(5) the meanings of the words “will” and “shall” are the same when used to express an obligation;

(6) references to sections of or rules under the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(7) “herein,” “hereof” and other words of similar import refer to this Indenture as a whole (as amended or supplemented from time to time) and not to any particular Article, Section or other subdivision of this Indenture; and

(8) “including” means “including, without limitation.”

ARTICLE 2

THE NOTES

Section 2.01 Form and Dating.

Provisions relating to the Initial Notes and the Exchange Notes are set forth in the Rule 144A/Regulation S Appendix attached hereto (the “Appendix”) which is hereby incorporated in and expressly made part of this Indenture. The Initial Notes and the Trustee’s certificate of authentication therefor shall be substantially in the form of Exhibit 1 to the Appendix which is hereby incorporated in and expressly made a part of this Indenture. The Exchange Notes and the Trustee’s certificate of authentication therefor shall be substantially in the form of Exhibit 2 to the Appendix, which is hereby incorporated in and expressly made a part of this Indenture. The Notes may have other notations, legends or endorsements required by law, stock exchange rule or usage. Each Note shall be dated the date of its authentication. The terms of the Notes set forth in the Appendix are part of the terms of this Indenture. The Notes shall be in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The terms and provisions contained in the Appendix and the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any such provision conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

Section 2.02 Execution and Authentication.

At least one Officer of the Company shall sign the Notes on behalf of the Company by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

On the Initial Issuance Date, the Trustee shall authenticate and deliver $350,000,000 of 12% First Priority Notes due 2018 and, at any time and from time to time thereafter, the Trustee shall authenticate and deliver Notes for original issue in an aggregate principal amount specified in a written order of the Company. Such order shall specify the aggregate principal amount of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated and to whom the Notes shall be registered and delivered and, in the case of an issuance of Additional Notes pursuant to Section 2.13 after the Initial Issuance Date, shall certify that such issuance is in compliance with Section 4.09.

The Trustee may appoint an authenticating agent reasonably acceptable to the Company to authenticate the Notes. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

Section 2.03 Registrar and Paying Agent.

The Company shall at all times maintain an office or agency in the United States where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency in the United States where Notes may be presented for payment (the “Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange (the “Register”). The Company may have one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar, and the term “Paying Agent” includes any additional paying agent.

The Company shall enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture, which shall incorporate the terms of the TIA. The agreement shall implement the provisions of this Indenture that relate to such agent. The Company shall notify the Trustee in writing of the name and address of any such agent. If the Company fails to maintain a Registrar or Paying Agent, the Trustee shall act as such. The Company or any Subsidiary may act as Paying Agent or Registrar.

The Company initially appoints the Trustee as Registrar and Paying Agent in connection with the Notes at the Corporate Trust Office of the Trustee.

Section 2.04 Paying Agent to Hold Money in Trust.

Prior to 11:00 a.m. New York City time, on each date on which any principal, premium, if any, or interest on any Note is due and payable, the Company shall deposit with the Paying Agent a sum sufficient to pay such principal, premium, if any, and interest when so becoming due. The Company shall require each Paying Agent (other than the Trustee) to agree in writing that such Paying Agent shall hold in trust for the benefit of Noteholders or the Trustee all money held by the Paying Agent for the payment of principal of, premium, if any, and interest on the Notes and shall notify the Trustee of any default by the Company in making any such payment. If the Company or a Subsidiary acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund for the benefit of the Holders. The Company at any time may require a Paying Agent (other than the Trustee) to pay all money held by it to the Trustee, and the Trustee may at any time during the continuance of any Event of Default under Section 6.01(a) or (b), upon written request to a Paying Agent, require such Paying Agent to forthwith pay to the Trustee all sums so held in trust by such Paying Agent and, in each case, to account for any funds disbursed by such Paying Agent. Upon complying with this Section, the Paying Agent (if other than the Company or a Subsidiary) shall have no further liability for the money delivered to the Trustee. Upon any bankruptcy, reorganization or similar proceeding with respect to the Company, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05 Noteholder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Noteholders and shall otherwise comply with TIA § 312(a). If the Trustee is not the Registrar, the Company shall furnish to the Trustee in writing, at least five Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Noteholders, and the Company shall otherwise comply with TIA §312(a).

Section 2.06 Transfer and Exchange.

The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note for registration of transfer. When a Note is presented to the Registrar or a co-registrar with a request to register a transfer, the Registrar shall register the transfer as requested if the requirements of this Indenture and Section 8-401(a) of the Uniform Commercial Code are met. When Notes are presented to the Registrar with a request to exchange them for an equal principal amount of Notes of other denominations, the Registrar shall make the exchange as requested if the same requirements are met. The Company may require payment of a sum sufficient to cover any taxes, assessments or other governmental charges in connection with any transfer or exchange pursuant to this Section (other than any such transfer taxes, assessments or similar governmental charge payable upon exchange or transfer pursuant to Section 3.06, 4.10, 4.15 or 9.05).

Section 2.07 Replacement Notes.

If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Company shall issue and the Trustee shall authenticate a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met and the Holder satisfies any other reasonable requirements of the Trustee. If required by the Registrar or the Company, such Holder shall furnish an indemnity bond sufficient in the judgment of the Registrar, the Trustee and the Company to protect the Company, the Trustee, the Paying Agent and the Registrar from any loss which any of them may suffer if a Note is replaced. The Company and the Trustee may charge the Holder for their expenses in replacing a Note.

Every replacement Note is an additional obligation of the Company and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08 Outstanding Notes.

The Notes outstanding at any time are all Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation and those described in this Section as not outstanding. Except as otherwise provided in TIA § 316(a), a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

If the Paying Agent (other than the Company or a Subsidiary thereof) holds in trust, in accordance with this Indenture, by 11:00 a.m. New York time, on a redemption date or other maturity date money sufficient to pay all principal, interest, premium, if any, and Additional Interest, if any, payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, then on and after that date such Notes (or portions thereof) shall cease to be outstanding and interest and Additional Interest, if any, on them shall cease to accrue.

Section 2.09 Temporary Notes.

Until definitive Notes are ready for delivery, the Company may prepare and the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Company considers appropriate for temporary Notes. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate definitive Notes and deliver them in exchange for temporary Notes. Holders of temporary Notes shall be entitled to all of the benefits under this Indenture.

Section 2.10 Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange, replacement or payment. The Trustee and no one else shall cancel and destroy (subject to the record retention requirements of the Exchange Act) all Notes surrendered for registration of transfer, exchange, replacement, payment or cancellation. Upon written request, the Trustee will deliver a certificate of such cancellation to the Company unless the Company directs the Trustee to deliver canceled Notes to the Company instead. The Company may not issue new Notes to replace Notes it has redeemed, paid or delivered to the Trustee for cancellation.

Section 2.11 Defaulted Interest.

If the Company defaults in a payment of interest on the Notes, the Company shall pay defaulted interest at the rate specified in the second paragraph of Section 4.01 (plus interest on such defaulted interest to the extent lawful) in any lawful manner. The Company may pay the defaulted interest to the Persons who are Noteholders on a subsequent special record date. The Company shall fix or cause to be fixed any such special record date and payment date (which special record date shall not be less than 10 days prior to the related payment date) to the reasonable satisfaction of the Trustee and shall promptly mail to each Noteholder a notice that states the special record date, the payment date and the amount of defaulted interest to be paid.

Section 2.12 CUSIP Numbers.

The Company in issuing the Notes may use “CUSIP” numbers and corresponding “ISINs” (if then generally in use) and, if so, the Trustee shall use “CUSIP” numbers and corresponding “ISINs” in notices of redemption as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Company shall promptly notify the Trustee of any changes in “CUSIP” numbers.

Section 2.13 Issuance of Additional Notes.

The Company shall be entitled, subject to its compliance with Section 4.09, to issue Additional Notes under this Indenture which shall have identical terms as the Initial Notes issued on the Initial Issuance Date, other than with respect to the date of issuance, initial purchase price and the date from which initial interest begins to accrue. The Initial Notes issued on the Initial Issuance Date, and any Additional Notes and all Exchange Notes issued in exchange therefor shall be treated as a single class for all purposes under this Indenture, including, without limitation, waivers, consents, directions, declarations, amendments, redemptions and offers to purchase.

With respect to any Additional Notes, the Company shall set forth in an Officers’ Certificate, which shall be delivered to the Trustee, the following information:

(1) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture;

(2) the issue price, the issue date (and the corresponding date from which interest shall accrue thereon and the first interest payment date therefor) and the CUSIP number and any corresponding ISIN of such Additional Notes; provided, however, that any issuance of Additional Notes (i) is treated as part of the same issue as the Initial Notes within the meaning of Treasury Regulation § 1.1275-1(f), (ii) is a qualified reopening of the Initial Notes within the meaning of Treasury Regulation § 1.1275-2(k), or (iii) is otherwise fungible with the Initial Notes for U.S. federal income tax purposes, in the case of each of clauses (i), (ii) and (iii), so that such Additional Notes will trade as part of a single class with the Initial Notes (either initially or at such later time when the Additional Notes are no longer Transfer Restricted Securities); and

(3) whether such Additional Notes shall be Transfer Restricted Securities and issued in the form of Initial Notes as set forth in Exhibit 1 to the Appendix or shall be issued in the form of Exchange Notes as set forth in Exhibit 2 to the Appendix.

ARTICLE 3

REDEMPTION AND PREPAYMENT

Section 3.01 Notices to Trustee.

If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it shall furnish to the Trustee, at least five Business Days (unless a shorter period shall be agreeable to the Trustee) before the date of giving notice of the redemption pursuant to Section 3.03, an Officers’ Certificate setting forth (i) the clause of Section 3.07 pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed, (iv) the redemption price, and (v) whether the Company requests that the Trustee give notice of such redemption. Any such notice may be cancelled at any time prior to the mailing of notice of such redemption to any Holder and shall thereupon be void and of no effect.

Section 3.02 Selection of Notes to Be Redeemed.

If less than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes to be redeemed among the Holders of the Notes as follows: (1) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or (2) if the Notes are not listed on any national securities exchange, on a pro rata basis or, in the case of Global Notes, the Trustee will select Notes for redemption based on DTC’s method that most nearly approximates a pro rata selection unless otherwise required by law. In the event of partial redemption other than on a pro rata basis, the particular Notes to be redeemed shall be selected, not less than five Business Days (unless a shorter period shall be agreeable to the Trustee) prior to the giving of notice of the redemption pursuant to Section 3.03, by the Trustee from the outstanding Notes not previously called for redemption.

The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected shall be in amounts of $2,000 or whole multiples of $1,000 in excess of $2,000; except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.03 Notice of Redemption.

Subject to the provisions of Section 3.09 hereof, and except as otherwise provided in Section 3.08 hereof in relation to a mandatory redemption, at least 30 days but not more than 60 days before a redemption date (except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a Legal Defeasance, Covenant Defeasance or Discharge), the Company shall mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address (with a copy to the Trustee). Except with respect to redemption pursuant to Section 3.08, notices of redemption may be conditional.

The notice shall identify the Notes to be redeemed and shall state:

(a) the redemption date;

(b) the redemption price or, if the redemption price is not then determinable, the manner in which it is to be determined;

(c) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in a principal amount equal to the unredeemed portion shall be issued in the name of the applicable Holder upon cancellation of the original Note;

(d) the name and address of the Paying Agent;

(e) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f) that, unless the Company defaults in making such redemption payment, interest and Additional Interest, if any, on Notes called for redemption shall cease to accrue on and after the redemption date and the only remaining right of the Holders of such Notes is to receive payment of the redemption price upon surrender to the Paying Agent of the Notes redeemed;

(g) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(h) the CUSIP (or ISIN) number, if any, and that no representation is made as to the correctness or accuracy of the CUSIP (or ISIN) number, if any, listed in such notice or printed on the Notes; and

(i) a description of any conditions to the Company’s obligations to complete the redemption.

If any of the Notes to be redeemed is in the form of a Global Note, then the Company shall modify such notice to the extent necessary to accord with the procedures of the Depository applicable to redemption.

At the Company’s request, the Trustee shall give the notice of optional redemption in the Company’s name and at its expense; provided, however, that the Company shall have delivered to the Trustee, as provided in Section 3.01, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the second preceding paragraph.

Section 3.04 Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes (or portions thereof) called for redemption become irrevocably due and payable on the applicable redemption date at the applicable redemption price unless any condition to the redemption set forth in the notice therefor shall not have been satisfied. If mailed in the manner provided for in Section 3.03, the notice of redemption shall be conclusively presumed to have been given whether or not a Holder receives such notice. Failure to give timely notice or any defect in the notice shall not affect the validity of the redemption.

Section 3.05 Deposit of Redemption Price.

Prior to 11:00 a.m., New York City time, on the redemption date, the Company shall deposit with the Paying Agent (or, if the Company or a Subsidiary thereof is acting as its own Paying Agent, segregate and hold in trust as provided in Section 2.04 hereof) money sufficient in same day funds to pay the redemption price of and accrued interest and Additional Interest, if any, on all Notes to be redeemed on that date, it being understood that the amount of money to be deposited by the Company in relation to a mandatory redemption pursuant to Section 3.08 shall take into consideration the amount of money deposited by the Escrow Agent with the Trustee or a Paying Agent to fund such redemption. The Paying Agent shall promptly return to the Company any money deposited with the Paying Agent by the Company in excess of the amounts necessary to pay the redemption price of and accrued interest and Additional Interest, if any, on all Notes to be redeemed.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption date, interest and Additional Interest, if any, shall cease to accrue on the Notes or the portions of Notes called for redemption whether or not such Notes are presented for payment, and the only remaining right of the Holders of such Notes shall be to receive payment of the redemption price upon surrender to the Paying Agent of the Notes redeemed. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful, on any interest and Additional Interest, if any, not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06 Notes Redeemed in Part.

Upon surrender of a Note that is redeemed in part, the Company shall issue in the name of the applicable Holder and the Trustee shall authenticate for such Holder at the expense of the Company a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

Section 3.07 Optional Redemption.

(a) Except as set forth in clauses (b), (c) and (d) of this Section 3.07, the Company shall not have the option to redeem the Notes prior to March 1, 2015. On or after March 1, 2015, the Company shall have the option to redeem the Notes, in whole or in part at any time, after giving the notice required pursuant to Section 3.03 hereof, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Additional Interest, if any, on the Notes redeemed to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), if redeemed during the twelve-month period beginning on March 1 of the years indicated below:

YEAR	PERCENTAGE
2015	106.0%
2016	103.0%
2017 and thereafter	100.0%

(b) Notwithstanding the provisions of clause (a) of this Section 3.07, at any time prior to March 1, 2015, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under this Indenture at a redemption price of 112.00% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, thereon to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), with the net cash proceeds of one or more Equity Offerings, provided that, with respect to each such redemption:

(1) at least 65% of the aggregate principal amount of Notes issued under this Indenture remains outstanding immediately after the occurrence of such redemption (excluding any Notes held by the Company and its Subsidiaries); and

(2) such redemption occurs within 180 days after the date of the closing of the related Equity Offering.

(c) Prior to March 1, 2015, the Company may redeem on any one or more occasions all or part of the Notes at a redemption price equal to the sum of:

(1) 100% of the principal amount thereof, plus

(2) accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), plus

(3) the Make Whole Premium at the redemption date.

(d) The Notes may also be redeemed, as a whole, following certain Change of Control Offers, at the redemption price and subject to the conditions set forth in the last paragraph of Section 4.15 hereof.

(e) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Section 3.01 through Section 3.06 hereof.

Section 3.08 Mandatory Redemption.

(a) The Trustee is hereby authorized and directed to enter into and perform its obligations under the Escrow Agreement on the Initial Issuance Date and any amendment to the Escrow Agreement authorized under the terms thereof. After the Initial Purchasers have deposited the net proceeds of the Initial Notes with the Escrow Agent on the Initial Issuance Date as provided in the Escrow Agreement, the Escrow Agent shall hold and invest such funds as provided in the Escrow Agreement, and, subject to and in accordance with the conditions and requirements set forth in the Escrow Agreement, it shall either disburse such funds to or for the account of the Company or disburse them to the Trustee or the Paying Agent for application to the mandatory redemption of the Initial Notes pursuant to this Section 3.08. If a Special Mandatory Redemption Trigger Event does not occur and such funds are disbursed to or for the account of the Company pursuant to the Escrow Agreement, the Company will (i) contribute all or substantially all of such funds to EOC, EOC will loan all such funds it so receives to EEUK pursuant to the EEUK Loan, and the Company and EOC will cause EEUK to repay in full and extinguish the 15% Term Loan, all contemporaneously with such disbursement from escrow and (ii) cause EEUK to complete the Alba Acquisition contemporaneously with, or immediately following, such disbursement from escrow.

(b) Following the occurrence of the Special Mandatory Redemption Trigger Event, the Company shall redeem the Initial Notes as a whole, upon notice as provided in this Section 3.08, at a redemption price equal to 101% of 96% of the principal amount thereof plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date). Notwithstanding the provisions of Section 3.03, notice of such mandatory redemption shall be given within ten days of the date of the Special Mandatory Redemption Trigger Event by first-class mail, mailed not less than 15 nor more than 30 days prior to the redemption date, to the Escrow Agent, to the Trustee and to each Holder, at its registered address, and such notice shall state, in addition to the matters specified in clauses (a), (b) and (d)-(h) of Section 3.03, that the Special Mandatory Redemption Trigger Event has occurred.

(c) Any redemption pursuant to this Section 3.08 shall be made pursuant to the provisions of Sections 3.03 through 3.05 hereof.

Section 3.09 Offer to Purchase by Application of Excess Proceeds.

In the event that, pursuant to Section 4.10 hereof, the Company shall be required to commence a Collateral Sale Offer, a Second Priority Collateral Sale Offer or an Asset Sale Offer (each, an “Asset Disposition Repurchase Offer”), it shall follow the additional procedures specified below.

The Asset Disposition Repurchase Offer shall remain open for a period of 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by Applicable Law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Settlement Date”), the Company shall purchase and pay for the aggregate principal amount of Notes, Second Priority Notes or Pari Passu Indebtedness, as applicable, required to be purchased pursuant to Section 4.10 hereof (the “Offer Amount”) or, if less than the Offer Amount has been validly tendered (and not validly withdrawn), all Notes, Second Priority Notes or Pari Passu Indebtedness, as applicable, validly tendered (and not validly withdrawn) in response to the Asset Disposition Repurchase Offer. Payment for any Notes so purchased shall be made in the manner prescribed in the Notes.

Upon the commencement of an Asset Disposition Repurchase Offer, the Company shall send, by first class mail, a notice to each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Disposition Repurchase Offer. The Asset Disposition Repurchase Offer shall be made to all Holders. The notice, which shall govern the terms of the Asset Disposition Repurchase Offer, shall state:

(a) that the Asset Disposition Repurchase Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Asset Disposition Repurchase Offer shall remain open, including the time and date the Asset Disposition Repurchase Offer will terminate (the “Termination Date”);

(b) the Offer Amount, the purchase price and the purchase date;

(c) that any Note not tendered or accepted for payment shall continue to accrue interest and Additional Interest, if any;

(d) that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Disposition Repurchase Offer shall cease to accrue interest and Additional Interest, if any, after the Settlement Date;

(e) that Holders electing to have a Note purchased pursuant to any Asset Disposition Repurchase Offer shall be required to surrender the Note, properly endorsed for transfer, together with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed and such customary documents as the Company may reasonably request, to the Company or a Paying Agent at the address specified in the notice, before the Termination Date;

(f) that Holders shall be entitled to withdraw their election if the Company or the Paying Agent, as the case may be, receives, prior to the Termination Date, a telegram,

telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(g) that, if the aggregate principal amount of Notes surrendered by Holders and aggregate principal amount of Second Priority Notes surrendered by holders thereof and Pari Passu Indebtedness surrendered by holder or lenders, as applicable, collectively, exceeds the Offer Amount, the Trustee shall select the Notes to be purchased from the amount allocated therefor on a pro rata basis on the basis of the aggregate principal amount of tendered Notes or, in the case of Global Notes, the Trustee will select Notes for purchase based on DTC’s method that most nearly approximates a pro rata selection unless otherwise required by law (with such adjustments as may be deemed appropriate by the Trustee so that only Notes in denominations of $2,000, or integral multiples of $1,000 in excess of $2,000, shall be purchased); and

(h) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess of $2,000.

If any of the Notes subject to an Asset Disposition Repurchase Offer is in the form of a Global Note, then the Company shall modify such notice to the extent necessary to accord with the procedures of the Depository applicable to repurchases.

Promptly after the Termination Date, the Company shall, to the extent lawful, accept for payment Notes or portions thereof tendered pursuant to the Asset Disposition Repurchase Offer in the aggregate principal amount required by Section 4.10 hereof, and prior to the Settlement Date it shall deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.09 and Section 4.10. Prior to 11:00 a.m., New York City time, on the Settlement Date, the Company or the Paying Agent, as the case may be, shall mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company shall issue a new Note, and the Trustee shall authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company shall publicly announce the results of the Asset Disposition Repurchase Offer on or before the Settlement Date.

Section 3.10 No Mandatory Sinking Fund.

Except as set forth under Sections 3.08, 4.10 and 4.15 hereof, the Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes or to repurchase the Notes at the option of the Holders.

ARTICLE 4

COVENANTS

Section 4.01 Payment of Notes.

The Company shall pay or cause to be paid the principal of, interest, premium, if any, and Additional Interest, if any, on, the Notes on the dates and in the manner provided in the Notes. Principal, interest, premium, if any, and Additional Interest, if any, shall be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 11:00 a.m., New York City time, on the due date money deposited by the Company or a Guarantor in immediately available funds and designated for and sufficient to pay all principal, interest, premium, if any, and Additional Interest, if any, then due.

The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at a rate that is 1% higher than the then-applicable interest rate on the Notes to the extent lawful; and they shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional Interest, if any (without regard to any applicable grace period), at the same rate as on overdue principal to the extent lawful.

The Company shall notify the Trustee of the amounts and payment dates of any Additional Interest that may become payable under any Registration Rights Agreement.

Section 4.02 Maintenance of Office or Agency.

The Company shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee) in the United States where Notes may be presented or surrendered for payment and shall maintain an office or agency in the United States (which may be an office of the Trustee or an affiliate of the Trustee) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. Further, if at any time when Notes in certificated form are outstanding there shall be no such office or agency in the City of New York where such Notes may be presented or surrendered for payment, the Company shall forthwith designate and maintain such an office or agency in the City of New York, in order that the Notes (after taking into consideration the payment requirements of DTC) shall at all times be payable in the City of New York. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03. In addition, Notes may be presented or surrendered for registration of transfer or for exchange, and notices and demands to or upon the Company in respect of the Notes and this Indenture may be served at the corporate trust office of the Trustee set forth in Section 12.02.

Section 4.03 Reports.

(a) Whether or not required by the SEC, so long as any Notes are outstanding, the Company will file with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (taking into account any extension of time, deemed filing date or safe harbor contemplated or provided for by Rule 12b-25, Rule 13a-11(c), and Rule 15d-11(c) under the Exchange Act, or General Instruction I.A.3(b) of Form S-3 under the Securities Act, and successor provisions) (unless the SEC will not accept such a filing, in which case the Company will furnish to the Trustee and, upon its prior request, to any of the Holders of the Notes, within the time periods specified in the SEC’s rules and regulations):

(1) all quarterly and annual financial information with respect to the Company and its Subsidiaries that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

The Company shall at all times comply with TIA § 314(a).

(b) For as long as the Notes remain outstanding and are “restricted securities” within the meaning of Rule 144(a)(3) of the Securities Act, if at any time the Company is not required to file the reports required by this Section 4.03 with the SEC, the Company and the Guarantors shall furnish to the Holders of the Notes, and to securities analysts and prospective investors in the Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. The Company will be deemed to have provided such information to the Holders of the Notes, securities analysts and prospective investors in the Notes if it has filed reports containing such information with the SEC via the EDGAR filing system and such reports are publicly available.

(c) If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs of this Section 4.03 shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes to the financial statements and, to the extent material, in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Company’s Unrestricted Subsidiaries.

(d) Delivery of reports, information and documents to the Trustee under this Section is for informational purposes only and the Trustee’s receipt of the foregoing shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s and the Guarantors’ compliance with any of their covenants hereunder (as to which the Trustee is entitled to rely conclusively on Officers’ Certificates).

Section 4.04 Compliance Certificate.

(a) The Company shall deliver to the Trustee, within 90 days after the end of each fiscal year ending on or after December 31, 2012, an Officers’ Certificate stating that a review of the activities of the Company and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture, the Security Documents and the Intercreditor Agreement, and further stating, as to each such Officer signing such certificate, that, to the best of his or her knowledge, the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture, the Security Documents and the Intercreditor Agreement applicable to it and is not in default in the performance or observance of any of the terms, provisions and conditions thereof (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto).

(b) The Company shall, so long as any of the Notes are outstanding, deliver to the Trustee, forthwith upon any of its Officers becoming aware of any Default or Event of Default, a written statement specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

Section 4.05 Taxes.

The Company shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

Section 4.06 Stay, Extension and Usury Laws.

Each of the Company and the Guarantors covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and each of the Company and the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07 Limitation on Restricted Payments.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or payable to the Company or a Restricted Subsidiary of the Company);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated in right of payment to the Notes or any Subsidiary Guarantee (excluding (a) any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries, (b) the purchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes or the Subsidiary Guarantees purchased, redeemed, defeased or otherwise acquired or retired for value in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, redemption, defeasance or other acquisition or retirement for value, and (c) any payment of principal or interest at the Stated Maturity thereof);

(4) make any Restricted Investment ; or

(5) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Second Priority Notes (other than (a) at the Stated Maturity thereof or (b) pursuant to a Change of Control Offer or a Second Priority Collateral Sale Offer) or Specified Junior Debt Issuances (other than at the Stated Maturity thereof or pursuant to an Asset Sale Offer) (all such payments and other actions set forth in these clauses (1) through (5) being collectively referred to as “Restricted Payments”);

unless, at the time of and after giving effect to such Restricted Payment, no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment and:

(I) the Company would, at the time of such Restricted Payment immediately after giving pro forma effect thereto as if the same had occurred at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09; and

(II) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (8), (9), (11) and (12) of the next succeeding paragraph) since the date of this Indenture, is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the Measurement Date to the last day of the Company’s last fiscal quarter ending prior to the date of the Restricted Payment for which internal financial statements are in existence at the time of such Restricted Payment (or, if such Consolidated Net Income for such period shall be a loss, minus 100% of such loss); plus

(b) 100% of the aggregate net cash proceeds and the Fair Market Value of any Capital Stock of Persons (other than the Company or an Affiliate of the Company) engaged primarily in the Oil and Gas Business or any other assets that are used or useful in the Oil and Gas Business, in each case received by the Company after the date of this Indenture as a contribution to its common equity capital or from the issue or sale after the date of this Indenture of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale after the date of this Indenture of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company) or received upon the exercise of any options, warrants or rights to purchase Equity Interests (other than Disqualified Stock) of the Company, plus

(c) the amount equal to the net reduction in Restricted Investments made by the Company or any of its Restricted Subsidiaries in any Person since the date of this Indenture resulting from:

(i) repurchases or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investment to a purchaser other than the Company or a Subsidiary of the Company, repayments of loans or advances or other transfers of assets (including by way of interest payments, dividend or distribution) by such Person to the Company or any Restricted Subsidiary of the Company; plus

(ii) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries or the merger or consolidation of an Unrestricted Subsidiary with and into the Company or any Restricted Subsidiary (valued in each case as provided in the definition of “Investment”) not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary of the Company in such Unrestricted Subsidiary; plus

(iii) an amount equal to any amount included as a Restricted Payment pursuant to clause (II) above on account of any guarantee entered into by the Company or any Restricted Subsidiary; to the extent that such guarantee has not been called upon and the obligation arising under such guarantee no longer exists or has been reduced; plus

(iv) in the event the Company or any Restricted Subsidiary makes any Investment in a Person that, as a result of or in connection with such Investment, becomes a Restricted Subsidiary or is merged or consolidated with the Company or a Restricted Subsidiary, an amount equal to the amount included as a Restricted Payment pursuant to clause (II) above on account of the Company’s or any Restricted Subsidiary’s Investment in such Person prior to the time it became a Restricted Subsidiary or the time of such merger or consolidation; plus

(d) the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the date of this Indenture of any Indebtedness of the Company or its Restricted Subsidiaries convertible into or exchangeable for Equity Interests of the Company (other than Disqualified Stock) (less the amount of cash, or the Fair Market Value of any other property, distributed by the Company upon such conversion or exchange), in the case of clauses (b) through (d) above, to the extent such amounts have not been included in Consolidated Net Income for the applicable period.

The preceding provisions will not prohibit:

(1) the payment of any dividend or distribution within 60 days after the date of its declaration, if at the date of declaration the payment would have complied with the provisions of this Indenture;

(2) the purchase, redemption, defeasance or other acquisition or retirement for value of any subordinated Indebtedness, Second Priority Notes or Specified Junior Debt Issuances of the Company or any Guarantor or of any Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent (a) contribution (other than from a Restricted Subsidiary of the Company) to the equity capital of the Company or (b) sale (other than to a Restricted Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock), with a sale being deemed substantially concurrent if such purchase, redemption, defeasance or other acquisition or retirement for value occurs not more than 120 days after such sale; provided, however, that the amount of any such net cash proceeds that are utilized for any such purchase, redemption, defeasance or other acquisition or retirement for value will be excluded or deducted from clause (II) above;

(3) the purchase, redemption, defeasance or other acquisition or retirement for value of subordinated Indebtedness, Second Priority Notes, Specified Junior Indebtedness or Disqualified Stock of the Company or any Guarantor with the net cash proceeds from a substantially concurrent incurrence of, or in exchange for, Permitted Refinancing Indebtedness, with an incurrence of Permitted Refinancing Indebtedness being deemed substantially concurrent if such purchase, redemption, defeasance or other acquisition or retirement for value occurs not more than 120 days after such incurrence;

(4) the payment of any dividend or distribution by a Restricted Subsidiary of the Company to the holders of such Restricted Subsidiary’s Equity Interests (other than Disqualified Stock) on a pro rata basis or on a basis more favorable to the Company or a Restricted Subsidiary;

(5) so long as no Default (other than a Reporting Default) or Event of Default shall have occurred and be continuing or would be caused thereby, the purchase, redemption or other acquisition or retirement for value (other than for any Equity Interest) of any Equity Interests of the Company or any Restricted Subsidiary of the Company pursuant to any director, employee or consultant equity subscription agreement or equity option agreement or other employee benefit plan or to satisfy obligations under any Equity Interests option plan or similar arrangement; provided, however, that the aggregate price paid for all such purchased, redeemed, acquired or retired Equity Interests may not exceed $2.5 million in any calendar year (with any portion of such $2.5 million amount that is unused in any calendar year to be carried forward to successive calendar years and added to such amount) plus, to the extent not previously applied or included,

(a) the cash proceeds received by the Company or any of its Restricted Subsidiaries from sales of Equity Interests of the Company to employees, consultants or directors of the Company or its Affiliates that occur after the date of this Indenture (to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (II)(b) of the first paragraph of this Section 4.07); and

(b) the cash proceeds of key man life insurance policies received by the Company or any of its Restricted Subsidiaries after the date of this Indenture.

(6) any purchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes or a Subsidiary Guarantee pursuant to the provisions of such Indebtedness in the event of a Change of Control or an Asset Sale, in each case plus accrued and unpaid interest thereon, but only if:

(a) in the case of a Change of Control, the purchase price therefor is not greater than 101% of the principal amount of such Indebtedness and accrued and unpaid interest thereon, and the Company has first complied with and fully satisfied its obligations under Section 4.15; or

(b) in the case of an Asset Sale, the purchase price therefor is not greater than 100% of the principal amount of such Indebtedness and accrued and unpaid interest thereon, and the Company has complied with and fully satisfied its obligations in accordance with Section 4.10;

(7) the purchase, redemption or other acquisition or retirement for value of Equity Interests of the Company or any Restricted Subsidiary of the Company representing fractional shares of such Equity Interests in connection with a merger or consolidation involving the Company or such Restricted Subsidiary or any other transaction permitted by this Indenture;

(8) the purchase, redemption or other acquisition or retirement for value of Equity Interests deemed to occur upon the exercise or conversion of stock options, warrants or other convertible securities if such Equity Interests represent a portion of the exercise or conversion price thereof;

(9) the purchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any current or former officers, directors or employees of the Company or any of its Restricted Subsidiaries in connection with the exercise or vesting of any equity compensation (including, without limitation, stock options, restricted stock and phantom stock) in order to satisfy any tax withholding obligation with respect to such exercise or vesting;

(10) payments to dissenting stockholders pursuant to Applicable Law in connection with a consolidation, merger or transfer of assets in connection with a transaction that is not prohibited by this Indenture not to exceed $5.0 million in the aggregate since the date of this Indenture;

(11) the declaration and payment of dividends payable pursuant to the terms (as of the date of this Indenture) of the Company’s Series C Preferred Stock outstanding on the date of this Indenture;

(12) so long as no Default (other than a Reporting Default) or Event of Default shall have occurred and be continuing or would be caused thereby, other Restricted Payments (excluding those in clause (5) of the first paragraph of this Section 4.07) in an aggregate amount not to exceed $25 million at any time outstanding since the date of this Indenture (after giving effect to any dividends, interest payments, return of capital and subsequent reduction in the amount of any Investments made pursuant to this clause as a result of the repayment or other disposition thereof, in an amount not to exceed the amount of such Investments previously made pursuant to in this clause); provided, however, that if any Investment pursuant to this clause (12) is made in any Person that is not a Restricted Subsidiary of the Company at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Company after such date, such

Investment shall thereafter be deemed to have been made pursuant to clause (1) of the definition of “Permitted Investments” and shall cease to have been made pursuant to this clause (12) for so long as such Person continues to be a Restricted Subsidiary.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value, on the date of the Restricted Payment, of the Restricted Investment proposed to be made or asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment, except that the amount of any non-cash Restricted Payment referred to in the preceding clause (1) will be the Fair Market Value on the date of declaration. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the method prescribed in the definition of such term, except that the Fair Market Value of any non-cash consideration received from an Affiliate as a capital contribution for Equity Interests of the Company shall be determined in good faith by the Board of Directors of the Company in the case of amounts of $10 million or more, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing. For purposes of determining compliance with this Section 4.07, in the event that a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in the preceding clauses (1)-(12) or as a Permitted Investment, the Company will be permitted to divide or classify (or later divide, classify or reclassify in whole or in part in its sole discretion) such Restricted Payment in any manner that complies with this Section 4.07.

Section 4.08 Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or pay any Indebtedness or other obligations owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions of this Section 4.08 will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements (including those governing Existing Indebtedness) as in effect on the date of this Indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend, distribution and other payment restrictions than those contained in those agreements on the date of this Indenture, as determined by the Board of Directors of the Company in its reasonable and good faith judgment;

(2) this Indenture, the Second Priority Notes Indenture, the Notes, the Second Priority Notes, the Security Documents, the Second Priority Security Documents, the Intercreditor Agreement and the Subsidiary Guarantees;

(3) Applicable Law or similar restriction;

(4) any agreement or instrument with respect to a Restricted Subsidiary that is not a Restricted Subsidiary of the Company on the date of this Indenture, in existence at the time such Person becomes a Restricted Subsidiary of the Company and not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary; provided that such encumbrances and restrictions are not applicable to the Company or any Restricted Subsidiary or the properties or assets of the Company or any Restricted Subsidiary other than such Subsidiary which is becoming a Restricted Subsidiary;

(5) any agreement or instrument governing any Permitted Acquisition Indebtedness, so long as such agreement or instrument (A) was not entered into in contemplation of the acquisition, merger or consolidation transaction related thereto, and (B) is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the properties or assets or Subsidiaries of the Person, subject to such acquisition, merger or consolidation, so long as the agreement containing such restriction does not violate any other provision of this Indenture;

(6) instruments or agreements governing Indebtedness of the Company or any of the Restricted Subsidiaries permitted to be incurred pursuant to an instrument or agreement entered into subsequent to the date of this Indenture in accordance with Section 4.09; either (a) the encumbrance or restriction contained in the instrument or agreement governing such Indebtedness applies only in the event of a payment default or a default with respect to a financial covenant in such Indebtedness or agreement or (b) the Board of Directors of the Company determines in good faith that any such encumbrance or restriction will not materially affect the Company’s ability to make principal or interest payments on the notes;

(7) (i) customary non-assignment provisions in Hydrocarbon purchase and sale or exchange agreements, joint operating agreements, or similar operational agreements or in licenses or leases entered into in the ordinary course of business, or (ii) in the case of clause (3) of the preceding paragraph, other encumbrances or restrictions in agreements or instruments (including joint venture agreements, asset sale agreements, stock sale agreements and agreements of the type described in the definition of “Permitted Business Investments”) relating to specific assets or property (and not to Indebtedness) that restrict generally the transfers of such assets or property, provided, however, that such other encumbrances or restrictions do not materially impair the ability of the Company to make scheduled payments on the notes when due and in each case entered into in the ordinary course of business or customary in the Oil and Gas Business;

(8) Capital Lease Obligations, mortgage financings or purchase money obligations, in each case for property acquired in the ordinary course of business or which is customary in the Oil and Gas Business that impose restrictions on that property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(9) any agreement for the sale or other disposition of a Restricted Subsidiary of the Company that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(10) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced, as determined by the Board of Directors of the Company in its reasonable and good faith judgment;

(11) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of Section 4.12 that limit the right of the debtor to dispose of the assets subject to such Liens;

(12) restrictions on cash, Cash Equivalents or other deposits or net worth imposed by customers or lessors under contracts or leases entered into in the ordinary course of business or which are customary in the Oil and Gas Business;

(13) Hedging Contracts permitted from time to time under this Indenture;

(14) any subordination of intercompany Indebtedness or other intercompany Obligations (including any intercompany revolving credit) to the claims or Liens (otherwise permitted by this Indenture) of any other creditor of the obligor or obligors of such intercompany Indebtedness or other Obligations, including to the claims or Liens (otherwise permitted by this Indenture) of any lender or other party to any Credit Facility (as a lender, letter of credit issuer or in any other capacity); and

(15) the issuance of preferred securities by a Restricted Subsidiary of the Company or the payment of dividends thereon in accordance with the terms thereof; provided that issuance of such preferred securities is permitted pursuant to Section 4.09 and the terms of such preferred securities do not expressly restrict the ability of a Restricted Subsidiary of the Company to pay dividends or make any other distributions on its Equity Interests (other than requirements to pay dividends or liquidation preferences on such preferred securities prior to paying any dividends or making any other distributions on such other Equity Interests).

Section 4.09 Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness, the Company will not issue any Disqualified Stock, and the Company will not permit any of its Restricted Subsidiaries to issue any Disqualified Stock or preferred securities; provided, however, that the Company and any Guarantor may incur Indebtedness (other than any Specified Additional First Priority Notes), the Company may issue Disqualified Stock and any Guarantor may issue Disqualified Stock or preferred securities, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such preferred securities or Disqualified Stock is issued, as the case may be, would have been at least 2.25 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or such preferred securities or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this Section 4.09 will not prohibit the incurrence of any of the following items of Indebtedness or the issuance of any Disqualified Stock or any preferred securities described below (collectively, “Permitted Debt”):

(1) the incurrence by the Company or any of the Restricted Subsidiaries of additional Indebtedness under one or more Credit Facilities, provided that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness outstanding under the Company and its Restricted Subsidiaries’ Credit Facilities incurred under this clause (1) does not exceed:

(a) if the Company’s Adjusted Consolidated Net Tangible Assets determined as of the date of such incurrence are $2.0 billion or less, the greater of (i) $100 million and (ii) 7.5% of the Company’s Adjusted Consolidated Net Tangible Assets determined as of such date;

(b) if the Company’s Adjusted Consolidated Net Tangible Assets determined as of the date of such incurrence are $3.0 billion or less, but exceed $2.0 billion, the greater of (i) $100 million and (ii) 10% of the Company’s Adjusted Consolidated Net Tangible Assets determined as of such date; and

(c) if the Company’s Adjusted Consolidated Net Tangible Assets determined as of the date of such incurrence exceed $3.0 billion, the greater of (i) $100 million and (ii) 15% of the Company’s Adjusted Consolidated Net Tangible Assets determined as of such date;

(2) the incurrence by the Company or its Restricted Subsidiaries of the Existing Indebtedness not otherwise referred to in this definition of “Permitted Debt”;

(3) the incurrence by the Company and the Guarantors of Indebtedness represented by (a) the Notes (excluding any Additional Notes) and the related Subsidiary Guarantees and (b) the Exchange Notes and the related Subsidiary Guarantees to be issued pursuant to any Registration Rights Agreement;

(4) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of design, installation, repair, replacement, construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary (whether through the direct purchase of such assets or the Capital Stock of any Person owning such assets (but no other material assets)) and related financing costs, and Attributable Debt in respect of Sale Leaseback Transactions, including all Permitted Refinancing Indebtedness incurred to extend, refinance, renew, replace, defease, discharge, refund or otherwise retire for value any Indebtedness incurred pursuant to this clause (4), provided that after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred pursuant to this clause (4) and then outstanding does not exceed the greater of (a) $25 million and (b) 2.0% of the Company’s Adjusted Consolidated Net Tangible Assets determined as of the date of such incurrence;

(5) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which shall be used to extend, refinance, renew, replace, defease, discharge, refund or otherwise retire for value, in whole or in part, Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness) or Disqualified Stock of the Company, in each case that was permitted by this Indenture to be incurred pursuant to the first paragraph of this Section 4.09 or clauses (2), (3) and (12) of this paragraph or this clause (5);

(6) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among any of the Company and any of its Restricted Subsidiaries; provided, however, that:

(a) if the Company is the obligor on such Indebtedness and a Guarantor is not the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, or if a Guarantor is the obligor on such Indebtedness and neither the Company nor another Guarantor is the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Subsidiary Guarantee of such Guarantor;

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is neither the Company nor a Restricted Subsidiary of the Company shall be deemed, in each case, to constitute an incurrence (as of the date of such issuance, sale or transfer) of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6); and

(c) if a Foreign Subsidiary is the obligor on such Indebtedness and the Company or a Domestic Subsidiary is the obligee, such Indebtedness must be evidenced by a promissory note or other instrument or agreement that is pledged in favor of the Collateral Agent pursuant to the Security Documents;

(7) the incurrence by the Company or any of its Restricted Subsidiaries of obligations under Hedging Contracts;

(8)(a) the guarantee by the Company or any of its Guarantors of Indebtedness of the Company or any of the Guarantors that was permitted to be incurred by the first paragraph of this Section 4.09; provided that if the Indebtedness being guaranteed is subordinated to the Notes, then the Subsidiary Guarantee of that Guarantor shall be senior to its guarantee of such subordinated Indebtedness; and (b) the guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or any of its Restricted Subsidiaries that was permitted to be incurred by another provision of this Section 4.09 other than the first paragraph hereof; provided that if the Indebtedness being guaranteed is subordinated to the notes, then the Subsidiary Guarantee of that Restricted Subsidiary, if it is a Guarantor, shall be senior to its guarantee of such subordinated Indebtedness;

(9) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness relating to net gas balancing positions arising in the ordinary course of business and consistent with past practice;

(10) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of bid, performance, surety, appeal and similar bonds issued for the account of the Company and any of its Restricted Subsidiaries in the ordinary course of business or which are customary in the Oil and Gas Business;

(11) the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of any preferred securities; provided, however, that:

(a) any subsequent issuance or transfer of Equity Interests that results in any such preferred securities being held by a Person other than the Company or a Restricted Subsidiary of the Company; and

(b) any sale or other transfer of any such preferred securities to a Person that is not either the Company or a Restricted Subsidiary of the Company shall be deemed, in each case, to constitute an issuance (as of the date of such issuance, sale or transfer) of such preferred securities by such Restricted Subsidiary that was not permitted by this clause (11);

(12) Permitted Acquisition Indebtedness;

(13) the incurrence by the Company or its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is covered within five Business Days;

(14) the incurrence by the Company or its Restricted Subsidiaries of Indebtedness consisting of the financing of insurance premiums in customary amounts consistent with the operations and business of the Company and the Restricted Subsidiaries; and

(15) the incurrence by the Company or any Guarantor of additional Indebtedness other than Additional Priority Debt or the issuance by the Company of additional Disqualified Stock or the issuance by any Guarantor of preferred securities, provided that, after giving effect to any such incurrence or issuance, the aggregate principal amount of all Indebtedness, Disqualified Stock and preferred securities incurred or issued under this clause (15) and then outstanding does not exceed the greater of (a) $75 million and (b) 5.0% of the Company’s Adjusted Consolidated Net Tangible Assets determined as of the date of such incurrence or issuance.

For purposes of determining compliance with this Section 4.09, in the event that an item of Indebtedness or Disqualified Stock or preferred securities meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (15) above, or is entitled to be incurred or issued pursuant to the first paragraph of this Section 4.09, the Company will be permitted to divide and classify (or later classify, reclassify or re-divide in whole or in part in its sole discretion) such item of Indebtedness or Disqualified Stock or preferred securities in any manner that complies with this Section 4.09, subject to the limitations specified in the definition of “Existing Indebtedness.” For purposes of determining any particular amount of Indebtedness under this covenant, guarantees of Indebtedness otherwise included in the determination of such amount shall not also be included except to the extent that such Indebtedness exceeds such guarantee.

The accrual of interest, accrual of dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness and the payment of dividends on Disqualified Stock or preferred securities in the form of additional shares of Disqualified Stock or preferred securities will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred securities for purposes of this Section 4.09.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency will be calculated based on the relevant currency exchange rate in effect on the date the Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and the refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of the refinancing, such U.S. dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced (plus all accrued and unpaid interest on such Indebtedness, and the amount of all fees, expenses and premiums incurred in connection therewith). Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Permitted Refinancing Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, will be calculated based on the currency exchange rate applicable to the currencies in which the Permitted Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Section 4.10 Limitation on Asset Sales.

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at least equal to the Fair Market Value of the assets or Equity Interest issued or sold or otherwise disposed of; and

(2) (i) other than with respect to Collateral Dispositions, at least 75% of the aggregate consideration to be received by the Company and its Restricted Subsidiaries in such Asset Sale (determined on the date of contractually agreeing to such Asset Sale) and any other Asset Sale (other than Collateral Dispositions) since the date of this Indenture, on a cumulative basis, is in the form of cash or Cash Equivalents and (ii) with respect to Collateral Dispositions, 100% of the consideration to be received by the Company or its Restricted Subsidiaries in such Asset Sale is in the form of cash. For purposes of this provision, except with respect to a Collateral Disposition, each of the following will be deemed to be cash:

(a) any liabilities, as shown on the Company’s or any Restricted Subsidiary’s most recent balance sheet, of the Company or such Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated in right of payment to the Notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability; and

(b) any securities, notes or other obligations received by the Company or any Restricted Subsidiary from such transferee that are, within 90 days after the Asset Sale, converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash received in that conversion.

provided that in the case of any Asset Sale pursuant to a condemnation, appropriation or similar governmental taking, including by deed in lieu of condemnation, such Asset Sale shall not be required to satisfy the requirements of items (1) and (2) above. Notwithstanding the preceding, the 75% limitation referred to above shall be deemed satisfied with respect to any Asset Sale to which such limitation applies in which the cash or Cash Equivalents portion of the consideration received therefrom, determined in accordance with the preceding provision on an after-tax basis, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale other than a Collateral Disposition, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply those Net Proceeds (except for Specified Asset Sale Proceeds that constitute Excess Proceeds) at its option to any combination of the following:

(1) to permanently prepay, repay, redeem, defease or purchase secured Senior Debt (subject, in the case of the Second Priority Notes, to limitations in Section 4.07);

(2) to invest in or acquire Additional Assets; or

(3) to make capital expenditures in respect of the Company’s or its Restricted Subsidiaries’ Oil and Gas Business.

The requirement of clause (2) or (3) immediately above shall be deemed to be satisfied if a bona fide binding contract committing to make the investment, acquisition or expenditure referred to therein is entered into by the Company or any of its Restricted Subsidiaries with a Person other than an Affiliate of the Company within the time period specified above in this paragraph and such Net Proceeds are subsequently applied in accordance with such contract within six months following the date such agreement is entered into.

Pending the final application of any Net Proceeds, the Company or any Restricted Subsidiary of the Company may invest the Net Proceeds in any manner that is not prohibited by this Indenture. “Excess Proceeds” consist of any (i) Net Proceeds from Asset Sales other than Collateral Dispositions that are not applied or invested as provided in the preceding paragraph or (ii) Specified Asset Sale Proceeds in excess of $100 million, to the extent of such excess.

When the aggregate amount of Net Proceeds from all Collateral Dispositions (“Collateral Net Proceeds”) exceeds $10 million, the Company shall, within 60 days following the date on which such Collateral Net Proceeds first exceed such amount, use all Collateral Net Proceeds to make an offer (the “Collateral Sale Offer”) to all Holders of Notes to purchase, on a pro rata basis, the maximum principal amount of Notes that may be purchased out of the Collateral Net Proceeds. After completion of the Collateral Sale Offer, if there are any remaining Collateral Net Proceeds in excess of $10 million, the Company shall, within 60 days following the consummation of such Collateral Sale Offer, use all remaining Collateral Net Proceeds to make an offer (the “Second Priority Collateral Sale Offer”) to all holders of Second Priority Notes, to purchase, on a pro rata basis, the maximum principal amount of Second Priority Notes that may be purchased out of such remaining Collateral Net Proceeds. The offer price in any Collateral Sale Offer or Second Priority Collateral Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest, if any, and Additional Interest, if any, thereon to the Settlement Date, subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Settlement Date, and will be payable in cash.

If the aggregate principal amount of Notes tendered into a Collateral Sale Offer exceeds the amount of Collateral Sale Proceeds allocated for the purchase of such Notes, the Trustee will select the Notes to be purchased on a pro rata basis or, in the case of Global Notes, the Trustee will select Notes for redemption based on DTC’s method that most nearly approximates a pro rata selection unless otherwise required by law (with such adjustments as may be deemed appropriate by the Trustee so that only Notes in denominations of $2,000, or integral multiples of $1,000 in excess of $2,000, shall be purchased). Upon surrender of a Note that is repurchased in part, the Company shall issue in the name of the applicable Holder and the Trustee shall authenticate for such Holder at the expense of the Company a new Note equal in principal amount to the non-repurchased portion of the Note surrendered. If any Collateral Net Proceeds remain after consummation of a Collateral Sale Offer and (if applicable) a corresponding subsequent Second Priority Collateral Sale Offer, the Company may use those remaining proceeds for any purpose not otherwise prohibited by this Indenture. Upon completion of each Collateral Sale Offer and (if applicable) corresponding subsequent Second Priority Collateral Sale Offer, the amount of Collateral Net Proceeds will be reset at zero.

On the 366th day after an Asset Sale other than a Collateral Disposition (or, at the Company’s option, any earlier date), if the aggregate amount of Excess Proceeds then exceeds $10 million, the Company will make an offer (an “Asset Sale Offer”) to all Holders of Notes and, subject to limitations contained in Section 4.07, to all holders of Second Priority Notes, as well as all holders of Pari Passu Indebtedness then outstanding, to purchase, on a pro rata basis, the maximum principal amount of Notes, Second Priority Notes and such Pari Passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Additional Interest, if any, thereon to the Settlement Date, subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Settlement Date, and will be payable in cash. If the aggregate principal amount of Notes tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds allocated for the purchase of Notes, the Trustee will select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Trustee so that only Notes in denominations of $2,000, or integral multiples of $1,000 in excess of $2,000, shall be purchased) or, in the case of Global Notes, the Trustee will select Notes for purchase based on DTC’s method that most nearly approximates a pro rata selection unless otherwise required by law (with such adjustments as may be deemed appropriate by the Trustee so that only Notes in denominations of $2,000, or integral multiples of $1,000 in excess of $2,000, shall be purchased). If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. Upon surrender of a Note that is repurchased in part, the Company shall issue in the name of the applicable Holder and the Trustee shall authenticate for such Holder at the expense of the Company a new Note equal in principal amount to the non-repurchased portion of the Note surrendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer or a Collateral Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.10, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under such provisions by virtue of such compliance.

Section 4.11 Limitation on Transactions with Affiliates.

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any properties or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are not less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person or, if in the good faith judgment of the Company’s Board of Directors, no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to the Company or the relevant Restricted Subsidiary from a financial point of view; and

(2) the Company delivers to the Trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration to or from an Affiliate in excess of $10 million, a resolution of the Board of Directors of the Company set forth in an Officers’ Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this Section 4.11 and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Board of Directors of the Company; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration to or from an Affiliate in excess of $20 million, an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction or series of related Affiliate Transactions from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph of this Section 4.11:

(1) any employment agreement or arrangement, equity award, equity option or cash or equity settled equity appreciation agreement or plan, employee benefit plan, officer or director indemnification agreement, severance agreement, consulting agreement or other compensation plan or arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business or which is customary in the Oil and Gas Business, and payments, awards, grants or issuances of securities pursuant thereto;

(2) transactions between or among any of the Company and its Restricted Subsidiaries;

(3) transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or indirectly, an Equity Interest in, or otherwise controls, such Person or has nominated or appointed a person to the Board of Directors of that Person;

(4) customary compensation, indemnification and other benefits made available to officers, directors, employees or consultants of the Company or a Restricted Subsidiary of the Company, including reimbursement or advancement of out-of-pocket expenses and provisions of officers’ and directors’ liability insurance;

(5) issuances of Equity Interests (other than Disqualified Stock) of the Company to, or receipt of capital contributions from, Affiliates of the Company and any dividend or distribution payable in Equity Interests (other than Disqualified Stock) of the Company;

(6) any Permitted Investments or Restricted Payments that are permitted by Section 4.07;

(7) transactions between the Company or any of its Restricted Subsidiaries and any Person that would not otherwise constitute an Affiliate Transaction except for the fact that one director of such other Person is also a director of the Company or such Restricted Subsidiary, as applicable; provided that such director abstains from voting as a director of the Company or such Restricted Subsidiary, as applicable, on any matter involving such other Person;

(8) the existence of, and the performance of obligations of the Company or any of its Restricted Subsidiaries under the terms of, any written agreement to which the Company or any of its Restricted Subsidiaries is a party on the date of this Indenture, as such agreements may be amended, modified, supplemented or replaced from time to time; provided, however, that any amendment, modification, supplement or replacement entered into after the date of this Indenture will be permitted to the extent that its terms are not materially more disadvantageous, taken as a whole, to the Holders of the Notes than the terms of the agreements in effect on the date of this Indenture (as conclusively evidenced by a Board Resolution);

(9) any transaction in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee an opinion from an accounting, appraisal or investment banking firm of national standing stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or that such transaction meets the requirements of clause (1) of the preceding paragraph of this Section 4.11;

(10) (a) guarantees by the Company or any of its Restricted Subsidiaries of performance of obligations of the Company’s Unrestricted Subsidiaries in the ordinary course of business or which are customary in the Oil and Gas Business and (b) pledges by the Company or any Restricted Subsidiary of the Company of Equity Interests in Unrestricted Subsidiaries for the benefit of lenders or other creditors of the Company’s Unrestricted Subsidiaries;

(11) any Affiliate Transaction with a Person in its capacity as a holder of Indebtedness or Capital Stock of the Company or any Restricted Subsidiary of the Company if such Person is treated no more favorably than the other holders of Indebtedness or Capital Stock of the Company or such Restricted Subsidiary;

(12) transactions with joint venture partners, customers, clients, suppliers or purchasers or sellers of goods or services, or lessors or lessees of property, in each case in the ordinary course of business or which are customary in the Oil and Gas Business and otherwise in compliance with the terms of this Indenture similar to those contained in similar contracts entered into by the Company or any Restricted Subsidiary and unrelated third parties, or if neither the Company nor any Restricted Subsidiary has entered into a similar contract with an unrelated third party, which are, in the aggregate (taking into account all the costs and benefits associated with such transactions), not materially less favorable to the Company and its Restricted Subsidiaries than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated third party, in the good faith determination of the Company’s Board of Directors or any executive officer of the Company involved in or otherwise familiar with such transaction; and

(13) dividends and distributions to the Company and its Restricted Subsidiaries by any Unrestricted Subsidiary.

Section 4.12 Limitation on Liens.

The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective (a) any Lien of any kind (other than Permitted Liens) securing Indebtedness upon any of their property or assets other than the Collateral (whether now owned or hereafter acquired), unless the Notes or (in the case of such a Lien with respect to a Guarantor) the applicable Subsidiary Guarantee is secured on an equal and ratable basis with (or (i) if such Lien secures Second Priority Notes Obligations, on a first-priority basis (in accordance with the Intercreditor Agreement) and (ii) if such Lien secures obligations subordinated in right of payment to the Notes or such Subsidiary Guarantee, as the case may be, on a basis senior (to at least the same extent as the Notes are senior in right of payment) to) the obligations so secured until such time as such obligations are no longer secured by a Lien or (b) any Lien of any kind securing Indebtedness upon any of the Collateral (whether now owned or hereafter acquired), other than the Notes and the Second Priority Notes.

Any Lien on any property or assets of the Company or any of its Restricted Subsidiaries created for the benefit of the Holders of the Notes pursuant to clause (a) of the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged at such time as there are no other Liens of any kind (other than Permitted Liens) on such property or assets securing Indebtedness.

Section 4.13 Additional Subsidiary Guarantees.

After the date of this Indenture, any Material Domestic Subsidiary that is not already a Guarantor shall become a Guarantor. In addition, if, after the date of this Indenture, any Restricted Subsidiary of the Company that is not already a Guarantor guarantees any other Indebtedness of the Company or any Guarantor in excess of the De Minimis Guaranteed Amount, then that Subsidiary shall become a Guarantor. Any such Subsidiary shall become a Guarantor by executing a supplemental indenture substantially in the form of Annex A hereto and delivering it to the Trustee within 60 days of the date on which it became a Material Domestic Subsidiary or within 15 days of the date on which it guaranteed such Indebtedness, as the case may be, together with any Officers’ Certificate and Opinion of Counsel required by Section 9.06.

Each Subsidiary Guarantee shall be released in accordance with Article 10.

Section 4.14 Existence.

Except as otherwise permitted pursuant to the terms hereof (including consolidation and merger permitted by Section 5.01), the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, and the corporate, partnership, limited liability company or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Restricted Subsidiary; provided, however, that the Company shall not be required to preserve the existence of any of its Restricted Subsidiaries if the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries taken as a whole and that the loss thereof is not adverse in any material respect to the Holders of the Notes.

Section 4.15 Offer to Repurchase Upon Change of Control.

Within 30 days following the occurrence of a Change of Control, the Company shall make an offer (a “Change of Control Offer”) to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) of each Holder’s Notes at a purchase price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest and Additional Interest, if any, thereon to the date of purchase (the “Change of Control Purchase Date”), subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Change of Control Purchase Date. Within 30 days following a Change of Control, the Company shall mail a notice of the Change of Control Offer to each Holder and the Trustee describing the transaction that constitutes the Change of Control and stating:

(a) that the Change of Control Offer is being made pursuant to this Section 4.15 and that all Notes validly tendered and not withdrawn pursuant to the Change of Control Offer will be accepted for payment;

(b) the purchase price and the expiration date of the offer, which shall be no earlier than 30 days but no later than 60 days from the date such notice is mailed (the “Change of Control Offer Expiration Date”);

(c) that the Change of Control Offer will expire as of the Change of Control Offer Expiration Date and that the Company shall pay the Change of Control Purchase Price for all Notes purchased as of the Change of Control Offer Expiration Date promptly thereafter on the Change of Control Purchase Date;

(d) that any Note not tendered will continue to accrue interest and Additional Interest, if any;

(e) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest and Additional Interest, if any, after the Change of Control Purchase Date;

(f) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, properly endorsed for transfer, together with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes completed and such customary documents as the Company may reasonably request, to the Paying Agent at the address specified in the notice prior to the termination of the Change of Control Offer on the Change of Control Offer Expiration Date;

(g) that Holders will be entitled to withdraw their election if the Paying Agent receives, prior to the termination of the Change of Control Offer on the Change of Control Offer Expiration Date, a telegram, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing its election to have the Notes purchased; and

(h) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess of $2,000.

If any of the Notes subject to a Change of Control Offer is in the form of a Global Note, then the Company shall modify such notice to the extent necessary to accord with the procedures of the Depository applicable to repurchases. Further, the Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.15, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under such provisions by virtue of such compliance.

Promptly after the Change of Control Offer Expiration Date, the Company shall, to the extent lawful, accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer. Promptly thereafter on the Change of Control Purchase Date, the Company shall:

(i) deposit with the Paying Agent by 11:00 a.m., New York City time, an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(ii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

On the Change of Control Purchase Date, the Paying Agent shall mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes (or, if all the Notes are then in global form, make such payment through the facilities of the Depository) and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, however, that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess of $2,000. The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

The Change of Control provisions described in this Section 4.15 shall be applicable whether or nor any other provisions of this Indenture are applicable.

Prior to complying with any of the provisions of this Section 4.15, but in any event no later than the Change of Control Purchase Date, the Company or any Guarantor shall either repay all of its other outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing such Senior Debt to permit the repurchase of Notes required by this Section 4.15.

The Company shall not be required to make a Change of Control Offer following a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the price, at the time and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under such Change of Control Offer or (2) notice of redemption of all Notes has been given pursuant to Sections 3.03 and 3.07, unless there is a default in payment of the applicable redemption price.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon the occurrence of such Change of Control, if a definitive agreement is in place for such Change of Control at the time of making the Change of Control Offer.

In the event that Holders of not less than 90% of the aggregate principal amount of the outstanding Notes accept a Change of Control Offer and the Company (or the third party making the offer as provided above) purchases all of the Notes held by such Holders, the Company will have the right, upon not less than 30 nor more than 60 days’ prior notice, given in compliance with Section 3.03 (other than subsection (c) thereof) not more than 30 days following the purchase pursuant to such Change of Control Offer, to redeem all, but not less than all, of the Notes that remain outstanding following such purchase at a purchase price equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest on the Notes that remain outstanding, to the date of redemption (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date that is on or prior to such date of redemption).

Section 4.16 Payments for Consent.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fees or otherwise, to any Holder (or Beneficial Owner) of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture, the Notes, the Security Documents or the Intercreditor Agreement unless such consideration is offered to be paid or is paid to all Holders (or Beneficial Owners) of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

Section 4.17 Designation of Restricted and Unrestricted Subsidiaries.

The Board of Directors of the Company may, other than during a Suspension Period, designate any Restricted Subsidiary of the Company (other than any Subsidiary owning Collateral) to be an Unrestricted Subsidiary if that designation would not cause a Default and the other requirements for such designation prescribed in the definition of “Unrestricted Subsidiary” are satisfied. If a Restricted Subsidiary of the Company is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary properly designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of Section 4.07 or represent Permitted Investments, as determined by the Company. That designation shall only be permitted if the Investment would be permitted at that time and if the Subsidiary so designated otherwise meets the definition of an Unrestricted Subsidiary.

The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary of the Company to be a Restricted Subsidiary of the Company, provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under Section 4.09, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (2) no Default (other than a Reporting Default) or Event of Default would be in existence following such designation.

Section 4.18 Business Activities.

The Company shall not, and shall not permit any Restricted Subsidiary to, engage in any business other than the Oil and Gas Business, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Section 4.19 Suspended Covenants.

From and after the first day (the “Suspension Date”) on which (1) the Notes have an Investment Grade Rating from both Rating Agencies and (2) no Default has occurred and is continuing under this Indenture, the Company and its Restricted Subsidiaries will not be subject to the provisions of Sections 4.07, 4.08, 4.09, 4.10, 4.11, 4.18 and clause (d) of Section 5.01 of this Indenture (collectively, the “Suspended Covenants”).

If at any date (each such date, a “Reversion Date”) the credit rating of the Notes is downgraded from an Investment Grade Rating by either Rating Agency or a Default (other than with respect to the Suspended Covenants) occurs and is continuing, then the Suspended Covenants will thereafter be reinstated and again become applicable. The period of time between the Suspension Date and the Reversion Date is referred to herein as the “Suspension Period.” Neither the failure of the Company or any of its Subsidiaries to comply with a Suspended Covenant during a Suspension Period nor compliance by the Company or any of its Subsidiaries with any contractual obligation entered into in compliance with this Indenture during that period will constitute a Default, Event of Default or breach of any kind under this Indenture, the Notes or the Subsidiary Guarantees.

Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under Section 4.07 will be made as though Section 4.07 had been in effect at all times since the Initial Issuance Date, including during the Suspension Period.

The Company will provide the Trustee with prompt written notice upon the commencement of a Suspension Period and of the occurrence of a Reversion Date. In addition, during any Suspension Period, the Board of Directors of the Company will not be permitted to designate any of its Subsidiaries as Unrestricted Subsidiaries.

Section 4.20 After-Acquired Property.

Promptly following the acquisition by the Company or any Domestic Subsidiary at any time after expiration of the Escrow Period of any Specified Collateral Assets, the Company shall, or shall cause such Domestic Subsidiary to, as applicable, (a) become a Pledgor under the US Pledge Agreement (to the extent not already a party thereto) by executing and delivering to the Collateral Agent a supplement to the US Pledge Agreement in the form specified therein, whereby the Company or such Domestic Subsidiary, as applicable, shall grant a security interest to the Collateral Agent, for the benefit of the Secured Parties, in such Specified Collateral Assets (as well as such other assets that constitute Collateral under the US Pledge Agreement), (b) execute and deliver such other Security Documents as the Collateral Agent may request in order to create and perfect security interests in such Specified Collateral Assets (as well as such other assets that constitute Collateral under the US Pledge Agreement) in favor of the Collateral Agent, for the benefit of the Secured Parties, including Security Documents governed by the law of the jurisdiction of organization of any First-Tier Foreign Subsidiary whose Capital Stock constitutes part of such Specified Collateral Assets or the jurisdiction of organization of the obligor under any promissory notes or other Indebtedness that constitutes part of such Specified Collateral Assets, as applicable, and (c) take or cause to be taken such other actions (including delivering properly completed Uniform Commercial Code financing statements) as may be necessary or advisable in the opinion of the Collateral Agent to vest in the Collateral Agent, for the benefit of the Secured Parties, a first-priority perfected security interest in such Specified Collateral Assets and to have such Specified Collateral Assets added to the Collateral and thereupon all provisions of this Indenture, the Security Documents and the Intercreditor Agreement relating to the Collateral shall be deemed to relate to such Specified Collateral Assets to the same extent and with the same force and effect; provided, however, that the Company or such Domestic Subsidiary, as applicable, shall not be required to grant a security interest in the voting Capital Stock of any First-Tier Foreign Subsidiary representing greater than 65% of the voting Capital Stock of such First-Tier Foreign Subsidiary.

Section 4.21 Further Assurances.

(a) The Company and the Domestic Subsidiaries, at their own expense, shall do or cause to be done all acts and things that may be required, or that the Collateral Agent from time to time may reasonably request, to assure and confirm that the Collateral Agent holds, for the benefit of the Secured Parties, duly created and enforceable and perfected Liens upon the Collateral (including any property or assets that are acquired or otherwise become Collateral after the expiration of the Escrow Period), in each case, as contemplated by, and with the Lien priority required under, the Security Documents and the Intercreditor Agreement.

(b) Upon the reasonable request of the Collateral Agent at any time and from time to time, the Company and the Domestic Subsidiaries, at their own expense, shall promptly execute, acknowledge and deliver such security documents, instruments, certificates, notices and other documents, and take such other actions as may be reasonably required, or that the Collateral Agent may reasonably request, to create, perfect, protect, assure or enforce the Liens and benefits intended to be conferred, in each case as contemplated by this Indenture, the Security Documents and the Intercreditor Agreement.

ARTICLE 5

SUCCESSORS

Section 5.01 Merger, Consolidation, or Sale of Assets.

The Company may not: (x) consolidate or merge with or into another Person (whether or not the Company is the survivor), convert into another form of entity or continue in another jurisdiction; or (y) directly or indirectly, sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions to another Person, unless:

(a) either (1) the Company is the survivor or (2) the Person formed by or surviving any such consolidation or merger or resulting from such conversion (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation, limited liability company or limited partnership organized or existing under the laws of the United States, any state of the United States or the District of Columbia (the Company or such Person, as the case may be, being herein called the “Successor Company”);

(b) the Successor Company unconditionally assumes all the obligations of the Company under the Notes, this Indenture, any Registration Rights Agreement (if any obligations thereunder remain unsatisfied), the Security Documents and the Intercreditor Agreement pursuant to a supplemental indenture or other agreement in a form reasonably satisfactory to the Trustee;

(c) immediately after such transaction or transactions, no Default (other than a Reporting Default) or Event of Default exists;

(d) either

(i) the Successor Company would, on the date of such transaction immediately after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 4.09 hereof; or

(ii) immediately after giving pro forma effect to such transaction and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, the Fixed Charge Coverage Ratio of the Successor Company, will be equal to or greater than the Fixed Charge Coverage Ratio of the Company immediately prior to such transaction;

(e) the Successor Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or disposition and such supplemental indenture (if any) comply with this Indenture;

(f) if applicable, the Successor Company causes such amendments, supplements or other instruments to be executed, delivered, filed and recorded, as applicable, in such jurisdictions as may be required by applicable law to preserve and protect the Lien of the Security Documents on any Collateral owned by or transferred to the Successor Company;

(g) any Collateral owned by or transferred to the Successor Company shall (1) continue to constitute Collateral under this Indenture and the Security Documents, (2) be subject to a first-priority Lien in favor of the Collateral Agent for the benefit of the Holders of the Notes and (3) not be subject to any Lien other than the Liens securing the Notes and the Second Priority Notes; and

(h) the property and assets of the Person which is merged or consolidated with or into the Successor Company, to the extent that they are property or assets of the types which would constitute Collateral under the Security Documents, shall be treated as after-acquired property and the Successor Company shall take such action as may be reasonably necessary to cause such property and assets to be made subject to a first-priority Lien in favor of the Collateral Agent for the benefit of the Holders of the Notes.

Notwithstanding the restrictions described in the foregoing clause (d), (x) any Restricted Subsidiary of the Company may consolidate with, merge into or dispose of all or part of its properties or assets to the Company or another Restricted Subsidiary, and (y) the Company may merge with or into an Affiliate formed solely for the purpose of reincorporating the Company in another jurisdiction, and the Company will not be required to comply with the preceding clause (e) in connection with any such consolidation, merger or disposition.

For purposes of the foregoing, the sale, assignment, transfer, lease, conveyance or other disposition (in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Subsidiaries of the Company, which properties or assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties or assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties or assets of the Company.

Section 5.02 Successor Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Company in accordance with Section 5.01 hereof, in which the Company is not the surviving entity, the Successor Company shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture with the same effect as if such Successor Company had been named as the Company herein (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Company” shall refer instead to such Successor Company and not to the Company); and thereafter (except in the case of a lease of all or substantially all of the Company’s properties or assets), the Company shall be discharged and released from all obligations and covenants under this Indenture and the Notes. The Trustee shall enter into a supplemental indenture to evidence the succession and substitution of such successor and such discharge and release of the Company.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01 Events of Default.

Each of the following is an “Event of Default” (whatever the reason for such Event of Default and whether it shall be involuntary or be effected by operation of law):

(a) default in the payment when due of interest or Additional Interest, if any, with respect to the Notes, and such default continues for a period of 30 days;

(b) default in the payment of the principal of or premium, if any, on the Notes when due at their Stated Maturity, upon redemption, upon required repurchase, upon acceleration or otherwise;

(c) failure by the Company to comply with the provisions of Section 5.01 hereof or to consummate a purchase or redemption of Notes when required pursuant to the provisions of Section 3.08, 3.09, 4.10 or 4.15 hereof;

(d) failure by the Company to comply with the provisions of Section 4.03 for 60 days after notice to the Company by the Trustee or the Holders of at least 25% in principal amount of the Notes then outstanding of such failure;

(e) failure by the Company or any Guarantor to comply with any of the agreements in this Indenture, the Notes, the Security Documents or the Intercreditor Agreement (including the provisions of Section 3.08, 3.09, 4.10 or 4.15 of this Indenture to the extent not described in clause (c) of this Section 6.01) for 60 days after notice to the Company by the Trustee or the Holders of at least 25% in principal amount of the Notes then outstanding of such failure;

(f) a default occurs under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists or is created after the Initial Issuance Date, if such default:

(1) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of any grace period provided in such Indebtedness (a “Payment Default”); or

(2) results in the acceleration of such Indebtedness prior to its Stated Maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25 million or more; provided, however, that if any such default is cured or waived or any such acceleration rescinded, in each case within 20 days after the occurrence of such default or declaration of such acceleration, or such Indebtedness is repaid and the Notes have not been accelerated, such Event of Default shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;

(g) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $25 million (to the extent not covered by insurance by a reputable and creditworthy insurer as to which the insurer has not disclaimed coverage), which judgments are not paid, discharged or stayed for a period of 60 consecutive days;

(h) (1) any Subsidiary Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect or (2) any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Subsidiary Guarantee, except, in each case, by reason of the release of such Subsidiary Guarantee in accordance with the provisions of this Indenture;

(i) the Company, any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary of the Company or any group of the Company’s Restricted

Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary of the Company, pursuant to or within the meaning of Bankruptcy Law:

(1) commences a voluntary case,

(2) consents in writing to the entry of an order for relief against it in an involuntary case,

(3) consents in writing to the appointment of a Custodian of it or for all or substantially all of its property,

(4) makes a general assignment for the benefit of its creditors, or

(5) admits in writing it generally is not paying its debts as they become due; or

(j) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(1) is for relief against the Company, any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary of the Company or any group of the Company’s Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary of the Company, in an involuntary case;

(2) appoints a Custodian (x) of the Company, any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary of the Company or any group of the Company’s Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary of the Company, or (y) for all or substantially all of the property of the Company, any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary of the Company or any group of the Company’s Restricted Subsidiaries, that, taken together, would constitute a Significant Subsidiary of the Company; or

(3) orders the liquidation of the Company, any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary of the Company or any group of the Company’s Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary of the Company;

and the order or decree remains unstayed and in effect for 60 consecutive days; and

(k) (i) the Security Documents shall for any reason cease to create a valid and perfected first-priority Lien on any material portion of the Collateral (in each case, other than in accordance with the terms of this Indenture or the terms of the Security Documents) or (ii) the Company or any Subsidiary asserts in writing that any Lien created under the Security Documents is invalid or unenforceable.

Section 6.02 Acceleration.

If any Event of Default occurs and is continuing, the Trustee, by notice to the Company, or the Holders of at least 25% in principal amount of the then outstanding Notes, by notice to the Company and the Trustee, may declare all the Notes to be due and payable immediately. Upon any such declaration, the Notes shall become due and payable immediately, together with all accrued and unpaid interest, Additional Interest, if any, and premium, if any, thereon. Notwithstanding the preceding, if an Event of Default specified in clause (i) or (j) of Section 6.01 hereof occurs, all outstanding Notes shall become due and payable immediately without further action or notice, together with all accrued and unpaid interest, Additional Interest, if any, and premium, if any, thereon. The Holders of a majority in principal amount of the then outstanding Notes by notice to the Trustee may on behalf of all of the Holders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except with respect to nonpayment of principal, interest, premium or Additional Interest, if any, that have become due solely because of the acceleration) have been cured or waived.

Section 6.03 Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of and interest, premium, if any, and Additional Interest, if any, on, the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04 Waiver of Past Defaults.

Holders of a majority in principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive (including, without limitation, in connection with a purchase of, or tender offer or exchange offer for, Notes) any existing Default or Event of Default and its consequences hereunder, except (i) a Default or Event of Default in the payment of the principal of, or interest, premium, if any, or Additional Interest, if any, on the Notes or (ii) a Default or Event of Default in respect of a provision that under Section 9.02 cannot be amended without the consent of each Holder affected. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture, but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05 Control by Majority.

Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it with respect to the Notes. However, the

Trustee may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes or that may involve the Trustee in personal liability. In case an Event of Default has occurred and is continuing, prior to taking any action hereunder, the Trustee shall be entitled to satisfactory indemnification against all loss, liability and expenses caused by the taking or not taking of such action.

Section 6.06 Limitation on Suits.

No Holder may pursue any remedy hereunder with respect to this Indenture, the Subsidiary Guarantees or the Notes unless:

(a) such Holder has previously given the Trustee notice of a continuing Event of Default;

(b) the Holders of at least 25% in principal amount of the then outstanding Notes requested the Trustee to pursue the remedy;

(c) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(d) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(e) Holders of a majority in aggregate principal amount of the then outstanding Notes have not given the Trustee a direction that is inconsistent with such request within such 60-day period.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

Section 6.07 Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal of and interest, premium, if any, and Additional Interest, if any, on, the Notes, on or after the respective due dates expressed in the Notes (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08 Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a) or (b) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company and the Guarantors for the whole amount of principal of, interest, premium, if any, and Additional Interest, if any, remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and Additional Interest, if any, and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09 Trustee is Authorized to File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims, and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10 Priorities.

If the Trustee collects any money pursuant to this Article, it shall pay out the money in the following order:

First: to the Trustee and the Collateral Agent, and their respective agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee or the Collateral Agent and costs and expenses of collection incurred by the Trustee or the Collateral Agent;

Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, interest, premium, if any, and Additional Interest, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, interest, premium, if any, and Additional Interest, if any, respectively; and

Third: to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

Section 6.11 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

Section 6.12 The Collateral Agent.

Whenever in the exercise of any remedy available to the Trustee or the exercise of any trust or power conferred on it with respect to the Notes, the Trustee may also direct the Collateral Agent in the exercise of any of the rights and remedies available to the Collateral Agent pursuant to the Security Documents, and the Collateral Agent shall (subject to Section 11.07) comply with any such direction.

ARTICLE 7

TRUSTEE

Section 7.01 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(i) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i) this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.

(e) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law. All money received by the Trustee shall, until applied as herein provided, be held in trust for the payment of the principal of, premium, if any, interest, if any, and Additional Amounts, if any, on the Notes.

(f) No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability. In case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holder unless such Holder has offered to the Trustee satisfactory indemnity or security against any loss, liability or expense.

(g) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder and in its capacity as Trustee under any other agreement executed in connection with this Indenture to which the Trustee is a party.

Section 7.02 Rights of Trustee.

(a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel of its own selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed by it with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company.

(f) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee satisfactory security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(g) The Trustee shall not be deemed to have knowledge of any Default or Event of Default except: (1) any Event of Default occurring pursuant to Section 6.01(a) or 6.01(b) hereof; or (2) any Default or Event of Default of which a Responsible Officer of the Trustee shall have received written notification or obtained actual knowledge.

(h) The permissive right of the Trustee to act hereunder shall not be construed as a duty.

(i) In no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

Section 7.03 Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company, any Guarantor or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest (as defined in the TIA) after a Default has occurred and is continuing, it must eliminate that conflict within 90 days, apply to the SEC for permission to continue as Trustee or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11 hereof.

Section 7.04 Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Notes, the Intercreditor Agreement, the Escrow Agreement and any Security Document, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05 Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is known to a Responsible Officer of the Trustee, the Trustee shall mail to Holders of Notes a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, or interest, premium, or Additional Interest, if any, on, any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

Section 7.06 Reports by Trustee to Holders of the Notes.

Within 60 days after each June 1 beginning with the June 1 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with TIA § 313(b). The Trustee shall also transmit by mail all reports as required by TIA § 313(c).

A copy of each report at the time of its mailing to the Holders of Notes shall be mailed to the Company and filed with the SEC and each stock exchange (if any) on which the Notes are listed in accordance with TIA § 313(d). The Company shall promptly notify the Trustee when the Notes are listed on or de-listed from any stock exchange.

Section 7.07 Compensation and Indemnity.

The Company shall pay to the Trustee from time to time such reasonable compensation as the Company and the Trustee may agree in writing for the Trustee’s acceptance of this Indenture and services hereunder. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

The Company and the Guarantors shall indemnify the Trustee, jointly and severally, against any and all losses, liabilities, damages, claims or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company and the Guarantors (including this Section 7.07) and defending itself against any claim (whether asserted by the Company, any Guarantor or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability, damage, claim or expense may be attributable to its negligence, bad faith or willful misconduct. The Trustee shall notify the Company and the Guarantors promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company and the Guarantors shall not relieve the Company or the Guarantors of their obligations hereunder. The Company and the Guarantors shall defend the claim and the Trustee shall cooperate in the defense. The Trustee may have separate counsel and the Company and the Guarantors shall pay the reasonable fees and expenses of such counsel. Neither the Company nor any Guarantor need pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

The obligations of the Company and the Guarantors under this Section 7.07 shall survive the satisfaction and discharge of this Indenture and the resignation or removal of the Trustee.

To secure the Company’s and the Guarantors’ payment obligations in this Section 7.07, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal, premium, if any, and interest or Additional Interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture and the resignation or removal of the Trustee.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(i) or 6.01(j) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

The immunities, protections and exculpations available to the Trustee under this Indenture shall also be available to each Agent, and the Company’s obligations under this Section 7.07 to compensate and indemnify the Trustee shall extend likewise to each Agent.

Section 7.08 Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

The Trustee may resign in writing upon thirty (30) days notice at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of Notes of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing and may appoint a successor trustee with the consent of the Company. The Company may remove the Trustee if:

(a) the Trustee fails to comply with Section 7.10 hereof;

(b) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c) a receiver, Custodian or public officer takes charge of the Trustee or its property; or

(d) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or the Holders of Notes of at least 10% of the principal amount of the then outstanding Notes may petition any court of competent jurisdiction, at the expense of the Company, for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder of a Note who has been a Holder of a Note for at least six months, fails to comply with Section 7.10 hereof, such Holder of a Note may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders of the Notes. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s and the Guarantors’ obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.

Section 7.09 Successor Trustee by Merger, etc.

If the Trustee consolidates with, or merges or converts into, or transfers or sells all or substantially all of its corporate trust business or assets to, another corporation or banking association, the successor corporation or banking association without any further act shall be the successor Trustee. As soon as practicable, the successor Trustee shall mail a notice of its succession to the Company and the Holders of the Notes.

Section 7.10 Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100 million as set forth in its most recent published annual report of condition. No obligor upon the Notes shall serve as a Trustee.

This Indenture shall always have a Trustee who satisfies the requirements of TIA § 310(a)(1), (2) and (5). The Trustee is subject to TIA § 310(b).

Section 7.11 Preferential Collection of Claims Against the Company.

The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01 Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may, at the option of its Board of Directors evidenced by a resolution set forth in an Officers’ Certificate, at any time, exercise their rights under either Section 8.02 or 8.03 hereof with respect to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02 Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Company shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have discharged its obligations with respect to all outstanding Notes, the Security Documents and the Intercreditor Agreement and each Guarantor shall be deemed to have discharged its obligations with respect to its Subsidiary Guarantee, the Security Documents and the Intercreditor Agreement on the date the conditions set forth in Section 8.04 below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, and each Guarantor shall be deemed to have paid and discharged its Subsidiary Guarantee (which in each case shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in (a) and (b) below) and to have satisfied all its other obligations under such Notes or Subsidiary Guarantee, this Indenture, the Security Documents and the Intercreditor Agreement (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes to receive solely from the trust fund described in Section 8.04 hereof, and as more fully set forth in such Section, payments in respect of the principal of and interest, premium, if any, and Additional Interest, if any, on, such Notes when such payments are due, (b) the Company’s obligations with respect to such Notes under Article 2 and Section 4.02 hereof and the Appendix, (c) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s and the Guarantors’ obligations in connection therewith and (d) the Legal Defeasance and Covenant Defeasance provisions of this Article 8. Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03 Covenant Defeasance.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Company shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from its obligations under the covenants contained in Article 4 (other than those in Sections 4.01, 4.02, 4.06, 4.14 and 4.19) and in clause (d) of Section 5.01 hereof on and after the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Company and any Guarantor may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03 hereof, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Section 6.01(d) and Sections 6.01(f) through 6.01(h) hereof shall not constitute Events of Default.

Section 8.04 Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(a) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment banking firm, appraisal firm or firm of independent public accountants, to pay the principal of, and interest, premium, if any, and Additional Interest, if any, on, the outstanding Notes to the date of Stated Maturity or the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to the date of Stated Maturity or to a particular redemption date;

(b) in the case of an election under Section 8.02 hereof, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that:

(1) the Company has received a ruling from, or a ruling has been published by, the Internal Revenue Service; or

(2) since the Initial Issuance Date, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c) in the case of an election under Section 8.03 hereof, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit pursuant to this Section 8.04 or the grant of Liens securing such borrowing);

(e) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(f) the Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over the other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(g) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05 Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee pursuant to Section 8.04 or 8.08 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company or any of its Subsidiaries acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, interest, premium, if any, and Additional Interest, if any, but such money need not be segregated from other funds except to the extent required by law.

The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 or 8.08 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the written request of the Company any money or non-callable Government Securities held by it as provided in Section 8.04 or 8.08 hereof which, in the opinion of a nationally recognized investment banking, appraisal firm or firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance, Covenant Defeasance or Discharge, as the case may be.

Section 8.06 Repayment to the Company.

Subject to applicable escheat and abandoned property laws, any money or non-callable Government Securities deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, or interest, premium, if any, or Additional Interest, if any, on, any Note and remaining unclaimed for two years after such principal, interest, premium, if any, or Additional Interest, if any, has become due and payable shall be paid to the Company on its written request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter be permitted to look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money or non-callable Government Securities, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, shall at the written request and expense of the Company cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

Section 8.07 Reinstatement.

If the Trustee or Paying Agent is unable to apply any money or non-callable Government Securities in accordance with Section 8.05 hereof, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Guarantors’ obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.05 hereof; provided, however, that, if the Company or any Guarantor makes any payment of principal of, interest, premium, if any, or Additional Interest, if any, on, any Note following the reinstatement of its obligations, the Company or such Guarantor, as applicable, shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities deposited with or held by the Trustee or Paying Agent.

Section 8.08 Discharge.

This Indenture shall be satisfied and discharged and shall cease to be of further effect as to all Notes issued hereunder (except for (a) the rights of Holders of outstanding Notes to receive solely from the trust fund described in clause (b) of this Section 8.08, and as more fully set forth in such clause (b), payments in respect of the principal of and interest, premium, if any, and Additional Interest, if any, on, such Notes when such payments are due, (b) the Company’s obligations with respect to such Notes under Sections 2.03, 2.04, 2.05, 2.06, 2.07, 2.09 and 4.02 hereof and the Appendix and (c) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s obligations in connection therewith), and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture with respect to all the Notes, when:

(1) either:

(a) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(b) all Notes that have not been delivered to the Trustee for cancellation have become due and payable or will become due and payable within one year by reason of the mailing of a notice of redemption or otherwise, and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, accrued interest, premium, if any, and Additional Interest, if any, to the date of fixed maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit or the grant of Liens securing such borrowing);

(3) such deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(4) the Company and the Guarantors have paid or caused to be paid all other sums payable by them under this Indenture;

(5) the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at fixed maturity or the redemption date, as the case may be; and

(6) the Company has delivered (a) an Officers’ Certificate to the Trustee stating that all conditions precedent to satisfaction and discharge of this Indenture (“Discharge”) have been satisfied and (b) an Opinion of Counsel to the Trustee stating that all conditions precedent to Discharge set forth in clauses (3) and (5) above have been satisfied.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01 Without Consent of Holders of Notes.

Notwithstanding Section 9.02 of this Indenture, without the consent of any Holders of Notes, the Company, the Guarantors, the Trustee and the Collateral Agent may amend or supplement this Indenture, the Security Documents (by the applicable parties thereto), the Intercreditor Agreement and the Notes in the following circumstances:

(a) to cure any ambiguity, omission, defect or inconsistency;

(b) to provide for the assumption of the Company’s obligations to the Holders of Notes or under the Security Documents or the Intercreditor Agreement pursuant to Article 5 hereof;

(c) to provide for the assumption of a Guarantor’s obligations to the Holders of Notes or under the Security Documents or the Intercreditor Agreement pursuant to Article 10 hereof;

(d) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(e) to provide any security for, any guarantees of or any additional obligors on the Notes;

(f) to comply with any requirements to effect or maintain the qualification of this Indenture under the TIA;

(g) to add covenants that would benefit the Holders or to surrender any rights the Company has under this Indenture, the Notes, the Security Documents and the Intercreditor Agreement;

(h) to add events that constitute Events of Default with respect to the Notes;

(i) to evidence the release of any Guarantor from its Subsidiary Guarantee or from the Security Documents to which it is a party in accordance with this Indenture;

(j) to make, complete or confirm any grant of Collateral permitted or required by this Indenture or any of the Security Documents; and

(k) to make any change that does not adversely affect any outstanding Notes; provided that any change made solely to conform the provisions of this Indenture, the Notes, the Security Documents or the Intercreditor Agreement to the “Description of the Notes” in the Offering Memorandum will not be deemed to adversely affect any outstanding Notes.

Upon the request of the Company, and upon receipt by the Trustee of the documents described in Section 9.06 hereof, the Trustee and the Collateral Agent shall join with the Company and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but neither the Trustee nor the Collateral Agent shall be obligated to enter into such amended or supplemental Indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.02 With Consent of Holders of Notes.

Except as provided above in Section 9.01 and below in this Section 9.02, the Company, the Guarantors, the Trustee and the Collateral Agent may amend or supplement this Indenture, the Security Documents (by the applicable parties thereto), the Intercreditor Agreement and the Notes with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default or compliance with any provision of this Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a purchase of, tender offer or exchange offer for Notes). However, without the consent of each Holder of an outstanding Note affected thereby, an amendment, supplement or waiver may not:

(a) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(b) reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(c) reduce the principal of, any premium on, or change the stated maturity of, any Note;

(d) reduce any premium payable on the redemption or repurchase of any Note or change the time at which any Note may or must be redeemed or repurchased;

(e) make any Note payable in currency other than as stated in the Notes;

(f) impair the rights of any Holder to receive payment on or with respect to such Holder’s Notes or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(g) make any change in the amendment, supplement or waiver provisions that require the consent of each Holder of an outstanding Note affected thereby;

(h) waive a Default or Event of Default in the payment of principal of or premium, interest or Additional Interest, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(i) release any Guarantor of its obligations under a Subsidiary Guarantee, except in accordance with the terms of this Indenture;

(j) make any change to or modify the ranking of the Notes (or the Liens securing the Notes or the Subsidiary Guarantees) that would adversely affect the Holders of the Notes;

(k) make any change in the provisions of the Intercreditor Agreement, the Indenture or the Security Documents dealing with the application of proceeds of Collateral that would adversely affect the Holders of the Notes; or

(l) release all or substantially all of the Collateral from the Lien of the Security Documents, except in accordance with the terms of this Indenture.

Upon the request of the Company accompanied by Board Resolutions authorizing its execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 9.06 hereof, the Trustee shall join with the Company and the Guarantors in the execution of such amended or supplemental indenture, unless such amended or supplemental indenture affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture.

It shall not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section becomes effective, the Company shall mail to the Holders of Notes a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental Indenture or waiver.

Section 9.03 Compliance with Trust Indenture Act.

Every amendment or supplement to this Indenture or the Notes shall be set forth in an amended or supplemental Indenture that complies with the TIA as then in effect.

A consent to any amendment, supplement or waiver under this Indenture by any Holder given in connection with a purchase, tender or exchange of such Holder’s Notes shall not be rendered invalid by such purchase, tender or exchange.

Section 9.04 Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and, except as provided in the second succeeding paragraph, thereafter binds every Holder.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver. If a record date is fixed, then notwithstanding the second to last sentence of the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to consent to such amendment, supplement or waiver or revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No consent shall be valid or effective for more than 90 days after such record date except to the extent that the requisite number of consents to the amendment, supplement or waiver have been obtained within such 90-day period or as set forth in the next paragraph of this Section 9.04.

After an amendment, supplement or waiver becomes effective, it shall bind every Holder, unless it makes a change described in any of clauses (a) through (i) of Section 9.02, in which case, the amendment, supplement or waiver shall bind only each Holder of a Note who has consented to it and every subsequent Holder of a Note or portion of a Note that evidences the same indebtedness as the consenting Holder’s Note.

Section 9.05 Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company, in exchange for all Notes, may issue and the Trustee shall authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06 Trustee and Collateral Agent to Sign Amendments, etc.

The Trustee and the Collateral Agent shall sign any amendment or supplement or grant any waiver authorized pursuant to this Article 9 if the amendment, supplement or waiver does not adversely affect their respective rights, duties, liabilities or immunities. If any such amendment or supplement does adversely affect the rights, duties, liabilities or immunities of the Trustee and/or the Collateral Agent, the Trustee and/or the Collateral Agent, as the case may be, may, but need not, sign such amended or supplemented Indenture or grant such waiver. In executing any amended or supplemental indenture, the Trustee and the Collateral Agent shall be entitled to receive and (subject to Section 7.01) shall be fully protected in relying upon, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.

Section 9.07 Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given, made or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Company. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and (subject to Section 7.01) conclusive in favor of the Trustee and the Company, if made in the manner provided in this Section.

Without limiting the generality of this Section, unless otherwise provided in or pursuant to this Indenture, (i) a Holder, including a Depository or its nominee that is a Holder of a Global Note, may give, make or take, by an agent or agents duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in or pursuant to this Indenture to be given, made or taken by Holders, and a Depository or its nominee that is a Holder of a Global Note may duly appoint in writing as its agent or agents members of, or participants in, such Depository holding interests in such Global Note in the records of such Depository; and (ii) with respect to any Global Note the Depository for which is The Depository Trust Company (“DTC”), any consent or other action given, made or taken by an Agent Member of DTC by electronic means in accordance with the Automated Tender Offer Procedures system or other customary procedures of, and pursuant to authorization by, DTC shall be deemed to constitute the “Act” of the Holder of such Global Note, and such Act shall be deemed to have been delivered to the Company and the Trustee upon the delivery by DTC of an “agent’s message” or other notice of such consent or other action having been so given, made or taken in accordance with the Applicable Procedures of DTC.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by a Person acting in a capacity other than such Person’s individual capacity, such certificate or affidavit shall also constitute sufficient proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner which the Trustee deems sufficient.

(c) The ownership of Notes shall be proved by the Register.

(d) Without limiting the foregoing, a Holder entitled hereunder to give, make or take any action hereunder with regard to any particular Note may do so, or duly appoint in writing any Person or Persons as its agent or agents to do so, with regard to all or any part of the principal amount of such Note.

ARTICLE 10

GUARANTEES OF NOTES

Section 10.01 Subsidiary Guarantees.

Subject to this Article 10, each of the Guarantors hereby, jointly and severally, unconditionally guarantees on a senior basis to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the Obligations of the Company hereunder and thereunder, that:

(a) the principal of, and interest, premium and Additional Interest, if any, on, the Notes will be promptly paid in full when due, whether at Stated Maturity, by acceleration, upon repurchase or redemption or otherwise, and interest on the overdue principal of, premium, if any, and (to the extent permitted by law) interest and Additional Interest, if any, on, the Notes, and all other payment Obligations of the Company to the Holders, the Trustee or the Collateral Agent under this Indenture or the Notes will be promptly paid in full and performed, all in accordance with the terms hereof and thereof; and

(b) in case of any extension of time of payment or renewal of any Notes or any of such other Obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, subject to any applicable grace period, whether at Stated Maturity, by acceleration, upon repurchase or redemption or otherwise.

Failing payment when so due of any amount so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. An Event of Default under this Indenture or the Notes shall constitute an event of default under the Subsidiary Guarantees, and shall entitle the Holders to accelerate the obligations of the Guarantors hereunder in the same manner and to the same extent as the Obligations of the Company.

The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance (other than complete performance) which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor further, to the extent permitted by law, hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that its Subsidiary Guarantee will not be discharged except by complete performance of the Obligations contained in the Notes and this Indenture.

If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors, or any Custodian, Trustee or other similar official acting in relation to any of the Company or the Guarantors, any amount paid by the Company or any Guarantor to the Trustee or such Holder, the Subsidiary Guarantees, to the extent theretofore discharged, shall be reinstated in full force and effect. Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any Obligations guaranteed hereby until payment in full of the Obligations guaranteed hereby.

Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (a) the maturity of the Obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of its Subsidiary Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed thereby, and (b) in the event of any declaration of acceleration of such Obligations as provided in Article 6 hereof, such Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purpose of its Subsidiary Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Subsidiary Guarantees.

Section 10.02 Guarantors May Consolidate, etc., on Certain Terms.

(a) No Guarantor shall sell or otherwise dispose of, in one or more related transactions, all or substantially all of its properties or assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person (other than the Company or another Guarantor), unless:

(i) immediately after giving effect to such transaction or series of related transactions, no Default or Event of Default exists;

(ii) either (1) such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor), or to which such sale or other disposition is made (such Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”) unconditionally assumes all the obligations of that Guarantor under the Notes, this Indenture, its Subsidiary Guarantee and any Security Documents to which such Guarantor is a party pursuant to a supplemental indenture substantially in the form of Annex A hereto or other documents or instruments in form reasonably satisfactory to the Trustee on terms set forth therein, or (2) such transaction or series of related transactions complies with the provisions of Section 4.10;

(iii) if applicable, the Successor Guarantor causes such amendments, supplements or other instruments to be executed, delivered , filed and recorded, as applicable, in such jurisdictions as may be required by Applicable Law to preserve and protect the Lien of the Security Documents on any Collateral owned or transferred to such Successor Guarantor;

(iv) any Collateral owned by or transferred to the Successor Guarantor shall (1) continue to constitute Collateral under this Indenture and the Security Documents, (2) be subject to a first-priority Lien in favor of the Collateral Agent for the benefit of the Holders of the Notes and (3) not be subject to any Lien other than Liens securing the Notes or the Second Priority Notes; and

(v) the property and assets of the Person which is merged or consolidated with or into any Successor Guarantor, to the extent that they are property or assets of the types which would constitute Collateral under the Security Documents, shall be treated as after-acquired property, and the Successor Guarantor shall take such action as may be reasonably necessary to cause such property and assets to be made subject to a first-priority Lien in favor of the Collateral Agent for the benefit of the Holders of the Notes.

(b) In the case of any such consolidation or merger and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and substantially in the form of Annex A hereto, of the Subsidiary Guarantee of, and the due and punctual performance of all of the covenants of this Indenture to be performed by, the applicable Guarantor, such successor Person shall succeed to and be substituted for such Guarantor with the same effect as if it had been named herein as a Guarantor.

Section 10.03 Releases of Subsidiary Guarantees.

The Subsidiary Guarantee of a Guarantor shall be released: (1) in connection with any sale or other disposition of all or substantially all of the properties or assets of such Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition complies with Section 4.10; (2) in connection with any sale or other disposition of the Capital Stock of such Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition complies with Section 4.10 and the Guarantor no longer qualifies as a Subsidiary as a result of such disposition; (3) if such Guarantor is a Restricted Subsidiary and the Company designates such Guarantor as an Unrestricted Subsidiary in accordance with Section 4.17 of this Indenture; (4) upon Legal Defeasance or Discharge in accordance with Article 8; (5) upon the liquidation or dissolution of such Guarantor, provided no Default or Event of Default has occurred or is continuing; or (6) (a) if such Guarantor is a Domestic Subsidiary, at such time as such Guarantor ceases both (i) to guarantee any other Indebtedness of the Company or any other Guarantor in excess of the De Minimis Guaranteed Amount and (ii) to be a Material Domestic Subsidiary; and (b) if such Guarantor is a Foreign Subsidiary, at such time as such Guarantor ceases to guarantee any other Indebtedness of the Company or any other Guarantor in excess of the De Minimis Guaranteed Amount.

Upon delivery by the Company to the Trustee of an Officers’ Certificate to the effect that any of the conditions described in the foregoing clauses (1) — (6) has occurred, the Trustee shall execute any documents reasonably requested by the Company in order to evidence the release of any Guarantor from its obligations under its Subsidiary Guarantee. Any Guarantor not released from its obligations under its Subsidiary Guarantee shall remain liable for the full amount of principal of and interest, premium, if any, and Additional Interest, if any, on, the Notes and for the other obligations of such Guarantor under this Indenture as provided in this Article 10.

Section 10.04 Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Subsidiary Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Subsidiary Guarantee. The obligations of each Guarantor under its Subsidiary Guarantee will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law and not otherwise being void or voidable under any similar laws affecting the rights of creditors generally.

Section 10.05 “Trustee” to Include Paying Agent.

In case at any time any Paying Agent other than the Trustee shall have been appointed and be then acting hereunder, the term “Trustee” as used in this Article 10 shall in each case (unless the context shall otherwise require) be construed as extending to and including such Paying Agent within its meaning as fully and for all intents and purposes as if such Paying Agent were named in this Article 10 in place of the Trustee.

ARTICLE 11

SECURITY

Section 11.01 Security Documents; Additional Collateral; Intercreditor Agreement.

(a) Security Documents. In order to secure the due and punctual payment of the Notes Obligations, (i) EOC shall, upon the expiration of the Escrow Period, enter into the US Pledge Agreement, the Dutch Pledge Agreement and the UK Security Assignment and (ii) to the extent the Company or any Domestic Subsidiary other than EOC owns any Specified Collateral Assets upon the expiration of the Escrow Period, the Company and each such Domestic Subsidiary shall, upon the expiration of the Escrow Period, enter into the US Pledge Agreement and such other Security Documents as the Collateral Agent may request in order to create and perfect security interests in such Specified Collateral Assets (as well as such other assets that constitute Collateral under the US Pledge Agreement) in favor of the Collateral Agent, for the benefit of the Secured Parties, including Security Documents governed by the law of the jurisdiction of organization of any First-Tier Foreign Subsidiary whose Capital Stock constitutes part of such Specified Collateral Assets or the jurisdiction of organization of the obligor under any promissory notes or other Indebtedness that constitutes part of such Specified Collateral Assets, as applicable; provided, however, that the Company or such Domestic Subsidiary, as applicable, shall not be required to grant a security interest in the voting Capital Stock of any First-Tier Foreign Subsidiary representing greater than 65% of the voting Capital Stock of such First-Tier Foreign Subsidiary.

The Company shall, and shall cause every other Pledgor to, and each Pledgor shall, make all filings (including filings of continuation statements and amendments to UCC financing statements that may be necessary to continue the effectiveness of such UCC financing statements) and take all other actions as are reasonably necessary or required by the Security Documents to maintain (at the sole cost and expense of the Pledgors) the security interest created by the Security Documents in the Collateral as a perfected first-priority security interest.

(b) Additional Collateral. With respect to any Specified Collateral Assets acquired by the Company or any Domestic Subsidiary at any time after the expiration of the Escrow Period, the Company or such Domestic Subsidiary, as applicable, will take the actions required by Section 4.20.

(c) Intercreditor Agreement. Upon its execution and delivery, the Trustee, the Collateral Agent and the Holders shall be bound by the terms of the Intercreditor Agreement and each Holder of a Note, by accepting such Note, agrees to all the terms and provisions of the Intercreditor Agreement and the Security Documents and directs the Trustee and the Collateral Agent, as applicable, to execute and deliver such documents. Notwithstanding anything to the contrary, upon the execution and delivery of the Intercreditor Agreement (i) the Liens and security interests granted to the Collateral Agent pursuant to the Security Documents and all rights and obligations of the Trustee and Collateral Agent hereunder shall be expressly subject to the Intercreditor Agreement and (ii) the exercise of any right or remedy by the Trustee and the Collateral Agent hereunder shall be subject to provisions of the Intercreditor Agreement. In the event of any conflict or inconsistency between the terms of the Intercreditor Agreement and the terms of this Indenture, the terms of the Intercreditor Agreement, when executed and delivered, shall govern.

Section 11.02 Recording, Registration and Opinions. The Company shall furnish to the Trustee and the Collateral Agent at least thirty (30) days prior to the anniversary of the Initial Issuance Date in each year an Opinion of Counsel, either (i) stating that, in the opinion of such counsel, all action has been taken with respect to the recording, filing, re-recording and refiling of this Indenture and all supplemental indentures, financing statements, continuation statements and other documents, as are necessary to maintain the perfected Liens created under the Security Documents under Applicable Law and reciting the details of such action or referring to prior Opinions of Counsel in which such details are given (and such opinion may refer to prior Opinions of Counsel and contain customary assumptions, qualifications and exceptions and may rely on an Officers’ Certificate of the Company) or (ii) stating that, in the opinion of such counsel, no such action is necessary to maintain such Liens.

Section 11.03 Releases of Collateral. The Liens securing the Notes Obligations will, subject to the provisions of the Intercreditor Agreement, be released:

(1) in whole, upon the full and final payment and performance of all Notes Obligations;

(2) in part, as to the Capital Stock of a First-Tier Foreign Subsidiary in connection with any sale or other disposition of all of the Capital Stock of such Subsidiary (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Subsidiary of the Company in a transaction that is not prohibited by this Indenture, subject to compliance with Section 4.10;

(3) in whole, upon Legal Defeasance pursuant to Section 8.02, Covenant Defeasance pursuant to Section 8.03 or Discharge of this Indenture pursuant to Section 8.08;

(4) in whole or in part, as applicable, as to any Collateral that constitutes all or substantially all of the Collateral, with the consent of each Holder of an outstanding Note as provided in Section 9.02(l);

(5) in part, as to any Collateral other than Capital Stock of a First-Tier Foreign Subsidiary, in connection with any sale or other disposition of such Collateral to a Person that is not (either before or after giving effect to such transaction) the Company or a Subsidiary of the Company in a transaction that is not prohibited by this Indenture, subject to compliance with Section 4.10; or

(6) in part, as to any property or assets of the Company or any of its Restricted Subsidiaries that become subject to a Lien for the benefit of the Holders of the Notes pursuant to clause (a) of the first paragraph of Section 4.12, at such time as there are no other Liens of any kind (other than Permitted Liens) on such property or assets securing Indebtedness, as provided in the second paragraph of Section 4.12.

Section 11.04 Release Documentation. Upon compliance with the conditions to release of all or any portion of the Collateral set forth in Section 11.03, the Collateral Agent and the Trustee shall forthwith take all necessary action (at the request of and the expense of the Company, accompanied by an Officers’ Certificate and Opinion of Counsel that the conditions precedent to such release have been satisfied) to release and re-convey to the applicable Pledgor the applicable portion of the Collateral that is authorized to be released pursuant to Section 11.03, and shall deliver such Collateral in its possession to the applicable Pledgor, including, without limitation, executing and delivering releases and satisfactions wherever required in form reasonably satisfactory to the Company, the Collateral Agent and the Trustee.

Section 11.05 Possession and Use of Collateral. So long as no Event of Default shall have occurred and be continuing, and subject to the terms of the Security Documents, each Pledgor shall be entitled to exercise any voting and other consensual rights pertaining to the Collateral, including receipt of all payments made on the EEUK Loan, and to subordinate the EEUK Loan on whatever terms the secured creditors of EEUK may require.

Section 11.06 Reports and Certificates Relating to Collateral.

(a) To the extent applicable, the Company shall cause Section 313(b) of the TIA, relating to reports, and Section 314(d) of the TIA, relating to the release of property or securities subject to the Lien of the Security Documents, to be complied with.

(b) Any certificate or opinion required under Section 314(d) of the TIA may be made by an officer or legal counsel, as applicable, of the Company except in cases where Section 314(d) of the TIA requires that such certificate or opinion be made by an independent Person, which Person shall be an independent engineer, appraiser or other expert selected by the Company.

(c) Notwithstanding anything to the contrary in this Section 11.06, the Company shall not be required to comply with all or any portion of Section 314(d) of the TIA if it determines, in good faith based on the advice of counsel, that under the terms of Section 314(d) of the TIA or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of Section 314(d) of the TIA is inapplicable to any release or series of releases of Collateral.

Section 11.07 Collateral Agent.

(a) The Trustee and each of the Holders by acceptance of the Notes hereby acknowledge the Company’s appointment of the Collateral Agent as the Trustee’s and the Holders’ collateral agent under this Indenture and the Security Documents, and the Trustee and each of the Holders by acceptance of the Notes hereby irrevocably authorize the Collateral Agent to take such action on their behalf under the provisions of this Indenture and the Security Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Indenture and the Security Documents, together with such powers as are reasonably incidental thereto. The Collateral Agent agrees to act as such on the express conditions contained in this Section 11.07. The provisions of this Section 11.07 are solely for the benefit of the Collateral Agent and none of the Trustee, any of the Holders, the Company or any of the Domestic Subsidiaries shall have any rights as a third party beneficiary of any of the provisions contained herein. Notwithstanding any provision to the contrary contained elsewhere in this Indenture and the Security Documents, the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the Security Documents, nor shall the Collateral Agent have or be deemed to have any fiduciary relationship with the Trustee, any Holder or the Company or any Domestic Subsidiary, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture and the Security Documents or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Collateral Agent shall not be construed to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Except as expressly otherwise provided in this Indenture and the Security Documents, the Collateral Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions which the Collateral Agent is expressly entitled to take or assert under this Indenture and the Security Documents, including the exercise of remedies pursuant to Article 6, and any action so taken or not taken shall be deemed consented to by the Trustee and the Holders.

(b) The Collateral Agent may execute any of its duties under this Indenture and the Security Documents by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties, and the written advice of such counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon. The Collateral Agent shall not be responsible for the negligence or misconduct of any agent, employee or attorney-in-fact that it selects as long as such selection was made without negligence or willful misconduct.

(c) None of the Collateral Agent or any of its agents or employees shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Indenture or the transactions contemplated hereby (except for its own negligence or willful misconduct) or under or in connection with any Security Document or the transactions contemplated thereby (except for its own negligence or willful misconduct), or (ii) be responsible in any manner to the Trustee or any Holder for any recital, statement, representation, warranty, covenant or agreement made by the Company or any Guarantor contained in this Indenture or any of the Security Documents, or in any certificate, report, statement or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Indenture or any of the Security Documents, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Indenture or any of the Security Documents, or for any failure of the Company or any Guarantor or any other party to this Indenture or any of the Security Documents to perform its obligations hereunder or thereunder. None of the Collateral Agent or any of its agents or employees shall be under any obligation to the Trustee or any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Indenture or any of the Security Documents or to inspect the properties, books or records of the Company or any other Pledgor.

(d) The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless the Collateral Agent shall have received written notice from the Trustee or the Company referring to this Indenture, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Trustee acting in accordance with Article 6 (subject to this Section 11.07); provided, however, that unless and until the Collateral Agent has received any such request, the Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

(e) The Collateral Agent may resign at any time by so notifying the Company and the Trustee in writing at least thirty (30) days prior to the proposed date of resignation, such resignation to be effective upon the acceptance of a successor agent to its appointment as Collateral Agent. If the Collateral Agent resigns under this Indenture, the Trustee, subject to the consent of the Company (which shall not be unreasonably withheld and which shall not be required during a continuing Event of Default), shall appoint a successor Collateral Agent. If no successor collateral agent is appointed prior to the intended effective date of the resignation of the Collateral Agent (as stated in the notice of resignation), the Collateral Agent may appoint, after consulting with the Trustee, subject to the consent of the Company (which shall not be unreasonably withheld and which shall not be required during a continuing Event of Default), a successor Collateral Agent, which may be the same Person as the Trustee. If no successor Collateral Agent is appointed and consented to by the Company pursuant to the preceding sentence within thirty (30) days after the intended effective date of resignation (as stated in the notice of resignation) the Collateral Agent, the Company or the Holders of at least 10% in principal amount of the then outstanding principal amount of the Notes shall be entitled to petition at the expense of the Company a court of competent jurisdiction to appoint a successor Collateral Agent. A successor Collateral Agent shall deliver a written acceptance of its appointment to the retiring Collateral Agent and to the Company. Thereupon, the resignation of the retiring Collateral Agent shall become effective, and the successor Collateral Agent shall have all the rights, powers and the duties of the Collateral Agent under this Indenture and the Security Documents. The successor Collateral Agent shall mail a notice of its succession to the Trustee. The retiring Collateral Agent shall promptly transfer all property held by it as Collateral Agent to the successor Collateral Agent, provided that all sums owing to the retiring Collateral Agent hereunder have been paid. Notwithstanding the replacement of the Collateral Agent pursuant to this Section 11.07(e), the Company’s obligations under this Section 11.07 and Section 11.12 shall continue for the benefit of the retiring Collateral Agent.

(f) Except as otherwise explicitly provided herein or in the Security Documents, neither the Collateral Agent nor any of its officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Collateral Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its own willful misconduct, gross negligence or bad faith.

(g) The Trustee is authorized and directed by the Holders and the Holders by acquiring the Notes are deemed to have authorized the Trustee, as applicable, upon the expiration of the Escrow Period, to (i) enter into the Security Documents to which it is a party, (ii) bind the Holders on the terms as set forth in such Security Documents, (iii) perform and observe its obligations under such Security Documents and (iv) cause the Collateral Agent to enter into and perform its obligations under the Security Documents. The Collateral Agent is authorized and directed by the Trustee and the Holders and the Holders by acquiring the Notes are deemed to have authorized the Collateral Agent, upon the expiration of the Escrow Period, to (i) enter into the Security Documents to which it is a party, (ii) bind the Trustee and the Holders on the terms as set forth in such Security Documents and (iii) perform and observe its obligations under such Security Documents.

(h) The Collateral Agent shall have no obligation whatsoever to the Trustee or any of the Holders to assure that the Collateral exists or is owned by the Company and the other Pledgors or is cared for, protected or insured or has been encumbered, or that the Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all of the Grantor’s property constituting Collateral intended to be subject to the Lien and security interest of the Security Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto.

(i) The Collateral Agent (i) shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within its rights or powers, or for any error of judgment made in good faith by an authorized officer, unless it is proved that the Collateral Agent was negligent in ascertaining the pertinent facts, (ii) shall not be liable for interest on any money received by it except as the Collateral Agent may agree in writing with the Company (and money held in trust by the Collateral Agent need not be segregated from other funds except to the extent required by law), and (iii) may consult with counsel of its selection and the written advice or opinion of such counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon. The grant of permissive rights or powers to the Collateral Agent shall not be construed to impose duties to act.

(j) It is hereby understood that the Dutch Parallel Debt (as defined in the Dutch Pledge Agreement) has been included in the Dutch Pledge Agreement for the purpose of determining the secured obligations in any Collateral that is governed by Dutch law, and in relation to such Dutch Parallel Debt:

(i)	the Collateral Agent shall act in its own name and not as agent of any Secured Party (but always for the benefit of the Secured Parties in accordance with the provisions of this Indenture, the Notes, the Intercreditor Agreement and the Security Documents);

(ii)	the rights, powers and authorities vested in the Collateral Agent pursuant to this Indenture, the Notes, the Intercreditor Agreement, the Security Documents, the Subsidiary Guarantees and any other agreements or instruments required to be executed pursuant to the terms thereof are subject to any restrictions imposed by mandatory Dutch law; and

(iii)	the Collateral Agent shall be entitled to accept the Dutch Parallel Debt on behalf of each of the Secured Parties, notwithstanding the foregoing.

(k) If the Collateral Agent resigns in accordance with this Section 11.07, EOC shall execute such documents and take such other action as is necessary or (in the opinion of the Collateral Agent) desirable in connection with the substitution, in accordance with Applicable Law, of the successor Collateral Agent as creditor of the Dutch Parallel Debt and as beneficiary of the Dutch Pledge Agreement securing the Dutch Parallel Debt.

Section 11.08 Purchaser Protected. No purchaser or grantee of any property or rights purporting to be released from the Liens in favor of the Collateral Agent shall be bound to ascertain the authority of the Collateral Agent or Trustee to execute the release or to inquire as to the existence of any conditions herein prescribed for the exercise of such authority so long as the conditions set forth in Section 11.03 have been satisfied.

Section 11.09 Authorization of Actions to Be Taken by the Collateral Agent Under the Security Documents. Subject to the provisions of the Security Documents, (a) each of the Trustee and the Collateral Agent may, in its sole discretion and without the consent of the Holders, take all actions as it deems necessary or appropriate in order to (i) enforce any of the terms of the Security Documents and (ii) collect and receive any and all amounts payable in respect of the Notes Obligations and (b) each of the Trustee and the Collateral Agent shall have power to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any act that may be unlawful or in violation of the Security Documents or this Indenture, and such suits and proceedings as the Trustee or the Collateral Agent may deem expedient to preserve or protect its interests and the interests of the Holders in the Collateral (including the power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest thereunder or be prejudicial to the interests of the Holders, the Trustee or the Collateral Agent).

Section 11.10 Authorization of Receipt of Funds by the Trustee Under the Security Documents. The Trustee is authorized to receive any funds for the benefit of Holders distributed under the Security Documents and to apply such funds as provided in Section 6.10.

Section 11.11 Powers Exercisable by Receiver or Trustee. In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 11 upon the Company or any Guarantor, as applicable, with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Company or any Guarantor, as applicable, or of any officer or officers thereof required by the provisions of this Article 11.

Section 11.12 Compensation and Indemnification. The Collateral Agent shall be entitled to the compensation and indemnification set forth in Section 7.07 (with the references to the Trustee therein being deemed to refer to the Collateral Agent).

ARTICLE 12

MISCELLANEOUS

Section 12.01 Trust Indenture Act Controls.

If any provision hereof limits, qualifies or conflicts with a provision of the TIA which is required to be a part of and govern this Indenture, such required provision of the TIA shall control.

Section 12.02 Notices.

Any notice or communication by the Company, any Guarantor or the Trustee to the other parties hereto is duly given if in writing (in the English language) and delivered in person or mailed by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to their respective addresses:

If to the Company or any Guarantor:

Endeavour International Corporation

811 Main Street, Suite 2100

Houston, TX 77002

Attention: J. Michael Kirksey

Facsimile: (813) 307-8794

with a copy to (which shall not constitute notice):

Vinson & Elkins L.L.P.

1001 Fannin, Suite 2500

Houston, TX 77002

Attention: T. Mark Kelly

Facsimile: (713) 615-5531

If to the Trustee or the Collateral Agent:

Wells Fargo Bank, National Association

750 N. Saint Paul Place, Suite 1750

MAC T9263-170

Dallas, Texas 75201

Facsimile Number: (214) 756-7401

Attention: Corporate Trust, Municipal and Escrow Services

The Company, any of the Guarantors or the Trustee, by notice to the other parties hereto, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt is acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery, in each case to the address shown above.

Any notice or communication to a Holder shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the Register kept by the Registrar. All notices and communications to a Holder shall be deemed to have been duly given: five Business Days after being deposited in the mail, postage prepaid, if mailed, and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery, in each case to the address of the Holder shown on the Register kept by the Registrar. Any notice or communication shall also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If either the Company or any Guarantor mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

Notwithstanding anything to the contrary contained herein, as long as the Notes are in the form of a Global Note, notice to the Holders thereof may be made electronically in accordance with Applicable Procedures.

Section 12.03 Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

Section 12.04 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee to take any action or refrain from taking any action under this Indenture, the Company shall furnish to the Trustee:

(a) an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 12.05 Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) shall comply with the provisions of TIA § 314(e) and shall include:

(a) a statement that the person making such certificate or opinion has read such condition or covenant;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such condition or covenant has been satisfied; and

(d) a statement as to whether or not, in the opinion of such person, such condition or covenant has been satisfied.

Section 12.06 Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 12.07 No Personal Liability of Directors, Officers, Employees and Unitholders.

No past, present or future director, officer, partner, employee, incorporator, manager or stockholder or other owner of Capital Stock of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or any Guarantor under the Notes, the Subsidiary Guarantees, this Indenture or the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 12.08 Governing Law.

THIS INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 12.09 No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 12.10 Successors.

All agreements of the Company and the Guarantors in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee and the Collateral Agent in this Indenture shall bind their respective successors.

Section 12.11 Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 12.12 Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 12.13 Counterparts.

The parties hereto may sign any number of copies of this Indenture. This Indenture may be signed in counterparts and by the different parties hereto in separate counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. The exchange of copies of this Indenture and of signature pages by facsimile or portable document format (PDF) transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signature of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 12.14 Language of Notices, Etc.

Any request, demand, authorization, direction, notice, consent, waiver or Act required or permitted under this Indenture shall be in the English language, except that any published notice may be in an official language of the country of publication.

Section 12.15 PATRIOT Act.

The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. PATRIOT Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee with such information within their possession or control as it may reasonably request in order for the Trustee to satisfy the requirements of the USA PATRIOT Act.

[Signatures on following pages]

SIGNATURES

COMPANY

ENDEAVOUR INTERNATIONAL CORPORATION

By:	/s/ J. Michael Kirksey
J. Michael Kirksey
Executive Vice President and Chief Financial Officer

GUARANTORS

ENDEAVOUR OPERATING CORPORATION ENDEAVOUR ENERGY NEW VENTURES INC. END MANAGEMENT COMPANY

By:	/s/ J. Michael Kirksey
J. Michael Kirksey
Executive Vice President and Chief Financial Officer

TRUSTEE AND COLLATERAL AGENT

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Patrick T. Giordano
Patrick T. Giordano
Vice President

Signature Page to Indenture

RULE 144A/REGULATION S APPENDIX

PROVISIONS RELATING TO INITIAL NOTES

AND EXCHANGE NOTES

1. Definitions

1.1 Definitions.

For the purposes of this Appendix the following terms shall have the meanings indicated below:

“Depository” means The Depository Trust Company, its nominees and their respective successors and assigns, or such other depository institution hereinafter appointed by the Company.

“Exchange Notes” means (1) the 12% First Priority Notes due 2018 issued pursuant to this Indenture in connection with a Registered Exchange Offer pursuant to a Registration Rights Agreement and (2) Additional Notes, if any, issued pursuant to a registration statement filed with the SEC under the Securities Act.

“Initial Notes” means (1) $350,000,000 aggregate principal amount of 12% First Priority Notes due 2018 issued pursuant to this Indenture on the Initial Issuance Date, (2) Additional Notes, if any, issued in a transaction exempt from the registration requirements of the Securities Act and (3) any 12% First Priority Notes due 2018 issued pursuant to Section 2.3(b)(ii) hereof in exchange for any Initial Notes.

“Initial Purchasers” means (1) with respect to the Initial Notes issued on the Initial Issuance Date, Citigroup Global Markets Inc., BNP Paribas Securities Corp., FBR Capital Markets & Co., Global Hunter Securities, LLC, Imperial Capital, LLC and Wunderlich Securities, Inc. and (2) with respect to each issuance of Additional Notes, the Persons purchasing such Additional Notes under the related Purchase Agreement.

“Notes” means the Initial Notes (including any Additional Notes, if any, issued in a transaction exempt from the registration requirements of the Securities Act) and the Exchange Notes (including any Additional Notes, if any, issued pursuant to a registration statement filed with the SEC under the Securities Act), treated as a single class.

“Notes Custodian” means the custodian with respect to a Global Note (as appointed by the Depository), or any successor Person thereto and shall initially be the Trustee.

“Purchase Agreement” means (1) with respect to the Initial Notes issued on the Initial Issuance Date, the Purchase Agreement dated February 13, 2012 among the Company, the Guarantors and the Initial Purchasers, and (2) with respect to each issuance of Additional Notes, the purchase agreement or underwriting agreement among the Company and the Persons purchasing or underwriting such Additional Notes.

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“Registered Exchange Offer” means the offer by the Company, pursuant to a Registration Rights Agreement, to certain Holders of Initial Notes, to issue and deliver to such Holders, in exchange for the Initial Notes, a like aggregate principal amount of Exchange Notes registered under the Securities Act.

“Registration Rights Agreement” means (1) with respect to the Initial Notes issued on the Initial Issuance Date, the Registration Rights Agreement dated as of February 23, 2012 among the Company, the Guarantors and the Initial Purchasers and (2) with respect to each issuance of Additional Notes issued in a transaction exempt from the registration requirements of the Securities Act, the registration rights agreement, if any, among the Company and the Persons purchasing such Additional Notes under the related Purchase Agreement, in each case, as amended from time to time.

“Shelf Registration Statement” means the registration statement issued by the Company in connection with the offer and sale of Initial Notes pursuant to a Registration Rights Agreement.

“Transfer Restricted Securities” means Notes that bear or are required to bear the legend set forth in Section 2.3(b)(i) hereof.

“Unrestricted Initial Notes” means any Initial Notes that are not Transfer Restricted Securities.

1.2 Other Definitions.

Term	Defined in Section:
“Agent Members”	2.1(b)
“Global Note”	2.1(a)
“Regulation S”	2.1(a)
“Regulation S Notes”	2.1(a)
“Resale Restriction Termination Date”	2.3(b)
“Restricted Global Note”	2.1(a)
“Restricted Period”	2.1(b)
“Rule 144A”	2.1(a)
“Rule 144A Notes”	2.1(a)

2.1 The Notes.

(a) Form and Dating. Initial Notes offered and sold to QIBs in reliance on Rule 144A (“Rule 144A Notes”) under the Securities Act (“Rule 144A”) or in reliance on Regulation S (“Regulation S Notes”) under the Securities Act (“Regulation S”), in each case as provided in a Purchase Agreement, shall be issued initially in the form of one or more permanent global Notes in definitive, fully registered form without interest coupons with the global Notes legend and Restricted Notes Legend set forth in Exhibit 1 hereto (each, unless and until becoming an Unrestricted Initial Note in accordance with Section 2.3(b)(ii) below, a “Restricted Global Note”), which shall be deposited on behalf of the purchasers of the Initial Notes represented thereby with the Trustee, as Notes Custodian for the Depository (or with such other custodian as the Depository may direct), and registered in the name of the Depository or a nominee of the

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Depository, duly executed by the Company and authenticated by the Trustee as hereinafter provided. Beneficial interests in a Restricted Global Note representing Initial Notes sold in reliance on either Rule 144A or Regulation S may be held through Euroclear or Clearstream, as indirect participants in the Depository. The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depository or its nominee as hereinafter provided. Exchange Notes shall be issued in global form (with the global Notes legend set forth in Exhibit 1 hereto) or in certificated form as provided in Section 2.4 of this Appendix. Exchange Notes issued in global form, Unrestricted Initial Notes issued in global form and Restricted Global Notes are sometimes referred to in this Appendix as “Global Notes.”

(b) Book-Entry Provisions. This Section 2.1(b) shall apply only to a Global Note deposited with or on behalf of the Depository.

The Company shall execute and the Trustee shall, in accordance with this Section 2.1(b), authenticate and deliver initially one or more Global Notes that (a) shall be registered in the name of the Depository for such Global Note or Global Notes or the nominee of such Depository and (b) shall be delivered by the Trustee to such Depository or pursuant to such Depository’s instructions or held by the Trustee as custodian for the Depository. If such Global Notes are Restricted Global Notes, then separate Global Notes shall be issued to represent Rule 144A Notes and Regulation S Notes so long as required by law or the Depository.

Members of, or participants in, the Depository (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depository or by the Trustee as the custodian of the Depository or under such Global Note, and the Company, the Trustee and any agent of the Company or the Trustee shall be entitled to treat the Depository as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and its Agent Members, the operation of customary practices of such Depository governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

Prior to the expiration of the period through and including the 40th day after the later of the commencement of the offering of any Initial Notes and the closing of such offering (such period, the “Restricted Period”), beneficial interests in the Restricted Global Note representing Regulation S Notes may be exchanged for beneficial interests in the Rule 144A Restricted Global Note representing Rule 144A Notes only if (i) such exchange occurs in connection with a transfer of the notes pursuant to Rule 144A, (ii) the transferor first delivers to the Trustee a written certificate (in the form provided in Exhibit 1 hereto) to the effect that the notes are being transferred to a Person who the transferor reasonably believes to be a QIB within the meaning of Rule 144A and is purchasing for its own account or the account of a QIB, in each case in a transaction meeting the requirements of Rule 144A, and (iii) the transfer is in accordance with all applicable securities laws of the states of the United States and other jurisdictions. After the expiration of the Restricted Period, such certification requirements shall not apply to such transfers of beneficial interests in a Restricted Global Note representing Regulation S Notes.

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Beneficial interests in a Restricted Global Note representing Rule 144A Notes may be transferred to a Person who takes delivery in the form of an interest in the Restricted Global Note representing Regulation S Notes, whether before or after the expiration of the Restricted Period, only if the transferor first delivers to the Trustee a written certificate (in the form provided in Exhibit 1 hereto) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if available) and that, if such transfer occurs prior to the expiration of the Restricted Period, the interest transferred will be held immediately thereafter through Euroclear of Clearstream.

(c) Certificated Notes. Except as provided in Section 2.3 or 2.4, owners of beneficial interests in Restricted Global Notes shall not be entitled to receive physical delivery of certificated Notes. Certificated Notes shall not be exchangeable for beneficial interests in Global Notes.

2.2 Authentication. The Trustee shall authenticate and deliver: (1) on the Initial Issuance Date, an aggregate principal amount of $350,000,000 12% First Priority Notes due 2018, (2) at any time or from time to time, any Additional Notes for an original issue in an aggregate principal amount specified in the written order of the Company pursuant to Section 2.02 of the Indenture and (3) at any time or from time to time, Exchange Notes for issue only in a Registered Exchange Offer pursuant to a Registration Rights Agreement, for a like principal amount of Initial Notes, in each case upon a written order of the Company. Such order (x) shall specify (i) the aggregate principal amount of the Notes to be authenticated, the date on which such Notes are to be authenticated and to whom such Notes shall be registered and delivered; (ii) whether such Notes constitute Initial Notes or Exchange Notes; (iii) whether or not such Notes constitute Additional Notes; and (iv) if such Notes constitute Additional Notes, the issue price, the issue date (and the corresponding date from which interest shall accrue thereon and the first interest payment date therefor) and the CUSIP number and any corresponding ISIN of such Additional Notes and whether such Additional Notes shall be Transfer Restricted Securities and issued in the form of Initial Notes as set forth in Exhibit 1 hereto or shall be issued in the form of Exchange Notes as set forth in Exhibit 2 hereto and (y) in the case of any issuance of Additional Notes pursuant to Section 2.13 of the Indenture, shall certify that such issuance is in compliance with Section 4.09 of the Indenture. The Trustee shall also authenticate and deliver Notes at the times and in the manner specified in Sections 2.3 and 2.4 hereof and in Sections 2.06, 2.07, 2.09, 3.06, 4.10, 4.15 or 9.05 of the Indenture.

2.3 Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. (i) The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depository, in accordance with the Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of the Depository therefor. A transferor of a beneficial interest in a Rule 144A Global Note to a Regulation S Global Note or a Regulation S Global Note to a Rule 144A Global Note shall deliver to the Registrar a written order given in accordance with the Depository’s procedures containing information regarding the participant account of the Depository to be credited with a beneficial interest in the Global Note. The Registrar shall, in accordance with such instructions instruct the Depository to credit to the account of the Person specified in such instructions a beneficial interest in the Global Note and to debit the account of the Person making the transfer the beneficial interest in the Global Note being transferred.

App. - 4

(ii) Notwithstanding any other provisions of this Appendix, a Global Note may not be transferred as a whole except by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor Depository or a nominee of such successor Depository.

(iii) In the event that a Restricted Global Note is exchanged for Notes in certificated form pursuant to Section 2.4 of this Appendix, prior to the consummation of a Registered Exchange Offer or the effectiveness of a Shelf Registration Statement with respect to such Notes, such Notes may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of this Section 2.3 (including the certification requirements set forth on the reverse of the Initial Notes intended to ensure that such transfers comply with Rule 144A or Regulation S, as the case may be) and such other procedures as may from time to time be adopted by the Company.

(b) Legend.

(i) Except as permitted by the following paragraphs (ii), (iii), (iv) and (v), each Note certificate evidencing the Restricted Global Notes (and all Notes issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form:

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE HOLDER OF THIS NOTE BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING SUCH NOTE IN AN “OFFSHORE TRANSACTION” WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (2) AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH NOTE, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) WHICH IS ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF SUCH NOTE (OR ANY PREDECESSOR OF SUCH NOTE) OR ONLY (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) FOR SO LONG AS THIS NOTE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR

App. - 5

THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHICH NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (C) PURSUANT TO OFFERS AND SALES TO NON-U.S. PURCHASERS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (D) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (B), (C) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, AND IN EACH OF THE FOREGOING CASES, A CERTIFICATE OF TRANSFER IN THE FORM APPEARING IN THE INDENTURE IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.

(ii) The Company, acting in its discretion, may remove the legend set forth in paragraph (i) above from any Transfer Restricted Security at any time on or after the Resale Restriction Termination Date applicable to such Transfer Restricted Security. Without limiting the generality of the preceding sentence, the Company may effect such removal by issuing and delivering, in exchange for such Transfer Restricted Security, an Unrestricted Initial Note without such legend, registered to the same Holder and in an equal principal amount, and upon receipt by the Trustee of a written order of the Company stating that the Resale Restriction Termination Date applicable to such Transfer Restricted Security has occurred and requesting the authentication and delivery of an Unrestricted Initial Note in exchange therefor (which order shall not be required to be accompanied by any Opinion of Counsel or any other document) given at least three Business Days in advance of the proposed date of exchange specified therein (which shall be no earlier than such Resale Restriction Termination Date), the Trustee shall authenticate and deliver such Unrestricted Initial Note to the Depository or pursuant to such Depository’s instructions or hold such Note as Note Custodian for the Depository and shall request the Depository to, or, if the Trustee is Note Custodian of such Transfer Restricted Security, shall itself, surrender such Transfer Restricted Security in exchange for such Unrestricted Initial Note without such legend and thereupon cancel such Transfer Restricted Security so surrendered, all as directed in such order. For purposes of determining whether the Resale Restriction Termination Date has occurred with respect to any Notes evidenced by a Transfer Restricted Security or delivering any order pursuant to this Section 2.3(b)(ii) with respect to such Notes, (i) only those Notes which a Principal Officer of the Company actually knows (after reasonable inquiry) to be or to have been owned by an Affiliate of the Company shall be deemed to be or to have been, respectively, owned by an Affiliate of the Company; and (ii) “Principal Officer” means the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company.

App. -6

For purposes of this Section 2.3(b)(ii), all provisions relating to the removal of the legend set forth in paragraph (i) above shall relate, if the Resale Restriction Termination Date has occurred only with respect to a portion of the Notes evidenced by a Transfer Restricted Security, to such portion of the Notes so evidenced as to which the Resale Restriction Termination Date has occurred.

Each holder of any Note evidenced by any Restricted Global Note, by its acceptance thereof, (A) authorizes and consents to, (B) appoints the Company as its agent for the sole purpose of delivering such electronic messages, executing and delivering such instruments and taking such other actions, on such holder’s behalf, as the Depository or the Trustee may require to effect, and (C) upon the request of the Company, agrees to deliver such electronic messages, execute and deliver such instruments and take such other actions as the Depository or the Trustee may require, or as shall otherwise be necessary to effect, the removal of the legend set forth in Section 2.3(b)(i) (including by means of the exchange of all or the portion of such Restricted Global Note evidencing such Note for a certificate evidencing such Note that does not bear such legend) at any time after the Resale Restriction Termination Date.

(iii) Upon any sale or transfer of a Transfer Restricted Security (including any Transfer Restricted Security represented by a Restricted Global Note) pursuant to Rule 144 under the Securities Act, the Registrar shall permit the transferee thereof to exchange such Transfer Restricted Security for a certificated Note that does not bear the legend set forth above and rescind any restriction on the transfer of such Transfer Restricted Security, if the transferor thereof certifies in writing to the Registrar that such sale or transfer was made in reliance on Rule 144 (such certification to be in the form set forth on the reverse of the Note).

(iv) After a transfer of any Initial Notes pursuant to and during the period of the effectiveness of a Shelf Registration Statement with respect to such Initial Notes, all requirements pertaining to legends on such Initial Note will cease to apply, the requirement that any such Initial Note issued to certain Holders be issued in global form will cease to apply, and a certificated Initial Note or an Initial Note in global form, in each case without restrictive transfer legends, will be available to the transferee of the Holder of such Initial Notes upon exchange of such transferring Holder’s certificated Initial Note or directions to transfer such Holder’s interest in the Global Note, as applicable.

(v) Upon the consummation of a Registered Exchange Offer with respect to the Initial Notes, all requirements pertaining to such Initial Notes that Initial Notes issued to certain Holders be issued in global form will still apply with respect to Holders of such Initial Notes that do not exchange their Initial Notes, and Exchange Notes in certificated or global form will be available to Holders that exchange such Initial Notes in such Registered Exchange Offer.

(c) Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a Global Note have either been exchanged for certificated Notes, redeemed, purchased or canceled, such Global Note shall be returned to the Trustee for cancellation or

App. - 7

retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for certificated Notes, redeemed, purchased or canceled, or if any certificated Note is exchanged for such a beneficial interest, the principal amount of Notes represented by such Global Note shall be reduced or increased, as appropriate, and an adjustment shall be made on the books and records of the Trustee (if it is then the Notes Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Notes Custodian, to reflect such reduction or increase, as the case may be.

(d) Obligations with Respect to Transfers and Exchanges of Notes.

(i) To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate certificated Notes and Global Notes at the Registrar’s request.

(ii) No service charge shall be made for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax, assessments or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charge payable upon any exchange or transfer pursuant to Sections 3.06, 4.10, 4.15 and 9.05 of the Indenture).

(iii) The Registrar shall not be required to register the transfer of or exchange of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, it need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed.

(iv) Prior to the due presentation for registration of transfer of any Note, the Company, the Guarantors, the Trustee, the Paying Agent or the Registrar may deem and treat the Person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of, interest, premium, if any, and Additional Interest, if any, on, such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Company, the Guarantors, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

(v) All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange. Accordingly, for purposes of clause (3) of the second paragraph of Section 4.09 of this Indenture, “the Notes issued and sold on the Initial Issuance Date” shall be deemed to refer to and include any Notes issued in exchange for, or upon registration of transfer of, or in lieu of, any such Notes (or any predecessor Notes thereof) pursuant to Sections 2.3 or 2.4 hereof or Sections 2.06, 2.07, 2.09, 3.06, 4.10, 4.15 or 9.05 of this Indenture.

(e) No Obligation of the Trustee. The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depository or other Person with respect to the accuracy of the records of the Depository or its nominee or of any participant or member thereof, with respect to any ownership

App. - 8

interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depository) of any notice (including any notice of optional redemption) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to or upon the order of the registered Holders (which shall be the Depository or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depository subject to the applicable rules and procedures of the Depository. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depository with respect to its members, participants and any beneficial owners.

(ii) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under the Indenture or under Applicable Law with respect to any transfer of any interest in any Note (including any transfers between or among Depository participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of the Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

2.4 Certificated Notes.

(a) A Global Note deposited with the Depository or with the Trustee as custodian for the Depository pursuant to Section 2.1 shall be transferred to the beneficial owners thereof in the form of certificated Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if such transfer complies with Section 2.3 and (i) the Depository notifies the Company that it is unwilling or unable to continue as Depository for such Global Note or if at any time such Depository ceases to be a “clearing agency” registered under the Exchange Act and in either case the Company fails to appoint a successor depositary within 90 days, (ii) the Company, at its option, but subject to the Depository’s requirements, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes, or (iii) an Event of Default has occurred and is continuing and the Depository notifies the Trustee of its decision to exchange the Global Notes for Certificated Notes.

(b) Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section shall be surrendered by the Depository or the Notes Custodian to the Trustee located at its Corporate Trust Office to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of certificated Notes of authorized denominations. Any portion of a Global Note transferred pursuant to this Section shall be executed, authenticated and delivered only in denominations equal to $2,000 or an integral multiple of $1,000 in excess of $2,000, and registered in such names as the Depository shall direct. Any certificated Note delivered in exchange for an interest in a Global Note shall, except as otherwise provided by Section 2.3(b), bear the Restricted Notes Legend set forth in Exhibit 1 hereto.

App. - 9

(c) Subject to the provisions of Section 2.4(b), the Holder of a Global Note shall be entitled to grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under the Indenture or the Notes.

(d) In the event of the occurrence of any of the events specified in Section 2.4(a), the Company shall promptly make available to the Trustee a reasonable supply of certificated Notes in definitive, fully registered form without interest coupons.

App. - 10

EXHIBIT 1 TO RULE 144A/REGULATION S APPENDIX

[FORM OF FACE OF INITIAL NOTE]

[Global Notes Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

[Restricted Notes Legend]

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE HOLDER OF THIS NOTE BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN “OFFSHORE TRANSACTION” WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (2) AGREES TO OFFER, SELL OR OTHERWISE TRANSFER THIS NOTE, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) WHICH IS ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS NOTE (OR ANY PREDECESSOR OF THIS NOTE) OR ONLY (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) FOR SO LONG AS THIS NOTE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS

Exhibit 1 to App. - 1

OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHICH NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (C) PURSUANT TO OFFERS AND SALES TO NON-U.S. PURCHASERS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (D) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (B), (C) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, AND IN EACH OF THE FOREGOING CASES, A CERTIFICATE OF TRANSFER IN THE FORM APPEARING IN THE INDENTURE IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.

Exhibit 1 to App. - 2

ENDEAVOUR INTERNATIONAL CORPORATION

THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTION 1271 ET SEQ. OF THE INTERNAL REVENUE CODE. A HOLDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY FOR THE NOTES BY SUBMITTING A WRITTEN REQUEST FOR SUCH INFORMATION TO THE COMPANY AT THE FOLLOWING ADDRESS: 811 MAIN STREET, SUITE 2100, HOUSTON, TEXAS 77002, ATTENTION: CHIEF FINANCIAL OFFICER.

No. [ ]	Principal Amount $[ ]

CUSIP No. [                ]

ISIN No. [                ]

12% First Priority Note due 2018

Endeavour International Corporation, a Nevada corporation, promises to pay to                     , or registered assigns, the principal sum of                     Dollars on March 1, 2018 [or such greater or lesser amount as may be indicated on Schedule A hereto]1.

Interest Payment Dates: March 1 and September 1

Record Dates: February 15 and August 15

Additional provisions of this Note are set forth on the other side of this Note.

ENDEAVOUR INTERNATIONAL CORPORATION

By:
Name:
Title:

[1]	If this Note is a Global Note, add this provision.

Exhibit 1 to App. - 3

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee, certifies that this is one of the Notes referred to in the Indenture.

By:
Authorized Signatory

Dated:

Exhibit 1 to App. - 4

[FORM OF REVERSE SIDE OF INITIAL NOTE]

12% First Priority Note due 2018

Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. Interest. Endeavour International Corporation, a Nevada corporation (the “Company”), promises to pay interest on the principal amount of this Note at 12% per annum from February 23, 2012 until maturity and shall pay Additional Interest payable pursuant to Section 5 of the Registration Rights Agreement referred to below. The Company will pay interest and Additional Interest, if any, semi-annually in arrears on March 1 and September 1 of each year (each an “Interest Payment Date”), commencing September 1, 2012. If any date for payment of interest, principal or premium on the Notes falls on a day that is not a Business Day, such payment may be made on the next succeeding Business Day with the same force and effect as if made on the due date, and no additional interest will accrue solely as a result of such delayed payment. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance; provided that if there is no existing Default or Event of Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date, except in the case of the original issuance of Notes, in which case interest shall accrue from the date of authentication. The Company shall pay (i) interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is 1% higher than the then applicable interest rate on the Notes and (ii) interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional Interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2. Method of Payment. The Company will pay interest on the Notes (except defaulted interest) and Additional Interest to the Persons who are registered Holders of Notes at the close of business on the February 15 or August 15 next preceding the Interest Payment Date, even if such Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.11 of the Indenture with respect to defaulted interest. Holders must surrender Notes to the Paying Agent to collect payments of principal and premium, if any, together with accrued and unpaid interest and Additional Interest, if any, due at maturity. Any Notes in certificated form will be payable as to principal, interest, premium, if any, and Additional Interest, if any, at the office or agency of the Company maintained for such purpose within the City and State of New York, or, at the option of the Company, payment of interest and Additional Interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders, and provided that payment by wire transfer of immediately available funds to an account in the United States will be required with respect to any amounts due on all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent. Notwithstanding the foregoing, if this Note is a Global Note, payment may be made pursuant to the Applicable Procedures of the Depository as permitted in the Indenture. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Exhibit 1 to App. - 5

3. Paying Agent and Registrar. Initially, Wells Fargo Bank, National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar at its corporate trust office at 45 Broadway, 14th Floor, New York, New York 10006. The Company may appoint and change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

4. Indenture. The Company issued the Notes under an Indenture dated as of February 23, 2012 (“Indenture”) among the Company, the Guarantors, the Trustee and the Collateral Agent. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. The Notes are senior obligations of the Company, and the aggregate principal amount of the Notes is unlimited.

5. Optional Redemption.

(a) Except as set forth in subparagraphs (b), (c) and (d) of this Paragraph 5, the Company shall not have the option to redeem the Notes prior to March 1, 2015. On or after March 1, 2015, the Company shall have the option to redeem the Notes, in whole or in part at any time, upon prior notice as set forth in Paragraph 6, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Additional Interest, if any, on the Notes redeemed to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the redemption date), if redeemed during the twelve-month period beginning on March 1 of the years indicated below:

YEAR	PERCENTAGE
2015	106.0%
2016	103.0%
2017 and thereafter	100.0%

(b) Notwithstanding the provisions of subparagraph (a) of this Paragraph 5, at any time prior to March 1, 2015, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture at a redemption price of 112.00% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, thereon to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the redemption date), with the net cash proceeds of one or more Equity Offerings; provided that, with respect to each such redemption, (i) at least 65% of the aggregate principal amount of Notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding any Notes held by the Company and its Subsidiaries) and (ii) such redemption occurs within 180 days of the date of the closing of the related Equity Offering.

Exhibit 1 to App. - 6

(c) Prior to March 1, 2015, the Company may redeem on any one or more occasions all or part of the Notes at a redemption price equal to the sum of (1) 100% of the principal amount thereof, plus (2) accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), plus (3) the Make Whole Premium at the redemption date.

(d) The Notes may also be redeemed, as a whole, following certain Change of Control Offers, at the redemption price and subject to the conditions set forth in the last paragraph of Section 4.15 of the Indenture.

6. Notice of Redemption. Notice of redemption will be mailed at least 30 days but not more than 60 days (except as otherwise provided in the Indenture if the notice is issued in connection with a Legal Defeasance, Covenant Defeasance or Discharge) before the redemption date to each Holder whose Notes are to be redeemed at its registered address. If mailed in the manner provided for in Section 3.03 of the Indenture, the notice of optional redemption shall be conclusively presumed to have been given whether or not a Holder receives such notice. Failure to give timely notice or any defect in the notice shall not affect the validity of the redemption. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000 in excess of $2,000, unless all of the Notes held by a Holder are to be redeemed. On and after the redemption date, interest and Additional Interest, if any, cease to accrue on the Notes or portions thereof called for redemption. The notice of redemption with respect to a redemption described in Paragraph 5(c) above need not set forth the Make Whole Premium but only the manner of calculation thereof.

7. Mandatory Redemption.

Except as set forth in this Paragraph 7 and in Paragraph 8 below, the Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes or to repurchase the Notes at the option of the Holders.

Following the Special Mandatory Redemption Trigger Event, the Initial Notes are subject to mandatory redemption as a whole, upon the giving of prior notice to Holders and on the redemption date and for the redemption price set forth in Section 3.08 of the Indenture.

8. Repurchase at Option of Holder.

(a) Within 30 days following the occurrence of a Change of Control, unless the Company has given a notice of redemption of all outstanding Notes, the Company shall make an offer (a “Change of Control Offer”) to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) of each Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase (the “Change of Control Purchase Date”), subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the Change of Control Purchase Date. Within 30 days following a Change of Control, unless the Company has given a notice of redemption of all outstanding Notes, the Company shall mail a notice of the Change of Control Offer to each

Exhibit 1 to App. - 7

Holder and the Trustee describing the transaction or transactions that constitutes the Change of Control and setting forth the procedures governing the Change of Control Offer as required by Section 4.15 of the Indenture.

(b) When the aggregate amount of Collateral Net Proceeds exceeds $10 million, the Company shall, within 60 days following the date on which such Collateral Net Proceeds first exceed such amount, use all Collateral Net Proceeds to make a Collateral Sale Offer to all Holders of Notes to purchase, on a pro rata basis, the maximum principal amount of Notes that may be purchased out of the Collateral Net Proceeds. After completion of the Collateral Sale Offer, if there are any remaining Collateral Net Proceeds in excess of $10 million, the Company shall, within 60 days following the consummation of such Collateral Sale Offer, use all remaining Collateral Net Proceeds to make a Second Priority Collateral Sale Offer to all holders of Second Priority Notes, to purchase, on a pro rata basis, the maximum principal amount of Second Priority Notes that may be purchased out of such remaining Collateral Net Proceeds. The Company or any Restricted Subsidiary of the Company may invest the remaining Net Proceeds in any manner that is not prohibited by the Indenture. The offer price in any Collateral Sale Offer or Second Priority Collateral Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest, if any, and Additional Interest, if any, thereon to the Settlement Date, subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Settlement Date, and will be payable in cash.

(c) On the 366th day after an Asset Sale other than a Collateral Disposition (or, at the Company’s option, any earlier date), if the aggregate amount of Excess Proceeds then exceeds $10 million, the Company shall commence an offer to all Holders of Notes (an “Asset Sale Offer”) pursuant to Section 3.09 of the Indenture, and, subject to limitations contained in Section 4.07 of the Indenture, to all holders of Second Priority Notes, as well as to all holders of any Pari Passu Indebtedness then outstanding, to purchase, on a pro rata basis, the maximum principal amount of Notes, Second Priority Notes and such Pari Passu Indebtedness that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the Notes plus accrued and unpaid interest and Additional Interest, if any, thereon to the date of settlement, subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the date of settlement, in accordance with the procedures set forth in the Indenture. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such remaining Excess Proceeds for any purpose not otherwise prohibited by the Indenture.

(d) If the aggregate principal amount of Notes tendered into a Collateral Sale Offer or Asset Sale Offer exceeds the amount of proceeds allocated for the purchase of Notes, the Trustee will select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Trustee so that only Notes in denominations of $2,000, or integral multiples of $1,000 in excess of $2,000, shall be purchased) or, in the case of Global Notes, the Trustee will select Notes for purchase based on DTC’s method that most nearly approximates a pro rata selection unless otherwise required by law. Holders of Notes that are the subject of an offer to purchase will receive a Collateral Sale Offer or an Asset Sale Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes.

Exhibit 1 to App. - 8

9. Guarantees. The payment by the Company of the principal of and interest, premium, if any, and Additional Interest, if any, on, the Notes is fully and unconditionally guaranteed on a joint and several basis by each of the Guarantors to the extent set forth in the Indenture.

10. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and the Company may require a Holder to pay any taxes due on transfer or exchange. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, they need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed.

11. Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

12. Amendment, Supplement and Waiver. Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of a majority in principal amount of the then outstanding Notes, and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the written consent of the Holders of a majority in principal amount of the then outstanding Notes. Without the consent of any Holder of a Note, the Indenture or the Notes may be amended or supplemented (1) to cure any ambiguity, omission, defect or inconsistency, (2) to provide for the assumption of the Company’s obligations to Holders of the Notes pursuant to Article 5 of the Indenture, (3) to provide for uncertificated Notes in addition to or in place of certificated Notes, (4) to provide any security for, any guarantees of or any additional obligors on the Notes, (5) to comply with any requirement to effect or maintain the qualification of the Indenture under the TIA, (6) to add covenants that would benefit the Holders or to surrender any rights of the Company under the Indenture, (7) to add Events of Default with respect to the Notes, (8), to make any change that does not adversely affect any outstanding Notes; provided, that any change made solely to conform the provisions of the Indenture or the Notes to the Offering Memorandum will not be deemed to adversely affect any outstanding Notes, and (9) to evidence the release of any Guarantor from its Subsidiary Guarantee in accordance with the Indenture.

13. Defaults and Remedies. Events of Default include: (i) default for 30 days in the payment when due of interest or Additional Interest, if any, on the Notes; (ii) default in payment when due of the principal of or premium, if any, on the Notes when due at their Stated Maturity, upon optional redemption, upon required repurchase, upon acceleration or otherwise; (iii) failure by the Company to comply with Section 5.01 of the Indenture or to consummate a purchase of Notes when required pursuant to the provisions of Section 3.09, 4.10 or 4.15 of the Indenture; (iv) failure by the Company for 60 days after notice from the Trustee or the Holders of at least 25% in principal amount of the Notes then outstanding to comply with Section 4.03 of the Indenture; (v) failure by the Company or any Guarantor for 60 days after notice from the Trustee or the Holders of at least 25% in principal amount of the Notes then outstanding to comply with any of its other agreements in the Indenture, the Notes, the Security Documents or the

Exhibit 1 to App. - 9

Intercreditor Agreement; (vi) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists or is created after the Initial Issuance Date, if such default (a) is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of any grace period provided in such Indebtedness (a “Payment Default”) or (b) results in the acceleration of such Indebtedness prior to its Stated Maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25 million or more; provided that if any such default is cured or waived or any such acceleration rescinded, within 20 days after the occurrence of such default or declaration of such acceleration, or such Indebtedness is repaid and the Notes have not been accelerated, such Event of Default shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree; (vii) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $25 million (to the extent not covered by insurance by a reputable and creditworthy insurer as to which the insurer has not disclaimed coverage), which judgments are not paid, discharged or stayed for a period of 60 consecutive days; (viii)(a) any Subsidiary Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect or (b) any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Subsidiary Guarantee, except in each case, by reason of the release of such Subsidiary Guarantee in accordance with the provisions of the Indenture; (ix) certain events of bankruptcy, insolvency or reorganization with respect to the Company, any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary of the Company or any group of the Company’s Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary of the Company as specified in Section 6.01(i) or 6.01(j) of the Indenture; and (x) (a) the Security Documents for any reason cease to create a valid and perfected first-priority Lien on any material portion of the Collateral (in each case, other than in accordance with the terms of the Indenture or the terms of the Security Documents) or (b) the Company or any Subsidiary asserts in writing that any Lien created under the Security Documents is invalid or unenforceable. If any Event of Default occurs and is continuing, the Trustee, by notice to the Company, or the Holders of at least 25% in principal amount of the then outstanding Notes, by notice to the Company and the Trustee, may declare all the Notes to be due and payable immediately. Notwithstanding the preceding, in the case of an Event of Default arising from such events of bankruptcy, insolvency or reorganization described in Section 6.01(i) or 6.01(j) of the Indenture, all outstanding Notes will become due and payable immediately without further action or notice. Holders may not enforce the Indenture, the Notes or the Security Documents except, subject to the Intercreditor Agreement, as provided in those documents. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power conferred on it with respect to the Notes. The Trustee may withhold notice of any continuing Default or Event of Default from Holders if it determines that withholding notice is in their interest, except a Default or Event of Default (i) relating to the payment of principal of, or interest or premium, if any, on, the Notes or (ii) in respect of a provision that under Section 9.02 of the Indenture cannot be amended without the consent of each Holder affected. The Holders of a majority in principal amount of the Notes then outstanding by notice to the Trustee may on

Exhibit 1 to App. - 10

behalf of the Holders of all the Notes rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except with respect to nonpayment of principal, interest, premium, or Additional Interest, if any, that have become due solely because of the acceleration) have been cured or waived. The Holders of a majority in principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive (including, without limitation, in connection with a purchase of, or tender offer or exchange offer for, the Notes) any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of the principal of, or interest, premium, if any, or Additional Interest, if any, on, the Notes or in respect of a covenant that cannot be amended without the consent of each Holder. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and, so long as any Notes are outstanding, upon any officer of the Company becoming aware of any Default or Event of Default, the Company shall deliver to the Trustee a statement specifying such Default or Event of Default.

14. Defeasance and Discharge. The Notes are subject to defeasance and discharge upon the terms and conditions specified in the Indenture.

15. No Recourse Against Others. No past, present or future director, officer, partner, employee, incorporator, manager or unitholder or other owner of Capital Stock of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or any Guarantor under the Notes, the Subsidiary Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

16. Security Documents and Intercreditor Agreement. At the time and subject to the conditions set forth in Article 11 of the Indenture, payment of the principal of, premium, if any, interest and Additional Interest, if any, on the Notes may be secured by a Lien on the Collateral created by the Security Documents in favor of the Collateral Agent for the benefit of the Holders, such Lien to have the relative priority with respect to the Collateral as may be provided in the Intercreditor Agreement.

17. Authentication. This Note shall not be valid until authenticated by the manual signature of an authorized signatory of the Trustee or an authenticating agent.

18. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

19. Removal of Restricted Notes Legend. Each holder of any Note evidenced by any Restricted Global Note, by its acceptance thereof, (A) authorizes and consents to, (B) appoints the Company as its agent for the sole purpose of delivering such electronic messages, executing and delivering such instruments and taking such other actions, on such holder’s behalf, as the Depository or the Trustee may require to effect, and (C) upon the request of the Company, agrees to deliver such electronic messages, execute and deliver such instruments and take such other actions as the Depository or the Trustee may require, or as shall otherwise be necessary to effect,

Exhibit 1 to App. - 11

the removal of the Restricted Notes Legend set forth on the face of such Note (including by means of the exchange of all or the portion of such Restricted Global Note evidencing such Note for a certificate evidencing such Note that does not bear such Restricted Notes Legend) at any time after the Resale Restriction Termination Date.

20. Additional Rights of Holders of Transfer Restricted Securities. In addition to the rights provided to Holders of the Notes under the Indenture, Holders of Transfer Restricted Securities shall have all the rights set forth in the Registration Rights Agreement dated as of February 23, 2012, among the Company, the Guarantors and the Initial Purchasers (the “Registration Rights Agreement”).

21. [Escrow. The Initial Purchasers have deposited the net proceeds of the offering of the Initial Notes with the Escrow Agent on the Initial Issuance Date. The Escrow Agent will hold such funds pursuant to the Escrow Agreement, and, subject to and in accordance with the conditions and requirements set forth in the Escrow Agreement, it will either disburse such funds to or for the account of the Company or disburse them to the Trustee or the Paying Agent for application to the mandatory redemption of the Initial Notes following the Special Mandatory Redemption Trigger Event.]2

22. CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers and corresponding ISIN numbers to be printed on the Notes and the Trustee may use CUSIP numbers and corresponding ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

23. Governing Law. THE INDENTURE AND THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

24. Successors. In the event a successor assumes all the obligations of the Company under the Notes and the Indenture, pursuant to the terms thereof, the Company will be released from all such obligations.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture, the Escrow Agreement or any Registration Rights Agreement. Requests may be made to:

Endeavour International Corporation

811 Main Street, Suite 2100

Houston, TX 77002

Attention: J. Michael Kirksey

Facsimile: (813) 307-8794

[2]

Delete for Additional Notes or if this Note is issued after the closing of the Alba Acquisition and satisfaction of all other conditions to release of the escrowed funds held by the Escrow Agent pursuant to the Escrow Agreement.

Exhibit 1 to App. - 12

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint                          agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:
Sign exactly as your name appears on the other side of this Note.

Signature Guarantee:

(Signature must be guaranteed)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

[Include the following only if the Restricted Notes Legend is included hereon]

[In connection with any transfer of any of the Notes evidenced by this certificate occurring prior to one year after the later of the date of original issuance of such Notes and the last date, if any, on which such Notes were owned by the Company or any Affiliate of the Company (or, in the case of Regulation S Notes, prior to the expiration of the Restricted Period), the undersigned confirms that such Notes are being transferred in accordance with their terms:

CHECK ONE BOX BELOW

(1)	☐	to the Company or any Subsidiary thereof; or

(2)	☐	pursuant to an effective registration statement under the Securities Act of 1933; or

Exhibit 1 to App. - 13

(3)	☐	to a person who the undersigned reasonably believes is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933) that is purchasing for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A under the Securities Act of 1933; or

(4)	☐	pursuant to offers and sales to non-U.S. persons that occur outside the United States within the meaning of Regulation S under the Securities Act in compliance with Rule 904 under the Securities Act of 1933; or

(5)	☐	pursuant to Rule 144 under the Securities Act of 1933; or

(6)	☐	pursuant to another exemption from registration under the Securities Act of 1933.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered holder thereof; provided, however, that if box (4) or (6) is checked, the Trustee shall be entitled to require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Company has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933.

Signature

Exhibit 1 to App. - 14

TO BE COMPLETED BY PURCHASER IF (3) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company and any Guarantors as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:
Notice: To be executed by an executive officer

Exhibit 1 to App. - 15

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or 4.15 of the Indenture, check the box below:

☐	Section 4.10	☐	Section 4.15

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.10 or Section 4.15 of the Indenture, state the amount (in minimum denomination of $2,000 or integral multiples of $1,000 in excess of $2,000) you elect to have purchased: $

Date:	Your Signature
(Sign exactly as your name appears on the other side of this Note)

Soc. Sec. or Tax Identification No.:

Signature Guarantee:
(signature must be guaranteed)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Exhibit 1 to App. - 16

[TO BE ATTACHED TO GLOBAL NOTE]

SCHEDULE A

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized officer of Trustee or Notes Custodian

Exhibit 1 to App. - 17

EXHIBIT 2 TO RULE 144A/REGULATION S APPENDIX

[FORM OF FACE OF EXCHANGE NOTE]*/

*/ If the Note is to be issued in global form, add the Global Notes Legend from Exhibit 1 to Rule 144A/Regulation S Appendix and the attachment from such Exhibit 1 captioned “[TO BE ATTACHED TO GLOBAL NOTES]—SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE.”

All references to “Additional Interest” in the Note shall be deleted unless if, at the date of issuance of the Exchange Note, any Registration Default (as defined in the Registration Rights Agreement) has occurred with respect to the related Initial Notes during the interest period in which such date of issuance occurs.

Exhibit 2 to App. - 1

[FORM OF FACE OF EXCHANGE NOTE]

ENDEAVOUR INTERNATIONAL CORPORATION

THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTION 1271 ET SEQ. OF THE INTERNAL REVENUE CODE. A HOLDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY FOR THE NOTES BY SUBMITTING A WRITTEN REQUEST FOR SUCH INFORMATION TO THE COMPANY AT THE FOLLOWING ADDRESS: 811 MAIN STREET, SUITE 2100, HOUSTON, TEXAS 77002, ATTENTION: CHIEF FINANCIAL OFFICER.

No. [ ]	$

CUSIP No. [            ]

ISIN No. [            ]

12% First Priority Note due 2018

Endeavour International Corporation, a Nevada corporation, promises to pay to             , or registered assigns, the principal sum of              Dollars on March 1, 2018 [or such greater or lesser amount as may be indicated on Schedule A hereto].3

Interest Payment Dates: March 1 and September 1

Record Dates: February 15 and August 15

Additional provisions of this Note are set forth on the other side of this Note.

ENDEAVOUR INTERNATIONAL CORPORATION

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee, certifies that this is one of the

Notes referred to in the Indenture.

By:
Authorized Signatory
Dated:

[3]	If this Note is a Global Note, add this provision.

Exhibit 2 to App. - 2

[FORM OF REVERSE SIDE OF EXCHANGE NOTE]

12% First Priority Note due 2018

Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. Interest. Endeavour International Corporation, a Nevada corporation (the “Company”), promises to pay interest on the principal amount of this Note at 12% per annum from February 23, 2012 until maturity and shall pay Additional Interest payable pursuant to Section 5 of the Registration Rights Agreement referred to below. The Company will pay interest and Additional Interest, if any, semi-annually in arrears on March 1 and September 1 of each year (each an “Interest Payment Date”), commencing September 1, 2012. If any date for payment of interest, principal or premium on the Notes falls on a day that is not a Business Day, such payment may be made on the next succeeding Business Day with the same force and effect as if made on the due date, and no additional interest will accrue solely as a result of such delayed payment. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance; provided that if there is no existing Default or Event of Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date, except in the case of the original issuance of Notes, in which case interest shall accrue from the date of authentication. The Company shall pay (i) interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is 1% higher than the then applicable interest rate on the Notes and (ii) interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional Interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2. Method of Payment. The Company will pay interest on the Notes (except defaulted interest) and Additional Interest to the Persons who are registered Holders of Notes at the close of business on the February 15 or August 15 next preceding the Interest Payment Date, even if such Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.11 of the Indenture with respect to defaulted interest. Holders must surrender Notes to the Paying Agent to collect payments of principal and premium, if any, together with accrued and unpaid interest and Additional Interest, if any, due at maturity. Any Notes in certificated form will be payable as to principal, interest, premium, if any, and Additional Interest, if any, at the office or agency of the Company maintained for such purpose within the City and State of New York, or, at the option of the Company, payment of interest and Additional Interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders, and provided that payment by wire transfer of immediately available funds to an account in the United States will be required with respect to any amounts due on all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent. Notwithstanding the foregoing, if this Note is a Global Note, payment may be made pursuant to the Applicable Procedures of the Depository as permitted in the Indenture. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Exhibit 2 to App. - 3

3. Paying Agent and Registrar. Initially, Wells Fargo Bank, National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar at its corporate trust office at 45 Broadway, 14th Floor, New York, New York 10006. The Company may appoint and change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

4. Indenture. The Company issued the Notes under an Indenture dated as of February 23, 2012 (“Indenture”) among the Company, the Guarantors, the Trustee and the Collateral Agent. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. The Notes are senior obligations of the Company, and the aggregate principal amount of the Notes is unlimited.

5. Optional Redemption.

(a) Except as set forth in subparagraphs (b), (c) and (d) of this Paragraph 5, the Company shall not have the option to redeem the Notes prior to March 1, 2015. On or after March 1, 2015, the Company shall have the option to redeem the Notes, in whole or in part at any time, upon prior notice as set forth in Paragraph 6, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Additional Interest, if any, on the Notes redeemed to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the redemption date), if redeemed during the twelve-month period beginning on March 1 of the years indicated below:

YEAR	PERCENTAGE
2015	106.0%
2016	103.0%
2017 and thereafter	100.0%

(b) Notwithstanding the provisions of subparagraph (a) of this Paragraph 5, at any time prior to March 1, 2015, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture at a redemption price of 112.00% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, thereon to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the redemption date), with the net cash proceeds of one or more Equity Offerings; provided that, with respect to each such redemption, (i) at least 65% of the aggregate principal amount of Notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding any Notes held by the Company and its Subsidiaries) and (ii) such redemption occurs within 180 days of the date of the closing of the related Equity Offering.

Exhibit 2 to App. - 4

(c) Prior to March 1, 2015, the Company may redeem on any one or more occasions all or part of the Notes at a redemption price equal to the sum of (1) 100% of the principal amount thereof, plus (2) accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), plus (3) the Make Whole Premium at the redemption date.

(d) The Notes may also be redeemed, as a whole, following certain Change of Control Offers, at the redemption price and subject to the conditions set forth in the last paragraph of Section 4.15 of the Indenture.

6. Notice of Redemption. Notice of redemption will be mailed at least 30 days but not more than 60 days (except as otherwise provided in the Indenture if the notice is issued in connection with a Legal Defeasance, Covenant Defeasance or Discharge) before the redemption date to each Holder whose Notes are to be redeemed at its registered address. If mailed in the manner provided for in Section 3.03 of the Indenture, the notice of optional redemption shall be conclusively presumed to have been given whether or not a Holder receives such notice. Failure to give timely notice or any defect in the notice shall not affect the validity of the redemption. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000 in excess of $2,000, unless all of the Notes held by a Holder are to be redeemed. On and after the redemption date, interest and Additional Interest, if any, cease to accrue on the Notes or portions thereof called for redemption. The notice of redemption with respect to a redemption described in Paragraph 5(c) above need not set forth the Make Whole Premium but only the manner of calculation thereof.

7. Mandatory Redemption. Except as set forth in this Paragraph 7 and in Paragraph 8 below, the Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes or to repurchase the Notes at the option of the Holders.

Following the Special Mandatory Redemption Trigger Event, the Initial Notes are subject to mandatory redemption as a whole, upon the giving of prior notice to Holders and on the redemption date and for the redemption price set forth in Section 3.08 of the Indenture.

8. Repurchase at Option of Holder.

(a) Within 30 days following the occurrence of a Change of Control, unless the Company has given a notice of redemption of all outstanding Notes, the Company shall make an offer (a “Change of Control Offer”) to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) of each Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase (the “Change of Control Purchase Date”), subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the Change of Control Purchase Date. Within 30 days following a Change of Control, unless the Company has given a notice of redemption of all outstanding Notes, the Company shall mail a notice of the Change of Control Offer to each Holder and the Trustee describing the transaction or transactions that constitutes the Change of Control and setting forth the procedures governing the Change of Control Offer as required by Section 4.15 of the Indenture.

Exhibit 2 to App. - 5

(b) When the aggregate amount of Collateral Net Proceeds exceeds $10 million, the Company shall, within 60 days following the date on which such Collateral Net Proceeds first exceed such amount, use all Collateral Net Proceeds to make a Collateral Sale Offer to all Holders of Notes to purchase, on a pro rata basis, the maximum principal amount of Notes that may be purchased out of the Collateral Net Proceeds. After completion of the Collateral Sale Offer, if there are any remaining Collateral Net Proceeds in excess of $10 million, the Company shall, within 60 days following the consummation of such Collateral Sale Offer, use all remaining Collateral Net Proceeds to make a Second Priority Collateral Sale Offer to all holders of Second Priority Notes, to purchase, on a pro rata basis, the maximum principal amount of Second Priority Notes that may be purchased out of such remaining Collateral Net Proceeds. The Company or any Restricted Subsidiary of the Company may invest the remaining Net Proceeds in any manner that is not prohibited by the Indenture. The offer price in any Collateral Sale Offer or Second Priority Collateral Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest, if any, and Additional Interest, if any, thereon to the Settlement Date, subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Settlement Date, and will be payable in cash.

(c) On the 366th day after an Asset Sale other than a Collateral Disposition (or, at the Company’s option, any earlier date), if the aggregate amount of Excess Proceeds then exceeds $10 million, the Company shall commence an offer to all Holders of Notes (an “Asset Sale Offer”) pursuant to Section 3.09 of the Indenture, and, subject to limitations contained in Section 4.07 of the Indenture, to all holders of Second Priority Notes, as well as to all holders of any Pari Passu Indebtedness then outstanding, to purchase, on a pro rata basis, the maximum principal amount of Notes, Second Priority Notes and such Pari Passu Indebtedness that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the Notes plus accrued and unpaid interest and Additional Interest, if any, thereon to the date of settlement, subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the date of settlement, in accordance with the procedures set forth in the Indenture. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such remaining Excess Proceeds for any purpose not otherwise prohibited by the Indenture.

(d) If the aggregate principal amount of Notes tendered into a Collateral Sale Offer or Asset Sale Offer exceeds the amount of proceeds allocated for the purchase of Notes, the Trustee will select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Trustee so that only Notes in denominations of $2,000, or integral multiples of $1,000 in excess of $2,000, shall be purchased) or, in the case of Global Notes, the Trustee will select Notes for purchase based on DTC’s method that most nearly approximates a pro rata selection unless otherwise required by law. Holders of Notes that are the subject of an offer to purchase will receive a Collateral Sale Offer or an Asset Sale Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes.

Exhibit 2 to App. - 6

9. Guarantees. The payment by the Company of the principal of and interest, premium, if any, and Additional Interest, if any, on, the Notes is fully and unconditionally guaranteed on a joint and several basis by each of the Guarantors to the extent set forth in the Indenture.

10. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and the Company may require a Holder to pay any taxes due on transfer or exchange. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, they need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed.

11. Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

12. Amendment, Supplement and Waiver. Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of a majority in principal amount of the then outstanding Notes, and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the written consent of the Holders of a majority in principal amount of the then outstanding Notes. Without the consent of any Holder of a Note, the Indenture or the Notes may be amended or supplemented (1) to cure any ambiguity, omission, defect or inconsistency, (2) to provide for the assumption of the Company’s obligations to Holders of the Notes pursuant to Article 5 of the Indenture, (3) to provide for uncertificated Notes in addition to or in place of certificated Notes, (4) to provide any security for, any guarantees of or any additional obligors on the Notes, (5) to comply with any requirement to effect or maintain the qualification of the Indenture under the TIA, (6) to add covenants that would benefit the Holders or to surrender any rights of the Company under the Indenture, (7) to add Events of Default with respect to the Notes, (8), to make any change that does not adversely affect any outstanding Notes; provided, that any change made solely to conform the provisions of the Indenture or the Notes to the Offering Memorandum will not be deemed to adversely affect any outstanding Notes, and (9) to evidence the release of any Guarantor from its Subsidiary Guarantee in accordance with the Indenture.

13. Defaults and Remedies. Events of Default include: (i) default for 30 days in the payment when due of interest or Additional Interest, if any, on the Notes; (ii) default in payment when due of the principal of or premium, if any, on the Notes when due at their Stated Maturity, upon optional redemption, upon required repurchase, upon acceleration or otherwise; (iii) failure by the Company to comply with Section 5.01 of the Indenture or to consummate a purchase of Notes when required pursuant to the provisions of Section 3.09, 4.10 or 4.15 of the Indenture; (iv) failure by the Company for 60 days after notice from the Trustee or the Holders of at least 25% in principal amount of the Notes then outstanding to comply with Section 4.03 of the Indenture; (v) failure by the Company or any Guarantor for 60 days after notice from the Trustee or the Holders of at least 25% in principal amount of the Notes then outstanding to comply with any of its other agreements in the Indenture, the Notes, the Security Documents or the

Exhibit 2 to App. - 7

Intercreditor Agreement; (vi) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists or is created after the Initial Issuance Date, if such default (a) is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of any grace period provided in such Indebtedness (a “Payment Default”) or (b) results in the acceleration of such Indebtedness prior to its Stated Maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25 million or more; provided that if any such default is cured or waived or any such acceleration rescinded, within 20 days after the occurrence of such default or declaration of such acceleration, or such Indebtedness is repaid and the Notes have not been accelerated, such Event of Default shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree; (vii) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $25 million (to the extent not covered by insurance by a reputable and creditworthy insurer as to which the insurer has not disclaimed coverage), which judgments are not paid, discharged or stayed for a period of 60 consecutive days; (viii)(a) any Subsidiary Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect or (b) any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Subsidiary Guarantee, except in each case, by reason of the release of such Subsidiary Guarantee in accordance with the provisions of the Indenture; (ix) certain events of bankruptcy, insolvency or reorganization with respect to the Company, any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary of the Company or any group of the Company’s Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary of the Company as specified in Section 6.01(i) or 6.01(j) of the Indenture; and (x) (a) the Security Documents for any reason cease to create a valid and perfected first-priority Lien on any material portion of the Collateral (in each case, other than in accordance with the terms of the Indenture or the terms of the Security Documents) or (b) the Company or any Subsidiary asserts in writing that any Lien created under the Security Documents is invalid or unenforceable. If any Event of Default occurs and is continuing, the Trustee, by notice to the Company, or the Holders of at least 25% in principal amount of the then outstanding Notes, by notice to the Company and the Trustee, may declare all the Notes to be due and payable immediately. Notwithstanding the preceding, in the case of an Event of Default arising from such events of bankruptcy, insolvency or reorganization described in Section 6.01(i) or 6.01(j) of the Indenture, all outstanding Notes will become due and payable immediately without further action or notice. Holders may not enforce the Indenture, the Notes or the Security Documents except, subject to the Intercreditor Agreement, as provided in those documents. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power conferred on it with respect to the Notes. The Trustee may withhold notice of any continuing Default or Event of Default from Holders if it determines that withholding notice is in their interest, except a Default or Event of Default (i) relating to the payment of principal of, or interest or premium, if any, on, the Notes or (ii) in respect of a provision that under Section 9.02 of the Indenture cannot be amended without the consent of each Holder affected. The Holders of a majority in principal amount of the Notes then outstanding by notice to the Trustee may on

Exhibit 2 to App. - 8

behalf of the Holders of all the Notes rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except with respect to nonpayment of principal, interest, premium, or Additional Interest, if any, that have become due solely because of the acceleration) have been cured or waived. The Holders of a majority in principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive (including, without limitation, in connection with a purchase of, or tender offer or exchange offer for, the Notes) any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of the principal of, or interest, premium, if any, or Additional Interest, if any, on, the Notes or in respect of a covenant that cannot be amended without the consent of each Holder. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and, so long as any Notes are outstanding, upon any officer of the Company becoming aware of any Default or Event of Default, the Company shall deliver to the Trustee a statement specifying such Default or Event of Default.

14. Defeasance and Discharge. The Notes are subject to defeasance and discharge upon the terms and conditions specified in the Indenture.

15. No Recourse Against Others. No past, present or future director, officer, partner, employee, incorporator, manager or unitholder or other owner of Capital Stock of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or any Guarantor under the Notes, the Subsidiary Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

16. Security Documents and Intercreditor Agreement. At the time and subject to the conditions set forth in Article 11 of the Indenture, payment of the principal of, premium, if any, interest and Additional Interest, if any, on the Notes may be secured by a Lien on the Collateral created by the Security Documents in favor of the Collateral Agent for the benefit of the Holders, such Lien to have the relative priority with respect to the Collateral as may be provided in the Intercreditor Agreement.

17. Authentication. This Note shall not be valid until authenticated by the manual signature of an authorized signatory of the Trustee or an authenticating agent.

18. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

19. Removal of Restricted Notes Legend. Each holder of any Note evidenced by any Restricted Global Note, by its acceptance thereof, (A) authorizes and consents to, (B) appoints the Company as its agent for the sole purpose of delivering such electronic messages, executing and delivering such instruments and taking such other actions, on such holder’s behalf, as the Depository or the Trustee may require to effect, and (C) upon the request of the Company, agrees to deliver such electronic messages, execute and deliver such instruments and take such other actions as the Depository or the Trustee may require, or as shall otherwise be necessary to effect,

Exhibit 2 to App. - 9

the removal of the Restricted Notes Legend set forth on the face of such Note (including by means of the exchange of all or the portion of such Restricted Global Note evidencing such Note for a certificate evidencing such Note that does not bear such Restricted Notes Legend) at any time after the Resale Restriction Termination Date.

20. [Additional Rights of Holders of Transfer Restricted Securities. In addition to the rights provided to Holders of the Notes under the Indenture, Holders of Transfer Restricted Securities shall have all the rights set forth in the Registration Rights Agreement dated as of February 23, 2012, among the Company, the Guarantors and the Initial Purchasers (the “Registration Rights Agreement”).]4

21. [Escrow. The Initial Purchasers have deposited the net proceeds of the offering of the Initial Notes with the Escrow Agent on the Initial Issuance Date. The Escrow Agent will hold such funds pursuant to the Escrow Agreement, and, subject to and in accordance with the conditions and requirements set forth in the Escrow Agreement, it will either disburse such funds to or for the account of the Company or disburse them to the Trustee or the Paying Agent for application to the mandatory redemption of the Initial Notes following the Special Mandatory Redemption Trigger Event.]5

22. CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers and corresponding ISIN numbers to be printed on the Notes and the Trustee may use CUSIP numbers and corresponding ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

23. Governing Law. THE INDENTURE AND THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

24. Successors. In the event a successor assumes all the obligations of the Company under the Notes and the Indenture, pursuant to the terms thereof, the Company will be released from all such obligations.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture, the Escrow Agreement [or any Registration Rights Agreement].6 Requests may be made to:

[4]	Delete if this Note is not being issued in exchange for an Initial Note.
[5]

Delete for Additional Notes or if this Note is issued after the closing of the Alba Acquisition and satisfaction of all other conditions to release of the escrowed funds held by the Escrow Agent pursuant to the Escrow Agreement.

[6]	Delete if this Note is not being issued in exchange for an Initial Note.

Exhibit 2 to App. - 10

Endeavour International Corporation

811 Main Street, Suite 2100

Houston, TX 77002

Attention: J. Michael Kirksey

Facsimile: (813) 307-8794

Exhibit 2 to App. - 11

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint                      agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:
Sign exactly as your name appears on the other side of this Note.

Signature Guarantee:
(signature must be guaranteed)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Exhibit 2 to App. - 12

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or 4.15 of the Indenture, check the box below:

☐	Section 4.10	☐	Section 4.15

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.10 or Section 4.15 of the Indenture, state the amount (in minimum denomination of $2,000 or integral multiples of $1,000 in excess of $2,000) you elect to have purchased: $

Date:	Your Signature:
(Sign exactly as your name appears on the other side of this Note.)

Soc. Sec. or Tax Identification No.:

Signature Guarantee:
(signature must be guaranteed)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Exhibit 2 to App. - 13

ANNEX A

ENDEAVOUR INTERNATIONAL CORPORATION

and

the Guarantors named herein

12% FIRST PRIORITY NOTES DUE 2018

FORM OF SUPPLEMENTAL INDENTURE

DATED AS OF             ,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

As Trustee and Collateral Agent

This SUPPLEMENTAL INDENTURE, dated as of             ,              (this “Supplemental Indenture”) is among Endeavour International Corporation, a Nevada corporation (the “Company”), [            ] (the “Guaranteeing Subsidiary”), which is a subsidiary of the Company, each of the existing Guarantors (as defined in the Indenture referred to below) and Wells Fargo Bank, National Association, a national banking association, as Trustee and Collateral Agent.

RECITALS

WHEREAS, the Company, the initial Guarantors, the Trustee and the Collateral Agent entered into an Indenture, dated as of February 23, 2012 (as heretofore amended, supplemented or otherwise modified, the “Indenture”), pursuant to which the Company has issued $350,000,000 in principal amount of 12% First Priority Notes due 2018 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall become a Guarantor (as defined in the Indenture);

WHEREAS, Section 9.01(e) of the Indenture provides that the Company, the Guarantors and the Trustee may amend or supplement the Indenture in order to add any additional Guarantor with respect to the Notes, without the consent of the Holders of the Notes; and

WHEREAS, all acts and things prescribed by the Indenture, by law and by the Certificate of Incorporation and the Bylaws (or comparable constituent documents) of the Company, of the Guarantors and of the Trustee necessary to make this Supplemental Indenture a valid instrument legally binding on the Company, the Guarantors and the Trustee, in accordance with its terms, have been duly done and performed;

NOW, THEREFORE, to comply with the provisions of the Indenture and in consideration of the above premises, the Company, the Guaranteeing Subsidiary, the other Guarantors and the Trustee covenant and agree for the equal and proportionate benefit of the respective Holders of the Notes as follows:

Section 1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Indenture.

Section 2. Relation to Indenture. This Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes.

Section 3. Effectiveness of Supplemental Indenture. This Supplemental Indenture shall become effective immediately upon its execution and delivery by each of the Company, the Guaranteeing Subsidiary, the other Guarantors and the Trustee.

Section 4. Agreement to Guarantee. The Guaranteeing Subsidiary hereby agrees, by its execution of this Supplemental Indenture, to be bound by the provisions of the Indenture applicable to Guarantors to the extent provided for therein, including Article 10 thereof.

Section 5. Ratification of Obligations. Except as specifically modified herein, the Indenture and the Notes are in all respects ratified and confirmed (mutatis mutandis) and shall remain in full force and effect in accordance with their terms.

Section 6. The Trustee. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Supplemental Indenture. This Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

Section 7. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 8. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of such executed copies together shall represent the same agreement.

[Signatures on following pages]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above.

COMPANY

ENDEAVOUR INTERNATIONAL CORPORATION

By:
Name:
Title:

GUARANTEEING SUBSIDIARY

[ ]

By:
Name:
Title:

EXISTING GUARANTORS[1]

TRUSTEE AND COLLATERAL AGENT

WELLS FARGO BANK, NATIONAL ASSOCIATION, AS TRUSTEE AND COLLATERAL AGENT

By:
Name:
Title:

[1]	Insert signature blocks for each of the Guarantors existing at the time of execution of this Supplemental Indenture.

A-4